    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 17, 2000

                                                      REGISTRATION NO. 333-30574
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1

                                AMENDMENT NO. 2

                                       TO
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           EMERALD -- DELAWARE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             7371                            91-1745906
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                           EMERALD -- DELAWARE, INC.
                         111 SW 5TH AVENUE, 27TH FLOOR
                               PORTLAND, OR 97204
                                 (503) 276-2900
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 MARTIN WRIGHT
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           EMERALD -- DELAWARE, INC.
                         111 SW 5TH AVENUE, 27TH FLOOR
                               PORTLAND, OR 97204
                                 (503) 276-2900
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)


                                   COPIES TO:

             WILLIAM D. SHERMAN, ESQ.                              PATRICK O'BRIEN, ESQ.
              JUSTIN L. BASTIAN, ESQ.                           CHRISTOPHER J. AUSTIN, ESQ.
              NICHOLAS J. PACE, ESQ.                                CHAD D. PERRY, ESQ.
              MARY ANNE BECKING, ESQ.                                  ROPES & GRAY
              MORRISON & FOERSTER LLP                             ONE INTERNATIONAL PLACE
                755 PAGE MILL ROAD                              BOSTON, MASSACHUSETTS 02110
            PALO ALTO, CALIFORNIA 94304                               (617) 951-7000
                  (650) 813-5600


          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL HEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


SUBJECT TO COMPLETION, DATED AUGUST 17, 2000


EMERALD LOGO

--------------------------------------------------------------------------------
4,000,000 Shares
Common Stock
--------------------------------------------------------------------------------


This is the initial public offering of Emerald -- Delaware, Inc., and we are offering 4,000,000 shares of our common stock. We anticipate that the initial public offering price will be between $11.00 and $13.00 per share. We have applied to list our common stock on the Nasdaq National Market under the symbol "EMSO."



INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                     UNDERWRITING        PROCEEDS TO
                                                 PRICE TO            DISCOUNTS AND       EMERALD
                                                 PUBLIC              COMMISSIONS         SOLUTIONS
  Per Share                                      $                   $                   $
  Total                                          $                   $                   $

A selling stockholder has granted the underwriters the right to purchase up to 600,000 shares to cover any over-allotments. We will not receive any proceeds from the sale of these shares in the event the over-allotment option is exercised.

DEUTSCHE BANC ALEX. BROWN
                  ROBERTSON STEPHENS
                                    ADAMS, HARKNESS & HILL, INC.
                                                  PACIFIC CREST SECURITIES

THE DATE OF THIS PROSPECTUS IS             , 2000.

                               PROSPECTUS SUMMARY

     This summary highlights information described more fully elsewhere in this prospectus. This summary may not contain all the information that you should consider before investing in our common stock. You should read the entire prospectus, including "Risk Factors" and the financial statements and related notes, before making an investment decision.


                                  OUR COMPANY



     Emerald Solutions is a leading provider of professional services that are designed to create, transform and integrate digital business. Digital business is conducted by organizations that use the Internet, information technology and new forms of commerce to gain competitive advantage, spur growth and enhance stockholder value. The solutions demanded by digital business are becoming increasingly complex and require more than just implementation of the latest technology. We believe that both the seamless delivery and breadth of our core services are crucial to the delivery of successful projects. Our solutions incorporate a broad range of skills encompassing business strategy, creative design and technical engineering. Our 39 strategic professionals provide executive-level business consulting as well as Internet strategy consulting. Our 46 creative professionals deliver services ranging from digital branding to user experience design to Internet advertising. Our 403 technical professionals deliver a wide variety of services, including web-based customer relationship systems, online supply chain management systems and custom enterprise application software.



     We deliver comprehensive digital business solutions by combining a broad range of skills and disciplines into a single delivery model providing accountability, continuity and consistency. Through this approach we create a strategic vision, identify and design a program of initiatives and build systems in a series of iterative releases. Local client management teams, located in 13 offices throughout the United States, use this approach to offer viable and successful client engagements. We supplement these local teams with the expertise of our national practices, focused on specific industries or possessing specific solution capabilities. This integrated delivery model enables us to understand key business issues facing clients in specific industries and apply a wide variety of skill sets.



     We have successfully provided digital business solutions for Fortune 1000 and emerging high growth companies in industries such as telecommunications, transportation, pharmaceuticals, financial services and digital markets. Our clients include American Airlines Cargo, AT&T, Coca-Cola, Disney, Dun & Bradstreet, Hasbro, Lucent Technologies, Lucy.com, Pfizer, Priceline.com, Sabre and Warner Lambert.



     Our objective is to become the leading provider of comprehensive digital business solutions. To achieve our objective, we seek to:



     - Target clients with the potential for large, complex digital business needs;



     - Expand our capabilities through industry and solutions expertise;



     - Recruit, retain and motivate experienced professionals;



     - Expand our geographic presence; and



     - Increase our brand awareness.

                              RECENT DEVELOPMENTS


AT&T SOLUTIONS ALLIANCE


     In March 2000, we entered into a strategic alliance agreement with AT&T Solutions to take advantage of both of our sales channels and our combined business expertise to provide clients with digital business solutions. Under the terms of the agreement, AT&T has incentives to direct $84 million of revenue to us by March 31, 2002 through joint marketing efforts, but there is no assurance that we will realize any future revenues as a result of this agreement. As part of the agreement, we granted AT&T a warrant to purchase up to 600,000 shares of our common stock.



ALLIANCE CONSULTING GROUP ACQUISITION



     In July 2000, we acquired Alliance Consulting Group, Inc., a consulting firm that had 36 employees. Alliance provides strategy and management consulting services. In connection with the acquisition, we paid cash consideration, incurred acquisition costs, issued promissory notes and assumed Alliance's net current liabilities and long-term obligations totaling approximately $7.1 million, and issued 2,585,780 shares of our common stock to stockholders and employees of Alliance. We are also obligated to pay up to $5.0 million in earn-out payments in the event certain revenue and profit targets are met during the twelve-month period following the closing of the merger. This transaction has been accounted for under the purchase method of accounting.



                           -------------------------



     We incorporated in the State of Washington in November 1996 under the name Emerald Solutions, Inc. Our substantive operations began in January 1997. We reincorporated in the State of Delaware in April 1999 under the name
Emerald -- Delaware, Inc., and conduct business using the name Emerald Solutions. We are not affiliated with Emerald Solutions, Inc., a Delaware corporation. Our principal executive offices are located at 111 SW 5th Avenue, 27th Floor, Portland, Oregon 97204 and our telephone number is (503) 276-2900. Our web site is located at www.emeraldsolutions.com. Information contained on our web site does not constitute a part of this prospectus. Our fiscal year ends on the last Saturday of each calendar year.


                           -------------------------

                                  THE OFFERING


Common stock offered........................    4,000,000 shares



Common stock to be outstanding after this
offering....................................    35,713,304 shares


Use of proceeds.............................    For repayment of debt and
                                                general corporate purposes,
                                                including working capital

Proposed Nasdaq National Market symbol......    EMSO


                         SUMMARY FINANCIAL INFORMATION



                                                                                             SIX MONTHS
                                                        FISCAL YEAR ENDED                       ENDED
                                            ------------------------------------------   -------------------
                                            DECEMBER 27,   DECEMBER 26,   DECEMBER 25,   JUNE 26,   JUNE 24,
                                                1997           1998           1999         1999       2000
                                            ------------   ------------   ------------   --------   --------
                                                                                             (UNAUDITED)
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
  Revenues................................    $ 2,721        $15,011        $34,711      $14,286    $ 33,966
  Income (loss) from operations...........     (3,816)           777         (5,440)        (846)     (8,863)
  Net income (loss).......................     (3,853)           708         (5,425)        (814)     (9,202)
  Net income (loss) available to common
    stockholders..........................     (3,853)           708         (6,117)      (1,091)    (11,668)
  Net earnings (loss) per share applicable
    to common stockholders:
    Basic earnings (loss) per share.......    $ (0.23)       $  0.04        $ (0.31)     $ (0.05)   $  (0.57)
    Diluted earnings (loss) per share.....    $ (0.23)       $  0.03        $ (0.31)     $ (0.05)   $  (0.57)
    Shares used to calculate:
      Basic earnings (loss) per share.....     16,739         19,488         19,930       19,904      20,405
      Diluted earnings (loss) per share...     16,739         20,364         19,930       19,904      20,405



                                                                     AS OF JUNE 24, 2000
                                                            -------------------------------------
                                                                                       PRO FORMA
                                                            ACTUAL      PRO FORMA     AS ADJUSTED
                                                            -------    -----------    -----------
                                                                         (UNAUDITED)
                                                                       (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents...............................  $   350      $ 9,568       $ 44,079
  Working capital (deficit)...............................   (5,807)       1,887         45,724
  Total assets............................................   30,130       59,005         93,220
  Total debt and capital leases including current
    portion...............................................    9,973       12,024          2,698
  Redeemable convertible preferred stock..................   12,834           --             --
  Total stockholders' equity (deficit)....................   (5,082)      33,140         76,680



     The total number of outstanding shares of our common stock is based on 20,675,800 shares of our common stock actually outstanding as of June 24, 2000.



     The pro forma data above give effect to the issuance of 2,585,780 shares of common stock in connection with the acquisition of Alliance, the issuance of 2,318,392 shares of Series C Preferred Stock in July 2000 and the subsequent automatic conversion of all outstanding shares of our Series C Preferred Stock and all other outstanding shares of our preferred stock into 8,451,724 shares of common stock upon completion of this offering.



     The pro forma as adjusted data above also give effect to the sale of the 4,000,000 shares of common stock in this offering at an assumed public offering price of $12.00 per share, less estimated underwriting discounts and commissions, estimated offering expenses and the application of the net proceeds. See "Use of Proceeds" and "Capitalization" for additional information regarding our use of proceeds from this offering and our common stock.



     The above information excludes:



     - 6,576,198 shares of common stock issuable upon exercise of options outstanding as of June 24, 2000, at a weighted average exercise price of $2.08 per share; the grant in

       July 2000 of 375,250 shares of common stock issuable upon exercise of options to Alliance employees at an exercise price of $6.25;



     - 1,803,997 shares of common stock available for issuance under our incentive option plans as of July 31, 2000;



     - 28,600 shares of common stock issuable to ZCom employees in connection with the ZCom acquisition; and



     - 653,639 shares of common stock issuable upon exercise of outstanding warrants.


     See Note 7(b) of Notes to Financial Statements for an explanation of the determination of the number of shares used in computing per share data.

     Unless otherwise specifically stated, information throughout this prospectus:


     - reflects the automatic conversion of all outstanding shares of redeemable convertible preferred stock upon completion of this offering into 8,451,724 shares of common stock; and


     - assumes no exercise of the underwriters' over-allotment option.

                                  RISK FACTORS

     This offering and an investment in our common stock involve a high degree of risk. You should carefully consider the risk factors and the other information in this prospectus before investing in our common stock. Our business and results of operations could be seriously harmed by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you may lose part or all of your investment.

              RISKS RELATED TO OUR MARKETS AND FINANCIAL CONDITION

OUR LIMITED OPERATING HISTORY AND THE NEW INTERNET PROFESSIONAL SERVICES MARKET IN WHICH WE OPERATE MAY MAKE IT DIFFICULT FOR YOU TO EVALUATE OUR FUTURE SUCCESS.

     Because we began operations in 1997, we have a limited operating history upon which you can evaluate our business. In addition, we compete in a relatively new market known as the Internet professional services market. The limited amount of historical information about us and our market makes it more difficult for you to predict whether or not we will be successful. You should evaluate our chances of financial and operational success in light of the risks and uncertainties associated with starting a new business, such as risks relating to our ability to:

     - continue to attract and retain a broad customer base;

     - negotiate and maintain favorable strategic relationships;

     - expand our direct sales force and indirect sales channels;

     - attract, integrate, retain and motivate qualified professionals;

     - continually enhance our products and services to meet market demand and customer needs; and

     - plan and manage our growth effectively.

     Many of these factors are beyond our control. Our failure to successfully address the issues facing our business or our market could harm our ability to obtain new clients, retain existing clients and recruit and retain highly-skilled employees.

WE HAVE A HISTORY OF LOSSES AND EXPECT TO INCUR LOSSES IN THE FUTURE.


     We incurred net losses of $3.9 million during fiscal year 1997, realized net income of $708,000 during fiscal year 1998, incurred a net loss of $5.4 million in fiscal year 1999 and incurred a net loss of $9.2 million for the six months ended June 24, 2000. As of June 24, 2000, we had an accumulated deficit of $17.8 million. We cannot assure you that we will achieve profitability in the future. Further, our operating expenses are to a large degree fixed, and any shortfall in anticipated revenue in any given period could harm our operating results. We also expect to continue to incur increasing sales and marketing, infrastructure development and general and administrative expenses. As a result, we will need to generate significant revenues to achieve profitability. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

OUR QUARTERLY REVENUES AND OPERATING RESULTS ARE VOLATILE AND MAY CAUSE OUR STOCK PRICE TO FLUCTUATE.

     Our quarterly revenues and operating results are volatile and difficult to predict. As a result, we believe that historical quarterly revenues and operating results are not necessarily indicative of future performance. A number of factors that are likely to cause volatility in the future include:

     - variability in market demand for the Internet and for Internet professional services;

     - substantial fixed expenses, incurred in opening new offices and in advance of contracts for projects, including personnel and related costs;

     - the length and variability of our sales cycle;

     - the varying efficiency with which we utilize our employees, including our ability to rapidly transition employees from completed projects to new projects and among offices;

     - the introduction of new services by our competitors;

     - seasonality in revenues due to variations in the number of holidays from quarter to quarter;

     - changes in pricing policies by our competitors;

     - our relatively small number of customers and relatively large individual projects in proportion to total revenue;

     - market reaction to any future acquisitions, joint ventures, mergers or other business combinations;

     - how well we estimate the resources we need to complete projects; and

     - our ability to attract and retain professionals.

     Due to these factors, it is possible that in some future quarter or quarters our operating results will be below the expectations of public market analysts or investors. In such event, the market price of our common stock may decline significantly.

IF WE FAIL TO ACCURATELY ESTIMATE THE RESOURCES NECESSARY FOR COMPLETION OF FIXED-FEE CONTRACTS, WE COULD LOSE MONEY ON THOSE CONTRACTS.


     For the six months ended June 24, 2000, we generated almost 45% of our revenues from contracts that have fees that are capped or that have a fixed fee. We work with complex technologies in compressed timeframes which makes it difficult for us to judge the time and resources any particular project may require. We have occasionally had to commit unanticipated additional resources to complete projects, and we expect we may have to take similar action in the future. If we fail to accurately estimate the resources required for a project, then our costs to complete the project could increase substantially and our results of operations could suffer.

                   RISKS RELATED TO OUR BUSINESS AND STRATEGY


WE ARE HEAVILY DEPENDENT ON REVENUES GENERATED FROM A LIMITED NUMBER OF CLIENTS, AND A REDUCTION IN THE WORK WE PERFORM FOR THESE CLIENTS COULD NEGATIVELY AFFECT THE RESULTS OF OUR OPERATIONS.



     We derive a significant portion of our revenues from a limited number of clients. As a percentage of total revenues, revenues derived from our five largest clients decreased from 92% in fiscal year 1997 to 78% in fiscal year 1998, to 64% in fiscal year 1999, and to 41% for the six months ended June 24, 2000. AT&T accounted for more than 35% of our revenues in fiscal year 1999 and for 15% of our revenues in the six months ended June 24, 2000. In March 2000 we entered into a two-year strategic alliance agreement with AT&T Solutions. No other client accounted for more than 10% of our revenues in fiscal year 1999 or for the six months ended June 24, 2000. We expect to continue to derive a significant portion of our revenues from a limited number of clients. The loss of any significant client or a reduction or deferral in the work performed for any significant client could significantly reduce our revenues.



IF OUR CLIENTS DO NOT REHIRE US FOR NEW PROJECTS, OR IF THEY TERMINATE OR REDUCE THE SCOPE OF EXISTING PROJECTS, IT COULD NEGATIVELY AFFECT THE RESULTS OF OUR OPERATIONS.


     A significant portion of our revenues is derived from fixed-time, fixed-fee contracts for discrete projects. If clients do not retain us for subsequent projects, then our revenues could decline. Our projects typically have terms ranging from one to nine months and usually comprise several integrated phases. Each sequential phase of a project represents a separate contractual commitment. The client may elect at any time not to proceed to the next phase of a project, which could reduce our revenues.

     Similarly, a client may attempt to cancel or reduce the scope of any phase of a project. It is possible that we may agree to the cancellation or reduction in scope, or that the client may prevail in the event of a dispute over whether it has the right to cancel or reduce the scope of a project. The cancellation or reduction in scope of a project could have a negative impact on our revenues. Further, a client could reject a solution in whole or in part. In this event, we could be required either to forego the associated revenues or to expend additional unanticipated resources which could cause us to exceed our expected budget for the project. Either circumstance could result in a negative impact on our results of operations.

IF WE DO NOT MEET CLIENT EXPECTATIONS AND EXPAND OUR NAME RECOGNITION, WE WILL NOT REMAIN COMPETITIVE.


     We believe that establishing and maintaining a good reputation and name recognition is critical for attracting and expanding our targeted client base. We also believe that the importance of reputation and name recognition will increase due to the growing number of Internet professional services firms. If our reputation is damaged or if potential clients do not know what services we provide, we may become less competitive or lose our market share. Promotion and enhancement of our name will depend largely on our success in providing high-quality digital business solutions. If clients do not perceive our digital business solutions to be effective or of high quality, our brand name and reputation could be seriously harmed.


OUR BUSINESS IS LABOR INTENSIVE AND IF WE ARE UNABLE TO RECRUIT AND RETAIN QUALIFIED PROFESSIONALS, WE MAY NOT BE ABLE TO COMPLETE, RETAIN OR BID FOR PROJECTS.

     Because we are an Internet professional services firm, our success depends, in large part, on identifying, hiring, training and retaining qualified professionals. Because of the recent growth of the Internet, there is currently a shortage of professionals with the appropriate Internet-related skills and experience we seek and we expect this trend to continue for the foreseeable future. We compete with other companies to recruit and hire from this limited pool. If we cannot hire and retain qualified personnel, we may be unable to complete or retain existing projects or bid for new projects of similar scope and associated revenues.

OUR RESULTS OF OPERATIONS COULD SUFFER IF WE DO NOT MANAGE OUR GROWTH
EFFECTIVELY.


     We have grown rapidly and expect to continue to grow rapidly both by hiring new employees and serving new business and geographic markets. Our headcount has grown from 169 people as of December 26, 1998, to 457 people as of December 25, 1999 and to 687 people as of July 31, 2000, and certain members of our management team have only recently joined us. This growth has strained, and will continue to strain in the future, our managerial and operational resources. To manage our growth, we must establish new offices in appropriate geographic locations, establish profitable pricing and maintain high employee utilization rates and project quality. If we are not able to do this effectively, our results of operations will be harmed.


THE LOSS OF OUR PRESIDENT AND CHIEF EXECUTIVE OFFICER, OR OTHER KEY PERSONNEL, MAY ADVERSELY AFFECT OUR FUTURE GROWTH AND PROFITABILITY.


     We believe that our success depends on the continued employment of our senior management team. This dependence is particular to our business because personal relationships are a critical element of obtaining and maintaining client projects. If one or more of these key personnel were unable or unwilling to continue in their present positions, they would be very difficult to replace and our business could be seriously harmed. To date, a majority of our revenues have been generated by the selling efforts of our senior management. Accordingly, the loss of one or more members of our senior management team, including our President and Chief Executive Officer, Martin Wright, could have a direct adverse impact on our future sales. In addition, if any of these key employees joins a competitor or forms a competing company, some of our clients might choose to use the services of that competitor or new company instead of our own. Furthermore, clients or other companies seeking to develop in-house digital business capabilities may hire away some of our key employees. This would not only result in the loss of key employees but could also result in the loss of a client relationship or a new business opportunity. Any losses of client relationships could adversely affect our future growth and profitability.



     OUR RECENT AND POTENTIAL FUTURE ACQUISITIONS COULD BE DIFFICULT TO INTEGRATE, DILUTE STOCKHOLDER VALUE AND ADVERSELY AFFECT OUR OPERATING RESULTS.



     We have acquired other businesses in the past, and may undertake additional acquisitions in the future to grow our business. For example, in March 2000, we acquired ZCom, a creative design firm that had 28 employees. In July 2000, we acquired Alliance, a strategy consulting firm that had 36 employees. We may undertake additional acquisitions in the future to grow our business. Both our recent and potential future acquisitions may involve a number of risks, including:



     - inability to integrate the acquired business;



     - dilution of stockholder value;



     - diversion of management attention;



     - amortization of substantial goodwill, adversely affecting our reported results of operations;

     - inability to retain the management, key personnel and other employees of the acquired business;



     - inability to establish uniform standards, controls, procedures and policies;



     - inability to retain customers of our acquired companies; and



     - exposure to legal claims for activities of the acquired business prior to the acquisition.



OUR CLIENTS WHO ARE EMERGING HIGH-GROWTH COMPANIES COULD HAVE LIMITED OPERATING HISTORIES AND SIGNIFICANT NET LOSSES.



     Many of our clients that are high-growth companies, including some Internet companies, have been recently organized, have limited operating histories, have significant net losses and have limited corporate sponsorship or financial resources. The volatility of the stock market in recent months has made it difficult for many of these companies to raise funds, and a number of comparable companies have recently gone bankrupt. If our clients who are emerging high-growth companies are adversely affected by this volatility, we could experience greater than expected customer loss or an inability to collect fees from our customers in a timely manner. This would adversely affect our ability to achieve revenue and earnings targets or maintain an adequate cash position.


IF WE ARE NOT SUCCESSFUL IN OPENING AND GROWING NEW OFFICES, OUR BUSINESS WILL BE HARMED AND A KEY COMPONENT OF OUR GROWTH STRATEGY WILL HAVE FAILED.

     A key component of our growth strategy is to open offices in new geographic locations. Once we select a new location, we typically devote substantial financial resources as well as significant management time and energy to launch and grow that office. The financial cost of opening an office is dependent on a number of factors, including geographic location and the size and cost of the facility. We may not select appropriate markets to enter, open new offices efficiently or manage new offices profitably. If we commit significant resources to launching and growing a new office which then fails, our results of operations could be harmed.

IF WE FAIL TO COMPETE SUCCESSFULLY, OUR BUSINESS COULD BE SERIOUSLY HARMED AND OUR REVENUES COULD GROW MORE SLOWLY THAN EXPECTED.

     The Internet and information technology consulting industry is relatively new and intensely competitive, and we expect competition to intensify as this industry evolves. We believe that our competitors fall into several categories, including the following:


     - Internet services firms, such as Lante, Proxicom, Razorfish, Sapient, Scient, Viant and Zefer;



     - strategic consulting firms, such as Bain & Company, Booz-Allen & Hamilton, Boston Consulting Group, Diamond Technology Partners and McKinsey & Company;



     - global IT services firms, such as the Big Five accounting firms, Computer Sciences Corporation, EDS and IBM Global Services;



     - digital design agencies, such as Agency.com, Modem Media and Organic; and



     - in-house information technology, marketing and design departments of our potential and current clients.


     Many of our competitors have longer operating histories, more clients, longer relationships with their clients, greater brand or name recognition and significantly greater financial, technical, marketing and public relations resources than we do. As a result, our competitors may be in a stronger position to respond quickly to new or emerging technologies and changes in client requirements. They may also develop and promote their products and services more effectively than we do.

     Because there are relatively low barriers to entry into our industry, we also expect other competitors to enter our market. In addition, we do not own any patented technology that would protect our market share or prohibit existing competitors or new entrants from providing services similar to ours. As a result, new and unknown market entrants pose a threat to our business.

     Current or future competitors may develop or offer services that are comparable or superior to ours at a lower price, which could harm our revenues and profitability. Further, competitors may have extensive knowledge of our industry and well-established relationships with our current or potential clients. As a result, our competitors may be able to respond more quickly to new or emerging technologies and changes in client requirements than we can. If we fail to compete successfully against our competitors who may develop services that are either superior to ours or comparable to ours but are available at a lower price, then our business could be seriously harmed and our revenues could grow more slowly than expected.


                  RISKS RELATED TO TECHNOLOGY AND THE INTERNET


DEMAND FOR OUR SERVICES MAY DECREASE IF EXPECTED GROWTH IN THE USE OF THE INTERNET IS NOT ACHIEVED.


     Our business is dependent upon continued growth in the use of the Internet by our clients and prospective clients and their customers and suppliers. If the number of users of the Internet does not increase and e-commerce does not become more accepted and widespread, demand for our services may decrease and, as a result, our revenues may decrease. The factors that may affect Internet usage or e-commerce adoption include:


     - actual or perceived lack of security of information;

     - lack of access and ease of use;

     - congestion of Internet traffic;

     - inconsistent quality of service;

     - increases in access costs to the Internet;

     - governmental regulation;

     - uncertainty regarding intellectual property ownership;

     - reluctance to adopt new business methods; and

     - costs associated with deploying new technologies necessary for e-commerce.

IF WE FAIL TO KEEP UP WITH TECHNOLOGICAL CHANGES, OUR ABILITY TO ATTRACT AND RETAIN CLIENTS MAY BE HARMED.


     We generate our revenues from creating complex, integrated digital business solutions that are based upon today's leading technologies. The Internet professional services market and the enabling technologies used by our clients are characterized by rapid technological change, which causes evolving industry standards and changing client needs. Accordingly, our future success will depend, in part, on our ability to keep pace with these technological changes. Our ability to do this will depend on our success in hiring, training and retaining qualified professionals who can:

     - influence and respond to emerging industry standards and other technological changes;

     - understand the changes in technology affecting our industry; and

     - deliver effective solutions that utilize the most innovative technologies.

     Failure to respond successfully to these changes in a timely and effective manner may harm our ability to attract and retain clients.

                       RISKS RELATED TO LEGAL UNCERTAINTY

DISPUTES RELATING TO RIGHTS TO SOLUTIONS WE DEVELOP FOR SPECIFIC CLIENTS COULD LIMIT OUR ABILITY TO REUSE SOFTWARE AND CAUSE US TO INCUR ADDITIONAL EXPENSES.

     Our business often involves the development of software applications for specific client projects. Clients may negotiate assignment of ownership or restrictions on our use of these related applications. We also develop software applications for our own internal use and we retain ownership of these applications. Issues relating to the ownership of and rights to use software can be complicated and, although we have not experienced disputes as to the ownership of applications developed for specific clients, these kinds of disputes may arise and could affect our ability to reuse software. This could require us to incur additional expenses to develop new solutions for future products.

IF WE DO NOT PROTECT OUR INTELLECTUAL PROPERTY, WE MAY NOT BE COMPETITIVE.


     We believe our trademarks and other proprietary rights are important to our success and competitive position. If we are unable to protect our trademarks and other proprietary rights against unauthorized use by others, our reputation among existing and potential clients could be damaged and our competitive position harmed. We have registered one trademark in the United States and have four applications pending for service marks. We use our best efforts to limit access to and distribution of our proprietary information, as well as proprietary information licensed from third parties. These strategies may not be adequate to deter misappropriation of our proprietary information and material due to:


     - non-recognition or inadequate protection of our proprietary rights in certain foreign countries;

     - undetected misappropriation of our proprietary information or materials;

     - development of similar software or applications by our competitors; and

     - unenforceability of the non-competition agreements entered into by our key employees.

     If our intellectual property protection strategies are inadequate, we could incur significant costs to defend our rights and our management's attention would be diverted. In addition, if claims are made, whether or not they have merit or are successful, our trademarks and other proprietary rights may decline in value or may not be enforceable. See "Business -- Intellectual Property" for more information concerning our proprietary intellectual property.

INTELLECTUAL PROPERTY CLAIMS COULD BE TIME CONSUMING AND COSTLY TO DEFEND AGAINST AND, IF WE ARE UNSUCCESSFUL, OUR ABILITY TO USE INTELLECTUAL PROPERTY IN THE FUTURE COULD BE LIMITED OR WE COULD BE SUBJECTED TO DAMAGES.

     We are obligated under some agreements to indemnify other parties as a result of claims that we infringe on the proprietary rights of third parties. Although we do not believe that the solutions that we develop for clients infringe on any third-party proprietary rights, third parties may assert infringement claims against us in the future and these claims may be successful. We could incur substantial costs and diversion of management resources to defend any claims relating to proprietary rights, which could harm our business. If any party successfully asserts a claim against us relating to proprietary technology or information, we may need to obtain licenses to the disputed intellectual property. We may not, however, be able to obtain these licenses on commercially reasonable terms, if at all, which could cause our business results to suffer. Successful infringement claims against us may also result in monetary liability and may disrupt our business.

WE MAY BECOME SUBJECT TO GOVERNMENT REGULATION OF THE INTERNET THAT COULD REDUCE DEMAND FOR OUR SERVICES OR INCREASE THE COST OF DOING BUSINESS.


     The Internet Tax Freedom Act, enacted in October 1998 and effective through October 2001, bars state and local governments from imposing taxes that would subject buyers and sellers of electronic commerce to taxation in multiple states. The Act also bars state and local governments from imposing taxes on Internet access through October 2001. When the Act expires or if the Act is repealed, Internet access and sales across the Internet may be subject to additional taxation by state and local governments. This could discourage purchases over the Internet and reduce demand for our services.



     Other laws, rules and regulations relating to the Internet in the United States, at the state, local and federal levels, and the European Union are still new and evolving. As a result, we are not certain how these laws, rules and regulations will impact our business. We may be indirectly affected by new legislation to the extent it impacts our clients and potential clients. In addition, U.S. and foreign governmental bodies are considering, and may consider in the future, other legislative proposals that would regulate the Internet. We cannot predict if or how any future legislation would impact our business, results of operations or financial condition. Legislation that dampens the growth of the Internet or decreases its acceptance as a communications or commercial medium could reduce demand for our services or increase the cost of doing business.



                         RISKS RELATED TO THIS OFFERING


YOUR ABILITY TO INFLUENCE CORPORATE MATTERS MAY BE LIMITED BECAUSE OUR OFFICERS AND DIRECTORS HAVE SIGNIFICANT VOTING POWER.


     Immediately following this offering, our officers, directors and 5% or greater stockholders will hold approximately 23,127,151 shares of our common stock, or 64.8% of the outstanding shares. These stockholders, if acting together, have the ability to control all matters submitted to our stockholders for approval, including the election and removal of directors, amendments to our charter documents and the approval of any business combinations. In addition, without the consent of these stockholders, we could be prevented from entering into transactions that could be beneficial to other stockholders or us. Also, third parties could be discouraged from making a tender offer or bid to acquire our company at a price per share that is above the then-current market price.

MANAGEMENT MAY INVEST OR SPEND THE PROCEEDS OF THIS OFFERING IN WAYS WITH WHICH YOU MAY NOT AGREE.

     Our management has significant discretion in applying the net proceeds of this offering and may determine to apply them in ways with which you may not agree. See "Use of Proceeds" for a detailed description of how management intends to apply the net proceeds of this offering.

OUR STOCK PRICE COULD BE EXTREMELY VOLATILE AND YOU MAY NOT BE ABLE TO SELL YOUR SHARES AT OR ABOVE THE INITIAL OFFERING PRICE.

     Prior to this offering, there has been no public market for our shares. A public trading market may fail to develop due to lack of investor interest in us, or it may develop but not become very liquid. The initial public offering price for our common stock will be determined by negotiations between us and representatives of the underwriters. This price may not be indicative of prices that will prevail later in the market. The stock market has experienced significant price and volume fluctuations, and the market prices of technology companies, particularly Internet-related companies, have been highly volatile. You may not be able to sell your shares at or above the initial public offering price. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

     In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs and the diversion of management's attention and resources, which could affect our business results.

FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET MAY DEPRESS OUR STOCK
PRICE.

     Our current stockholders hold a substantial number of shares, which they will be able to sell in the public market in the future. Sales of a substantial number of shares of our common stock after this offering could cause our stock price to fall.


     The following table indicates approximately when the 31,715,135 shares of our common stock that were outstanding as of July 31, 2000, assuming conversion of all outstanding shares of convertible preferred stock into 8,451,724 shares of common stock, will be eligible for sale into the public market:



                                                              RESTRICTED SHARES ELIGIBLE
                                                                     FOR SALE IN
                                                                  THE PUBLIC MARKET
                                                              --------------------------
On the date of this prospectus..............................                   0
180 days after the date of this prospectus..................          27,564,665
At various times more than 180 days after
  the date of this prospectus...............................           4,150,470



     Additionally, there were options outstanding to purchase 6,576,198 shares of common stock and warrants outstanding to purchase 653,639 shares of common stock as of June 24, 2000 and 375,250 shares of common stock issuable upon exercise of options granted to former employees of Alliance in July 2000.


     The sale of these shares could impair our ability to raise capital through the sale of additional stock. See "Shares Eligible for Future Sale" for a more detailed discussion of when shares will become freely tradeable.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL IN THE FUTURE, WHICH MAY NOT BE AVAILABLE ON REASONABLE TERMS TO US, IF AT ALL.

     We expect that the net proceeds of this offering will be sufficient to meet our working capital needs for at least the next 12 months. However, we may need additional capital prior to that and after that period if we do not generate sufficient revenue from operations to offset our operating or other expenses. As a result, in the future, we may need to raise additional funds through public or private debt or equity financings. We may not be able to borrow money or sell more of our equity securities to meet our cash needs. Even if we are able to do so, it may not be on terms that are favorable or reasonable to us. If we are not able to raise additional capital when we need it in the future, we may not be able to:

     - hire, train and retain qualified Internet and information technology professionals;

     - develop new services;

     - respond to competitive pressures;

     - take advantage of opportunities, including acquisitions of complementary businesses or technologies; and

     - open new offices, in the United States and internationally.

     If we are not able to do any of the above, our business results would suffer. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a more complete description of our historical financial condition, results of operations and liquidity.

OUR CHARTER DOCUMENTS COULD DETER A FINANCIALLY ATTRACTIVE TAKEOVER ATTEMPT.

     Our certificate of incorporation and bylaws are designed to make it difficult for a third party to acquire control of us, even if a change in control would be beneficial to stockholders. Any third-party takeover not supported by the board of directors, even if beneficial to our stockholders, could be subject to significant delays and difficulties. See "Description of Capital Stock" for a more detailed description of the terms of our charter documents that could hinder a third party's attempt to acquire control.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Unless required by law to do so, we are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results.

                                USE OF PROCEEDS


     We expect to receive net proceeds from the sale of the 4,000,000 shares of common stock in this offering of approximately $43.5 million at an assumed initial public offering price of $12.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses. We will not receive any of the net proceeds from any sale of shares by the selling stockholder in connection with the exercise of the underwriters' over-allotment option.



     We intend to use approximately $10 million of the net proceeds from this offering to repay all outstanding debt under our current revolving credit facility. Borrowing under this credit facility bears interest at the bank's prime rate plus 1.75%. We intend to use approximately $1.4 million of the net proceeds from this offering to repay promissory notes payable to two former ZCom stockholders and we intend to use approximately $1.1 million of the net proceeds from this offering to repay a promissory note payable to a former Alliance employee. The notes payable to the two former ZCom stockholders bear interest at a rate of 8% per annum and the notes payable to a former Alliance stockholder bear interest at a rate of 10% per annum. We intend to use the remaining proceeds from this offering primarily for general corporate purposes, including working capital. The amounts that we actually expend will vary significantly, depending on a number of factors, including future revenue growth, if any, and the amount of cash we generate from operations. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering. In addition, we may use a portion of the net proceeds to acquire complementary products, technologies or businesses; however, we currently have no commitments or agreements and are not involved in any negotiations with respect to any such transactions. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in interest-bearing, investment-grade securities.


                                DIVIDEND POLICY

     We have never declared or paid any dividends on our capital stock. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. In addition, our existing bank line of credit prohibits the payment of dividends without our bank's consent.

                                 CAPITALIZATION


     The following table sets forth our capitalization as of June 24, 2000 on:


     - an actual basis;


     - a pro forma basis to give effect to the issuance of 2,585,780 shares of common stock in connection with the acquisition of Alliance, the issuance of 2,318,392 shares of Series C Preferred Stock in July 2000 and the subsequent automatic conversion of all outstanding shares of our Series C Preferred Stock and all other outstanding shares of our preferred stock into 8,451,724 shares of common stock upon completion of this offering; and



     - a pro forma as adjusted basis to also give effect to the sale of 4,000,000 shares of common stock in this offering at an assumed initial public offering price of $12.00 per share, less estimated underwriting discounts and commissions and estimated offering expenses, and the application of the net proceeds.


     You should read this table in conjunction with our financial statements and related notes, Selected Financial Data and Management's Discussion and Analysis of Financial Condition and Results of Operations, included elsewhere in this prospectus.


                                                                      AS OF JUNE 24, 2000
                                                              ------------------------------------
                                                                                        PRO FORMA
                                                               ACTUAL     PRO FORMA    AS ADJUSTED
                                                              --------    ---------    -----------
                                                                         (IN THOUSANDS)
Cash and cash equivalents...................................  $    350    $  9,568      $ 44,079
                                                              ========    ========      ========
Total debt and capital leases including current portion.....  $  9,973    $ 12,024      $  2,698
Preferred stock, $0.001 par value, 15,333,334 shares
    authorized, issued and outstanding actual; 17,651,726
    shares authorized, none issued and outstanding pro
    forma; and 2,000,000 shares authorized, none issued or
    outstanding pro forma as adjusted.......................    12,834          --            --
Stockholders' equity (deficit):
  Common stock, $0.001 par value: 73,666,666 shares
    authorized, 20,675,800 issued and outstanding actual;
    78,000,000 shares authorized, 31,713,304 shares issued
    and outstanding pro forma; and 78,000,000 shares
    authorized, 35,713,304 issued and outstanding pro forma
    as adjusted.............................................        21          32            36
  Additional paid-in capital................................    21,218      64,303       107,839
  Deferred compensation.....................................    (8,333)    (13,207)      (13,207)
  Accumulated deficit.......................................   (17,772)    (17,772)      (17,772)
  Less stock subscriptions receivable.......................      (216)       (216)         (216)
                                                              --------    --------      --------
         Total stockholders' equity (deficit)...............    (5,082)     33,140        76,680
                                                              --------    --------      --------
Total capitalization........................................  $ 17,725    $ 45,164      $ 79,378
                                                              ========    ========      ========


     The data in the table above excludes:


     - 6,576,198 shares of common stock issuable upon exercise of options outstanding as of June 24, 2000, at a weighted average exercise price of $2.08 per share; the grant in July 2000 of 375,250 shares of common stock issuable upon exercise of options to employees at an exercise price of $6.25; and 1,803,997 shares of common stock available for issuance under our incentive option plans as of July 31, 2000;



     - 28,600 shares of common stock issuable in connection with the ZCom, Incorporated acquisition; and



     - 653,639 shares of common stock issuable upon exercise of outstanding warrants.



     See "Management -- Stock Plans," "Certain Transactions," "Description of Capital Stock" and Notes 6 and 11 of Notes to Financial Statements for additional information regarding these shares.

                                    DILUTION


     If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of common stock after this offering. Our pro forma net tangible book value as of June 24, 2000 was $8,201,000, or $0.26 per share of common stock. Pro forma net tangible book value per share represents the pro forma amount of our total tangible assets less total liabilities, divided by the pro forma number of shares of common stock outstanding. Pro forma net tangible book value per share gives effect to the issuance in July 2000 of 2,318,392 shares of Series C Preferred Stock, the automatic conversion of all outstanding shares of our Series C Preferred Stock and all other outstanding shares of our preferred stock into 8,451,724 shares of common stock upon completion of the offering and our acquisition of Alliance. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma as adjusted net tangible book value per share of common stock immediately after the completion of this offering. After giving effect to the sale of the 4,000,000 shares of common stock in this offering at an assumed public offering price of $12.00 per share less estimated underwriting discounts and commissions and estimated offering expenses, our pro forma as adjusted net tangible book value as of June 24, 2000 would have been $52,038,000, or approximately $1.46 per share. This represents an immediate increase in net tangible book value of $1.20 per share to existing stockholders and an immediate dilution in net tangible book value of $10.54 per share to new investors, or approximately 87.8% of the initial public offering price of $12.00 per share. The following table illustrates this per share dilution:



Assumed initial public offering price per share.............          $12.00
  Pro forma net tangible book value per share as of June 24,
     2000...................................................  $0.26
  Increase per share to existing stockholders...............   1.20
                                                              -----
Pro forma as adjusted net tangible book value per share
  after this offering.......................................            1.46
                                                                      ------
Dilution per share to new investors.........................          $10.54
                                                                      ======



     The following table shows, on a pro forma basis as of July 31, 2000, and after giving effect to this offering, the differences between existing holders of common stock and the new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid based on an assumed initial public offering price of $12.00 per share, before deducting estimated underwriting discounts and commissions and estimated offering expenses.



                               Shares Purchased        Total Consideration       Average
                            ----------------------    ----------------------    Price Per
                              Number       Percent      Amount       Percent      Share
                            -----------    -------    -----------    -------    ---------
Existing stockholders.....   31,715,135      88.8%    $32,943,669      40.7%     $ 1.04
New investors.............    4,000,000      11.2%     48,000,000      59.3%      12.00
                            -----------     -----     -----------    ------
          Total...........   35,715,135     100.0%    $80,943,669     100.0%     $ 2.27
                            ===========     =====     ===========    ======



     The foregoing discussion and table are based on pro forma shares outstanding on July 31, 2000, and assume no exercise of any stock options or warrants outstanding as of that date. As of July 31, 2000 there were options outstanding to purchase 6,949,617 shares of common stock at a weighted average exercise price of $2.30 per share and warrants to purchase 653,639 shares of common stock. To the extent any of these options are exercised, there will be further dilution to investors. See "Capitalization," "Management -- Stock Plans," "Description of Capital Stock" and Notes 6 and 11 of Notes to Financial Statements for a more detailed discussion of dilution to investors.

                            SELECTED FINANCIAL DATA


     You should read the selected financial data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Financial Statements and related Notes included elsewhere in this prospectus. The statements of operations data for the fiscal years ended December 27, 1997, December 26, 1998 and December 25, 1999 and the balance sheet data as of December 26, 1998 and December 25, 1999, are derived from, and are qualified by reference to, the audited Financial Statements and related Notes appearing elsewhere in this prospectus. The financial data as of and for the six months ended June 26, 1999 and June 24, 2000 are unaudited, but have been prepared on a basis consistent with our audited financial statements and the notes thereto and include all adjustments, which include only normal recurring adjustments, which we considered necessary for a fair presentation of the information. Historical results are not necessarily indicative of results to be expected for any future period. Although we were incorporated in November 1996, our substantive business activities did not begin until January 1997.



                                                             FISCAL YEAR ENDED                 SIX MONTHS ENDED
                                                 ------------------------------------------   -------------------
                                                 DECEMBER 27,   DECEMBER 26,   DECEMBER 25,   JUNE 26,   JUNE 24,
                                                     1997           1998           1999         1999       2000
                                                 ------------   ------------   ------------   --------   --------
                                                                                                  (UNAUDITED)
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
  Revenues.....................................    $ 2,721        $15,011        $34,711      $14,286    $ 33,966
  Expenses:
    Cost of revenues -- professional services
      (excluding stock compensation)...........      2,418          7,742         19,281        7,552      17,760
    Cost of revenues -- AT&T warrant...........         --             --             --           --         754
    Sales and marketing (excluding stock
      compensation)............................        407          2,401          6,590        2,345       7,862
    General and administrative (excluding stock
      compensation)............................      3,474          4,091         14,261        5,235      14,228
    Stock compensation.........................         --             --             19           --       2,226
    Loss on investment in subsidiary held for
      disposal.................................        238             --             --           --          --
                                                   -------        -------        -------      -------    --------
      Total operating expenses.................      6,537         14,234         40,151       15,132      42,830
                                                   -------        -------        -------      -------    --------
  Income (loss) from operations................     (3,816)           777         (5,440)        (846)     (8,864)
  Interest income (expense), net...............        (37)            (9)           (19)          32        (338)
                                                   -------        -------        -------      -------    --------
  Income (loss) before income taxes............     (3,853)           768         (5,459)        (814)     (9,202)
  Income taxes.................................         --             60            (34)          --          --
                                                   -------        -------        -------      -------    --------
  Net income (loss)............................     (3,853)           708         (5,425)        (814)     (9,202)
  Accretion of redemption value of redeemable
    convertible preferred stock................         --             --            692          277         626
  Effect of beneficial conversion feature of
    the Series B Preferred Stock...............         --             --             --           --       1,840
                                                   -------        -------        -------      -------    --------
  Net income (loss) applicable to common
    stockholders...............................    $(3,853)       $   708        $(6,117)     $(1,091)   $(11,668)
                                                   =======        =======        =======      =======    ========
  Net earnings (loss) per share applicable to
    common stockholders:
    Basic earnings (loss) per share............    $ (0.23)       $  0.04        $ (0.31)     $ (0.05)   $  (0.57)
                                                   =======        =======        =======      =======    ========
    Diluted earnings (loss) per share..........    $ (0.23)       $  0.03        $ (0.31)     $ (0.05)   $  (0.57)
                                                   =======        =======        =======      =======    ========
  Shares used to calculate:
    Basic earnings (loss) per share............     16,739         19,488         19,930       19,904      20,405
    Diluted earnings (loss) per share..........     16,739         20,364         19,930       19,904      20,405

     The following table presents selected balance sheet data as of June 24, 2000, on a pro forma basis to reflect the following:



     - the issuance of 2,318,392 shares of Series C Preferred Stock in July
       2000;



     - the automatic conversion of all outstanding shares of our preferred stock into 8,451,724 shares of common stock upon completion of this offering;



     - the effect of the issuance of 2,585,780 shares of common stock in connection with the July 2000 acquisition of Alliance, as well as cash consideration, acquisition costs, issuance of a promissory note and assumption of liabilities totaling $8.8 million.



     The following table also presents selected balance sheet data as of June 24, 2000 on a pro forma as adjusted basis to give effect to the pro forma adjustments and the receipt of the estimated net proceeds from the sale of shares of our common stock in this offering at an assumed initial public offering price of $12.00 per share after deducting underwriting discounts and commissions and estimated offering expenses payable by us.



                                               FISCAL YEAR ENDED                       AS OF JUNE 24, 2000
                                   ------------------------------------------   ----------------------------------
                                   DECEMBER 27,   DECEMBER 26,   DECEMBER 25,                           PRO FORMA
                                       1997           1998           1999        ACTUAL    PRO FORMA   AS ADJUSTED
                                   ------------   ------------   ------------   --------   ---------   -----------
                                                                   (IN THOUSANDS)                      (UNAUDITED)
BALANCE SHEET DATA:
  Cash and cash equivalents .....    $   182        $   303        $ 1,708      $    350    $ 9,568      $44,079
  Working capital (deficit)......       (607)           892           (782)       (5,807)     1,887       45,724
  Total assets...................      3,049          4,646         14,885        30,130     59,005       93,220
  Total debt and capital leases
    including current portion....        209            175          5,406         9,973     12,024        2,698
  Redeemable convertible
    preferred stock..............         --             --          7,207        12,834         --           --
  Total stockholders' equity
    (deficit)....................      1,151          2,646         (3,457)       (5,082)    33,140       76,680


     See Notes 1 and 7 of Notes to Financial Statements for a discussion of the determination of the shares used in computing basic and diluted net earnings
(loss) per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of our financial condition and results of operations should be read in conjunction with "Selected Financial Data" and our Financial Statements and related Notes included elsewhere in this prospectus.

OVERVIEW


     We are a professional services firm that delivers comprehensive digital solutions that may include strategic consulting, creative design, software development, web integration, and information technology planning. We deliver our solutions through our locally based client management teams that can draw upon the expertise of our national practices which specialize in specific industries or specific solution capabilities. Our clients are Fortune 1000 companies and emerging high growth companies seeking to capitalize on Internet and new digital technology opportunities. As of July 31, 2000 we employed 687 persons, including 488 digital solutions professionals, in 13 offices across the United States.



     We have generated substantially all of our revenues to date from professional services fees. We provide our professional services on either a fixed-fee or a time-and-materials basis, depending on the nature of the project. Approximately 55% of our engagements are on a time-and-materials basis and the balance are on a fixed-fee basis. We enter into services agreements with our clients that establish the general terms and conditions of the relationship. Each client relationship has the potential to yield one or more projects for that client. As specific projects are identified by a client, we enter into separate statements of work with that client which outline the time frame and fees applicable to the specific project. We determine the proposed price for a fixed-fee project by estimating the type and overall complexity of the project, the anticipated number of professionals needed and their associated billing rates, and the estimated duration of, and risks associated with, the project. All fixed-fee proposals are approved by a member of our senior management team. Additionally, finance department personnel meet regularly with senior management or project managers to help ensure that the budgeted costs to complete a project, which are used to calculate revenue recognition, reflect the actual status of the project and the anticipated costs to complete the project. Our contracts typically permit us to make adjustments to the fixed fee if the scale of the project changes.



     Revenues earned under fixed-fee contracts are generally recognized as services are rendered, using the percentage-of-completion method of accounting, which is based on the ratio of hours worked to date to the estimated total hours required for completion. Revenues earned under time-and-materials contracts are generally recognized as services are provided. Revenues exclude reimbursable expenses charged to clients. Billings in advance of services performed are recorded as deferred revenues. Revenues recognized in advance of billings are recorded as cost in excess of billings. Although we have not experienced material losses on any project to date, if the resources or time required to complete a project were to exceed the fixed fee, we would recognize any estimated losses on projects in progress in their entirety in the period such losses became known.



     We derive a significant portion of our revenues from a limited number of clients. For the six months ended June 24, 2000, AT&T accounted for 14.8% of our revenues. No other single client accounted for more than 10% of our revenues for the six months ended June 24, 2000. As a percentage of total revenues, revenues derived from our five largest clients decreased from 90.1% in fiscal year 1997 to 78.4% in fiscal year 1998 to 64.3% in fiscal year 1999 and to 40.7% for the six months ended June 24, 2000. These decreases were a result of increases in both the size and number of client projects. In addition, 9.7% of fiscal year 1999 revenues and 6.6% of revenues for the six months ended June 24, 2000, were earned from a related party. See Note 2 of Notes to Financial Statements. The loss of any significant client or a reduction or deferral in the work performed for any significant client could significantly reduce our revenues.



     Cost of revenues -- professional services consists primarily of compensation and benefits for employees engaged in the delivery of digital business services and non-reimbursable expenses related to client projects. We expect that our cost of revenues will increase as the number of our professional services personnel grows and as competitive wages increase and inflation requires adjustments. In addition, these expenses may increase after this offering because prospective employees may give less weight to the stock option component of our compensation package and require higher cash compensation.



     Sales and marketing expenses consist primarily of compensation, benefits and travel costs for employees in the sales and marketing groups. Sales and marketing expenses increase as we increase branding efforts, increase the number of sales and marketing personnel and increase advertising and promotional activities.



     General and administrative expenses consist primarily of compensation, benefits, training and travel costs for employees in our management, human resources, recruiting, finance, information technology and administration groups. These expenses increase as we open new offices, increase personnel and incur additional costs related to the operation of our business.



     We incurred a net loss of $3.9 million during fiscal year 1997, and reported net income of $708,000 during fiscal year 1998. We incurred a net loss of $5.4 million in fiscal year 1999 and a net loss of $9.2 million for the six months ended June 24, 2000. As of June 24, 2000, we had an accumulated deficit of $17.8 million. As of June 24, 2000 we had provided a full valuation allowance on our net deferred tax assets because of uncertainties regarding recoverability. See Note 9 of Notes to Financial Statements for additional information regarding limitations on our net operating loss carryforwards.



     The number of our employees increased from 90 as of December 27, 1997, to 169 as of December 26, 1998, to 457 as of December 25, 1999 and to 635 as of June 24, 2000. Personnel compensation and facilities costs represent a high percentage of our operating expenses and are relatively fixed in advance of each quarter. In the near term, as we continue to grow our business and open new offices, we expect our costs will continue to exceed our revenues.



  Stock Compensation



     Stock compensation results from the grant of stock options to employees at exercise prices subsequently deemed to be less than the fair value of the common stock on the date of grant. These charges are amortized ratably over the five-year vesting period of the options and were approximately $1.3 million for the six months ended June 24, 2000. At June 24, 2000, deferred stock compensation related to options was $3.6 million. We expect the amortization of deferred stock compensation to be at least $1.1 million in the remaining six months of 2000, $1.3 million in 2001, $693,000 in 2002, $375,000 in 2003 and
$146,000 in 2004.


     It is possible that the amount of our total deferred compensation, and therefore the amount of expense we incur each year, may increase as a result of factors such as the grant of additional stock awards with a purchase price below the deemed fair market value of our common stock.


     Additionally, during the six months ended June 24, 2000, one of our stockholders sold shares of our common stock to others at prices subsequently deemed to be less than the fair value of the common stock, for which we recorded $950,000 in stock compensation.

  Accretion of Redemption Value and Deferred Conversion Feature of Redeemable Convertible Preferred Stock


     In connection with our issuance of Series A Preferred Stock and Series B Preferred Stock, $692,000 in 1999 and $627,000 for the six months ended June 24, 2000 was recorded relating to accretion, over the period through redemption, of the difference between the carrying amount and the redemption value of the redeemable convertible preferred stock. The Series A and Series B Preferred Stock will convert into common stock upon completion of our initial public offering.



  The Effect of Beneficial Conversion Feature of Series B Preferred Stock



     We recorded a charge of approximately $1.8 million for the beneficial conversion feature related to Series B Preferred Stock sold during February 2000. The Series B Preferred Stock was convertible into common stock which was subsequently deemed to have a fair market value greater than the price at which the Series B Preferred Stock was initially sold. Because the preferred stock is immediately convertible into common stock, the difference in values, measured as the intrinsic value of the feature, is analogous to a dividend and is being recognized immediately as a return to the preferred stockholders.



RECENT DEVELOPMENTS



     AT&T Solutions Alliance. On March 15, 2000, we entered into a strategic alliance agreement with AT&T Solutions to take advantage of both of our sales channels and our combined business expertise to provide clients with digital business solutions. As part of the agreement, we granted AT&T a warrant to purchase up to 600,000 shares of common stock, 40,000 of which were immediately exercisable at a price of $6.25 and the remainder will be exercisable at the fair market value of our common stock determined as of August 1, 2000. The remainder of the AT&T warrant becomes exercisable on March 15, 2007. However, this portion of the warrant may become immediately exercisable upon the first or second anniversary of the grant based upon the amount of revenue AT&T has directed to us through joint marketing efforts as of those dates. In order to accelerate the exercisability of its warrant, AT&T must direct a minimum of $12 million of revenues to us prior to the first anniversary of the grant or $30 million prior to the second anniversary. Once a threshold has been met, then the AT&T warrant becomes exercisable ratably based on the proportion the revenue generated by this relationship within the two-year period ended March 14, 2002, bears to $84 million. The examples below are for illustrative purposes only:



                                                     THEN THE AGGREGATE NUMBER OF
                                                        SHARES SUBJECT TO THE
               IF REVENUES DIRECTED                          AT&T WARRANT
                TO US BY AT&T ARE                   THAT WOULD ACCELERATE WOULD BE
               --------------------                 ------------------------------
    $12 million............................................................ 80,000
     30 million............................................................200,000
     48 million............................................................320,000
     66 million............................................................440,000
     84 million............................................................560,000



     As of June 24, 2000, we have recorded revenues attributable to AT&T pursuant to this agreement of $7.2 million. However, AT&T is not obligated to direct any further revenues to us. As a result, we cannot assure you that we will realize any future revenues as a result of this agreement.

ZCom Acquisition



     In March 2000, we acquired ZCom, a creative design firm that had 28 employees. ZCom provided Internet marketing solutions, branding strategies and digital and Internet design services to large and small businesses. In connection with the acquisition, we issued promissory notes totalling approximately $1.4 million and 431,742 shares of our common stock valued at $5.4 million. We are also obligated to pay up to $900,000 in earn-out payments in the event certain revenue and profit targets are met during the twelve-month period following the closing of the merger. This transaction has been accounted for under the purchase method of accounting.



Alliance Acquisition



     In July 2000, we acquired Alliance, a consulting firm that had 36 employees. Alliance provided strategy and management consulting services to large and small businesses. In connection with the acquisition, we paid cash consideration, incurred acquisition costs, issued a promissory note and assumed liabilities totaling approximately $8.8 million and issued 1,364,738 shares of our common stock and 441,224 vested shares of common stock under restricted stock plans to stockholders of Alliance. Additionally, we issued 779,818 unvested shares of common stock under restricted stock agreements with employees of Alliance. We are also obligated to pay up to $5 million in earn-out payments in the event certain revenue and profit targets are met during the twelve-month period following the closing of the merger. This transaction has been accounted for under the purchase method of accounting.

RESULTS OF OPERATIONS


     The following table sets forth financial data for each of the fiscal years ended December 27, 1997, December 26, 1998 and December 25, 1999, and for the six months ended June 26, 1999 and June 24, 2000, as a percentage of total revenues:



                                                      FISCAL YEAR ENDED                 SIX MONTHS ENDED
                                          ------------------------------------------   -------------------
                                          DECEMBER 27,   DECEMBER 26,   DECEMBER 25,   JUNE 26,   JUNE 24,
                                              1997           1998           1999         1999       2000
                                          ------------   ------------   ------------   --------   --------
                                                                                           (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
Revenues................................      100.0%        100.0%         100.0%       100.0%     100.0%
Expenses:
  Cost of revenues -- professional
    services (excluding stock
    compensation).......................       88.9          51.6           55.6         52.9       52.3
  Cost of revenues -- AT&T warrant......         --            --             --           --        2.2
  Sales and marketing (excluding stock
    compensation).......................       14.9          16.0           19.0         16.4       23.1
  General and administrative (excluding
    stock compensation).................      127.7          27.3           41.1         36.6       41.9
  Stock compensation....................         --            --             --           --        6.6
  Loss on investment in subsidiary held
    for disposal........................        8.7            --             --           --         --
                                             ------         -----          -----        -----      -----
         Total operating expenses.......      240.2          94.9          115.7        105.9      126.1
                                             ------         -----          -----        -----      -----
Income (loss) from operations...........     (140.2)          5.1          (15.7)        (5.9)     (26.1)
Interest income (expense), net..........       (1.4)           --             --          0.2       (1.0)
                                             ------         -----          -----        -----      -----
Income (loss) before income taxes.......     (141.6)          5.1          (15.7)        (5.7)     (27.1)
Income taxes............................         --           0.4           (0.1)          --         --
                                             ------         -----          -----        -----      -----
Net income (loss).......................     (141.6)          4.7          (15.6)        (5.7)     (27.1)
Accretion of redemption value of
  redeemable convertible preferred
  stock.................................         --            --            2.0          1.9        1.9
Effect of beneficial conversion feature
  of Series B Preferred Stock...........         --            --             --           --        5.4
                                             ------         -----          -----        -----      -----
Net income (loss) applicable to common
  stockholders..........................     (141.6)%         4.7%         (17.6)%       (7.6)%    (34.4)%
                                             ======         =====          =====        =====      =====



COMPARISON OF THE SIX MONTHS ENDED JUNE 26, 1999 AND JUNE 24, 2000


REVENUES


     Revenues increased from $14.3 million for the six months ended June 26, 1999, to $34.0 million for the comparable period in 2000. This increase was due to an increase in the size of projects for existing clients and an increase in the number of clients.


EXPENSES

  Cost of Revenues -- Professional Services


     Cost of revenues -- professional services increased from $7.6 million for the six months ended June 26, 1999 to $17.8 million for the comparable period in 2000. This increase was due primarily to costs associated with hiring additional professionals. The number of our professionals increased from 225 as of June 26, 1999 to 444 as of June 24, 2000. As a percentage of total revenues, cost of revenues of 52.3% stayed relatively consistent with the comparable period in 1999.

  Cost of Revenues -- AT&T Warrant


     During the six months ended June 24, 2000 we recorded approximately $754,000 of amortization for the fair value of the warrant to purchase up to 600,000 shares of our common stock granted to AT&T. We expect to recognize the remaining fair value of the warrant of approximately $4.7 million ratably over the two-year period of the agreement.


  Sales and Marketing


     Sales and marketing expenses increased from approximately $2.3 million for the six months ended June 26, 1999 to $7.9 million for the comparable period in 2000. This increase was due primarily to the growth in the number of sales and marketing personnel from 19 to 64. As a percentage of total revenues, sales and marketing expenses increased from 16.4% for the six months ended June 26, 1999 to 23.1% for the comparable period in 2000. The increase was due primarily to the growth in sales and marketing expenses outpacing revenue growth.


  General and Administrative


     General and administrative expenses increased from $5.2 million for the six months ended June 26, 1999 to $14.2 million for the comparable period in 2000. This increase was due primarily to the increase in the number of general and administrative personnel from 54 as of June 26, 1999 to 127 as of June 24, 2000. As a percentage of total revenues, general and administrative expenses increased from 36.6% for the six months ended June 26, 1999 to 41.9% for the comparable period in 2000. The increase was due primarily to provisions for doubtful accounts of approximately 4% of revenues for the six months ended June 24, 2000.


COMPARISON OF FISCAL YEARS 1997, 1998 AND 1999

REVENUES

     Revenues increased from $2.7 million in fiscal year 1997, to $15.0 million in fiscal year 1998, and to $34.7 million in fiscal year 1999. These increases were due primarily to increases in the number of our clients.

EXPENSES

  Cost of Revenues -- Professional Services

     Cost of revenues -- professional services increased from $2.4 million in fiscal year 1997, to $7.7 million in fiscal year 1998 and to $19.3 million in fiscal year 1999. These increases were due primarily to the hiring of additional professionals and to increases in salaries paid to our professional staff. We had 127 professionals at the end of 1998 and 327 professionals at the end of 1999. As a percentage of total revenues, cost of revenues decreased from 88.9% in fiscal year 1997 to 51.6% in fiscal year 1998, and increased to 55.6% in fiscal year 1999. The decrease in fiscal year 1998 was due to revenue growth ahead of the growth of our professional staff and a decrease in lower-margin Year 2000 code remediation project engagements. The increase in fiscal year 1999 was due to additional hiring of professionals in anticipation of increased demand for our services.

  Sales and Marketing

     Sales and marketing expenses increased from $407,000 in fiscal year 1997, to $2.4 million in fiscal year 1998, and to $6.6 million in fiscal year 1999. These increases were due to an increase in the number of sales personnel from 17 as of December 26, 1998 to 34 as of

December 25, 1999. As a percentage of total revenues, sales and marketing expenses increased from 14.9% in fiscal year 1997 to 16.0% in fiscal year 1998, and increased to 19.0% in fiscal year 1999. The increase in fiscal year 1998 was due to revenue growth outpacing the growth in sales and marketing expenses, and the increase in fiscal year 1999 was due to the growth of our marketing and branding efforts.

  General and Administrative

     General and administrative expenses increased from $3.5 million in fiscal year 1997, to $4.1 million in fiscal year 1998, and to $14.3 million in fiscal year 1999. These increases were due primarily to expenses associated with the increase in the number of our employees from 25 as of December 26, 1998 to 96 as of December 25, 1999, and to a lesser extent to an increase in lease expenditures in connection with the expansion of offices. As a percentage of total revenues, general and administrative expenses decreased from 127.7% in fiscal year 1997 to 27.3% in fiscal year 1998, and increased to 41.1% in fiscal year 1999. The decrease in fiscal year 1998 was due to revenue growth outpacing the growth in general and administrative expenses, and the increase in fiscal year 1999 was due to the expansion of our infrastructure to support our growth in systems and professionals.

NET INCOME (LOSS)


     We recorded a net loss of $3.9 million in fiscal year 1997, net income of $708,000 in fiscal year 1998, and an additional net loss of $5.4 million in fiscal year 1999. Our 1997 results of operations include a one-time charge of $239,000 relating to the disposal of a subsidiary. See Note 10 of Notes to Financial Statements for a discussion of amounts related to our 1997 subsidiary.

QUARTERLY RESULTS OF OPERATIONS


     The following table sets forth a summary of our unaudited quarterly operating results for each of the quarters in the two most recent fiscal years and for the two quarters ended June 24, 2000. This data has been derived from our unaudited interim financial statements which, in our opinion, have been prepared on substantially the same basis as the audited financial statements contained elsewhere in this prospectus and include all normal recurring adjustments necessary for a fair presentation of the financial information for the periods presented. These unaudited quarterly results should be read in conjunction with our financial statements and related notes included elsewhere in this prospectus. The operating results in any quarter are not necessarily indicative of the results that may be expected for any future period.


                                                                        QUARTER ENDED
                                   ---------------------------------------------------------------------------------------
                                   MAR. 28,   JUN. 27,   SEPT. 26,   DEC. 26,   MAR. 27,   JUN. 26,   SEPT. 25,   DEC. 25,
                                     1998       1998       1998        1998       1999       1999       1999        1999
                                   --------   --------   ---------   --------   --------   --------   ---------   --------
                                                                       (IN THOUSANDS)
STATEMENTS OF OPERATIONS DATA:
Revenues.........................   $2,632     $3,143     $4,177      $5,059     $5,929     $8,357     $ 9,763    $10,662
Expenses:
 Cost of revenues -- professional
   services (excluding stock
   compensation).................    1,800      1,623      2,069       2,250      3,328      4,224       5,257      6,472
 Cost of revenues -- AT&T
   warrant.......................       --         --         --          --         --         --          --         --
 Sales and marketing (excluding
   stock compensation)...........      462        378        573         988        989      1,356       1,779      2,466
 General and administrative
   (excluding stock
   compensation).................      861        696      1,145       1,389      2,321      2,914       3,785      5,241
 Stock compensation*.............       --         --         --          --         --         --          --         19
                                    ------     ------     ------      ------     ------     ------     -------    -------
       Total operating
        expenses.................    3,123      2,697      3,787       4,627      6,638      8,494      10,821     14,198
                                    ------     ------     ------      ------     ------     ------     -------    -------
Income (loss) from operations....     (491)       446        390         432       (709)      (137)     (1,058)    (3,536)
Interest income (expense), net...       (2)        (3)        (2)         (2)       (15)        47         (13)       (38)
                                    ------     ------     ------      ------     ------     ------     -------    -------
Income (loss) before income
 taxes...........................     (493)       443        388         430       (724)       (90)     (1,071)    (3,574)
Income taxes.....................       --         16         25          19         --         --         (34)        --
                                    ------     ------     ------      ------     ------     ------     -------    -------
Net income (loss)................     (493)       427        363         411       (724)       (90)     (1,037)    (3,574)
Accretion of redemption value of
 redeemable convertible preferred
 stock...........................       --         --         --          --         69        208         207        208
Effect of beneficial conversion
 feature of Series B Preferred
 Stock...........................       --         --         --          --         --         --          --         --
                                    ------     ------     ------      ------     ------     ------     -------    -------
Net income (loss) applicable to
 common stockholders.............   $ (493)    $  427     $  363      $  411     $ (793)    $ (298)    $(1,244)   $(3,782)
                                    ======     ======     ======      ======     ======     ======     =======    =======
(*) Allocation of stock
 compensation expense
Cost of revenues--
 professional services...........       --         --         --          --         --         --          --         --
Sales and marketing..............       --         --         --          --         --         --          --         --
General and administrative.......       --         --         --          --         --         --          --         19

                                      QUARTER ENDED
                                   -------------------
                                   MAR. 25,   JUN. 24,
                                     2000       2000
                                   --------   --------
                                     (IN THOUSANDS)
STATEMENTS OF OPERATIONS DATA:
Revenues.........................  $14,830    $19,136
Expenses:
 Cost of revenues -- professional
   services (excluding stock
   compensation).................    7,885      9,875
 Cost of revenues -- AT&T
   warrant.......................       74        680
 Sales and marketing (excluding
   stock compensation)...........    3,046      4,816
 General and administrative
   (excluding stock
   compensation).................    5,874      8,354
 Stock compensation*.............    1,222      1,004
                                   -------    -------
       Total operating
        expenses.................   18,101     24,729
                                   -------    -------
Income (loss) from operations....   (3,271)    (5,593)
Interest income (expense), net...     (112)      (226)
                                   -------    -------
Income (loss) before income
 taxes...........................   (3,383)    (5,819)
Income taxes.....................       --         --
                                   -------    -------
Net income (loss)................   (3,383)    (5,819)
Accretion of redemption value of
 redeemable convertible preferred
 stock...........................      276        350
Effect of beneficial conversion
 feature of Series B Preferred
 Stock...........................    1,840         --
                                   -------    -------
Net income (loss) applicable to
 common stockholders.............  $(5,499)   $(6,169)
                                   =======    =======
(*) Allocation of stock
 compensation expense
Cost of revenues--
 professional services...........       73        347
Sales and marketing..............      542        321
General and administrative.......      607        336

                                                                              QUARTER ENDED
                                         ---------------------------------------------------------------------------------------
                                         MAR. 28,   JUN. 27,   SEPT. 26,   DEC. 26,   MAR. 27,   JUN. 26,   SEPT. 25,   DEC. 25,
                                           1998       1998       1998        1998       1999       1999       1999        1999
                                         --------   --------   ---------   --------   --------   --------   ---------   --------
PERCENTAGE OF REVENUES:
Revenues...............................   100.0%     100.0%      100.0%     100.0%     100.0%     100.0%      100.0%     100.0%
Expenses:
 Cost of revenues -- professional
   services (excluding stock
   compensation).......................    68.4       51.7        49.6       44.5       56.1       50.5        53.8       60.7
 Cost of revenues -- AT&T warrant......      --         --          --         --         --         --          --         --
 Sales and marketing (excluding stock
   compensation).......................    17.6       12.0        13.7       19.5       16.7       16.2        18.2       23.1
 General and administrative (excluding
   stock compensation).................    32.7       22.1        27.4       27.5       39.2       34.9        38.8       49.2
 Stock compensation....................      --         --          --         --         --         --          --        0.2
                                          -----      -----       -----      -----      -----      -----       -----      -----
       Total operating expenses........   118.7       85.8        90.7       91.5      112.0      101.6       110.8      133.2
                                          -----      -----       -----      -----      -----      -----       -----      -----
Income (loss) from operations..........   (18.7)      14.2         9.3        8.5      (12.0)      (1.6)      (10.8)     (33.2)
Interest income (expense), net.........      --       (0.1)         --         --       (0.2)       0.5        (0.2)      (0.3)
                                          -----      -----       -----      -----      -----      -----       -----      -----
Income (loss) before income taxes......   (18.7)      14.1         9.3        8.5      (12.2)      (1.1)      (11.0)     (33.5)
Income taxes...........................      --       (0.5)        0.6        0.4         --         --        (0.4)        --
                                          -----      -----       -----      -----      -----      -----       -----      -----
Net income (loss)......................   (18.7)      13.6         8.7        8.1      (12.2)      (1.1)      (10.6)     (33.5)
Accretion of redemption value of
 redeemable convertible preferred
 stock.................................      --         --          --         --        1.2        2.5         2.1        2.0
Effect of beneficial conversion feature
 of Series B Preferred Stock...........      --         --          --         --         --         --          --         --
                                          -----      -----       -----      -----      -----      -----       -----      -----
Net income (loss) applicable to common
 stockholders..........................   (18.7)%     13.6%        8.7%       8.1%     (13.4)%     (3.6)%     (12.7)%    (35.5)%
                                          =====      =====       =====      =====      =====      =====       =====      =====

                                            QUARTER ENDED
                                         -------------------
                                         MAR. 25,   JUN. 24,
                                           2000       2000
                                         --------   --------
PERCENTAGE OF REVENUES:
Revenues...............................   100.0%      100.0%
Expenses:
 Cost of revenues -- professional
   services (excluding stock
   compensation).......................    53.2        51.6
 Cost of revenues -- AT&T warrant......     0.5         3.5
 Sales and marketing (excluding stock
   compensation).......................    20.5        25.2
 General and administrative (excluding
   stock compensation).................    39.6        43.6
 Stock compensation....................     8.2         5.3
                                          -----      ------
       Total operating expenses........   122.0       129.2
                                          -----      ------
Income (loss) from operations..........   (22.0)      (29.2)
Interest income (expense), net.........     (.8)       (1.2)
                                          -----      ------
Income (loss) before income taxes......   (22.8)      (30.4)
Income taxes...........................      --          --
                                          -----      ------
Net income (loss)......................   (22.8)      (30.4)
Accretion of redemption value of
 redeemable convertible preferred
 stock.................................     1.9         1.8
Effect of beneficial conversion feature
 of Series B Preferred Stock...........    12.4          --
                                          -----      ------
Net income (loss) applicable to common
 stockholders..........................   (37.1)%     (32.2)%
                                          =====      ======


     We believe that fluctuations in our quarterly operating results are caused by many factors, some of which are outside of our control. The factors influencing these fluctuations include the variability in market demand for our services and the length of the sales cycle associated with our service offerings. In addition, the number, size and scope of our projects and the efficiency with which we utilize our employees can affect these fluctuations.

LIQUIDITY AND CAPITAL RESOURCES


     Since inception, we have funded our operations and investments in property and equipment through private equity financings, bank borrowings and capital lease financing arrangements. As of June 24, 2000, gross proceeds from the private sales of our preferred stock totaled approximately $12 million. In July 2000, we received gross proceeds of $15 million from the sale of our Series C Preferred Stock.



     As of June 24, 2000 we had cash and cash equivalents of $350,000, a decrease of approximately $1.4 million from cash and cash equivalents at December 25, 1999. This decrease was due primarily to the $6.7 million used in operations and $1.9 million used to acquire property and equipment, which is partially offset by net cash provided by financing activities of $7.5 million.



     Our cash and cash equivalents increased from approximately $303,000 at December 26, 1998 to $1.7 million at December 25, 1999. This increase was from net proceeds of $6.5 million from the sale of our Series A Preferred Stock in March 1999. Cash used for operating activities was principally made up of operating losses of $5.4 million for fiscal year 1999 and working capital used to fund growth. The cash used in investing activities reflects our purchase of $3.2 million in property and equipment. During the six months ending June 24, 2000, operating activities consumed $6.7 million of cash. We expect that accounts receivable will continue to increase to the extent our revenues continue to rise. Any such increase that occurs at the same or a greater rate than increases in revenue can be expected to reduce cash and cash equivalents.



     As of June 24, 2000, we had in place a revolving credit facility with Imperial Bank, which provided for borrowings of up to the lesser of $7 million or 85% of eligible accounts receivable and 50% of eligible unbilled accounts receivable. Borrowings under this agreement accrue interest at Imperial Bank's prime rate plus 1.75%. As of June 24, 2000, our borrowings under this credit facility were $6.2 million. In July 2000, we amended this facility increasing the amount available to borrow to $10 million or 85% of eligible accounts receivable and 65% of eligible unbilled accounts receivable. A standby letter of credit in the amount of $350,000 has also been issued against this facility as security for leased office space. This facility is secured by substantially all of our assets and we are required to comply with financial and restrictive covenants related to, among other things, tangible net worth. The credit agreement has a maturity date of March 29, 2001.



     We have also financed our equipment purchases with the use of a $1.5 million capital lease facility with a leasing company that is secured by the capital assets purchased with the borrowings. The credit facility was substantially utilized as of June 24, 2000. In addition, we have operating leases for our facilities requiring payments of over $11.8 million.



     In connection with our acquisition of ZCom, we issued promissory notes to two former ZCom employees of approximately $1.4 million, which we intend to repay 10 days after completion of this offering.



     In July 2000, related to our acquisition of Alliance, we paid cash consideration, incurred acquisition costs, issued promissory notes and assumed liabilities totaling approximately $8.8 million. We intend to repay the $1.1 million principal amount of a note after completion of this offering. In addition, we amended a $650,000 employment-related liability to include payment of terms of equal quarterly installments with accrued interest over the one-year period beginning from the July 2000 date of acquisition.



     Our Series A, Series B and Series C Preferred Stock, as described in Note 6 of Notes to the Financial Statements, carry certain redemption preferences. If such redemption preferences were elected we would be obligated to pay the preferred stockholders an amount equal to the original issue price per share, plus all declared and unpaid dividends, plus an amount that will yield a 10% internal rate of return calculated upon the original issue price and independent of all declared dividends on such shares. At June 24, 2000, this redemption amount was approximately $13.2 million. At July 25, 2000, the redemption amount for the Series C Preferred Stock was $18.6 million. Upon automatic conversion of our Series A, Series B and Series C Preferred Stock at the completion of the offering, these redemption rights will terminate.



     We anticipate that we will expend capital to develop the infrastructure to support our anticipated future growth. As a result, we expect to use cash from operations and the net proceeds from this offering to meet capital expenditures and working capital requirements necessary to support this growth. We currently have no material commitments for capital expenditures. We believe that our current cash, cash equivalents, bank facility, short-term investments and the net proceeds from this offering will be sufficient to meet our working capital and capital expenditure requirements for at least the next 12 months. However, we may require additional financing within this time frame and any additional financing, if needed, may not be available on terms acceptable to us, if at all. Our ability to grow, implement our business strategies and continue our operations may be limited if we are not able to obtain additional financing when necessary.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     The Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities in June 1998. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. SFAS No. 133, as amended by SFAS 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The adoption of this statement is not expected to have a material impact on our financial statements.


     In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements," which we adopted December 26, 1999. SAB 101 provides guidance on revenue recognition issues. While SAB 101 did not have a material impact on our financial statements, there continue to be implementation questions and supplemental issuances of interpretive guidance from the staff of the Securities and Exchange Commission which may have future impact. Additionally, in June 2000, the requirement for adoption of SAB 101 was deferred for calender year companies until their fourth fiscal quarter.



     In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25. The Interpretation clarifies the application of APB Opinion No. 25, Accounting for Stock Issued to Employees for certain issues. The provisions of the Interpretation are effective July 1, 2000. We do not expect the implementation of Interpretation No. 44 to have a material impact on our financial statements.

                                    BUSINESS



OVERVIEW



     We are a professional services firm that creates, transforms and integrates digital business. Digital business is conducted by organizations that use the Internet, information technology and new forms of electronic commerce to gain competitive advantage, spur growth and enhance stockholder value. We design digital business solutions that enable our clients to create new business channels and markets, transform their culture and brand and integrate disparate initiatives and communications. We provide these solutions to a client base of Fortune 1000 and emerging high-growth companies seeking to capitalize on Internet and other new digital technology opportunities.



     We develop comprehensive digital business solutions that include business strategy, creative design and technology engineering services. Our technology engineering services include software development, web integration and information technology planning. We deliver our solutions through our locally based client management teams that draw upon the expertise of our national practices, which focus on specific industries or possess specific solution capabilities.



     We believe that the depth of experience and background of our technology, strategy and creative professionals provides us with a competitive advantage. Our technology professionals average more than 10 years of industry experience. Most of our strategy professionals have degrees from the nation's top-ranked business schools and possess industry experience from leading strategy consulting firms. Our creative professionals bring backgrounds and experiences ranging from recognized art institutions to advertising agencies.



     As of July 31, 2000, we employed 488 professionals in 13 offices across the United States. During the six months ended June 24, 2000, we provided digital business solutions for clients such as American Airlines Cargo, AT&T, Coca-Cola, Disney, Dun & Bradstreet, Hasbro, Lucent Technologies, Lucy.com, Pfizer, Priceline.com, Sabre and Warner Lambert.



     In March 2000, we entered into a strategic alliance agreement with AT&T Solutions to take advantage of both of our sales channels and our combined business expertise to provide clients with digital business solutions. Under the terms of the agreement, AT&T has incentives to direct $84 million of revenues to us by March 31, 2002 through joint marketing efforts, but there is no assurance that we will realize any future revenues as a result of this agreement. As part of the agreement, we granted AT&T a warrant to purchase up to 600,000 shares of our common stock. See Note 7(c) of Notes to our Financial Statements for further discussion of this warrant.



INDUSTRY BACKGROUND



     The Internet revolution has caused a dramatic shift in information exchange, from static delivery of content to e-commerce transactions, collaboration over the Internet and the sharing of production and supply chain information. Today, increased use of the Internet and digital technologies allows companies to increase revenue by enhancing their interactions with new and existing customers. Businesses are using the Internet and digital technologies to increase efficiency in their operations through improved communication, both internally and with suppliers and business partners.



     According to AMR Research Inc., the market for business-to-business e-commerce is expected to grow to $5.7 trillion in 2004. To fully capitalize on the new opportunities presented by the Internet, businesses demand digital solutions that process transactions, deliver information more effectively and efficiently and open new revenue-generating channels. For wireless technologies alone, International Data Corporation forecasts that the total value of U.S. wireless Internet transactions should increase from $4.3 billion in 1998 to more than $38 billion by 2003. Such new channels for Internet-based applications will further increase demand for digital business solutions and services.



     Increasingly, large established organizations are using the Internet, information technology and new forms of electronic commerce to create, transform and integrate digital business. As a result, digital business applications and solutions have become more complex and often difficult to manage and must keep pace with constantly evolving business processes and technological innovations. Internal IT departments often do not have the appropriate resources or breadth of skills necessary to execute these initiatives. As a result, companies increasingly turn to outside professionals to develop their business strategy and then to design, integrate and implement their Internet or digital business solutions. According to IDC, the worldwide market for e-business services is projected to grow from $16.2 billion in 1999 to $99.1 billion in 2004. The U.S. market for e-business services is forecasted by IDC to grow from $8.8 billion in 1999 to $44 billion in 2004, representing the largest e-business services market by geographical region.



     The rapidly growing demand for Internet professional services has attracted many firms to this market, including strategy consulting firms, systems integrators and Internet professional services providers. While these firms have specific strengths, many are limited in their ability to deliver comprehensive, complex digital business solutions. Some firms provide technology-based solutions without giving appropriate consideration to their clients' business strategy. Web design firms typically focus on user interfaces and front-end design and do not offer a broad scope of expertise for rapid development and deployment of innovative digital technologies, systems and capabilities. Traditional IT services firms typically have been focused on enhancing existing systems and implementing traditional business software applications. As a result, companies often rely upon multiple firms to provide comprehensive digital business solutions, resulting in additional expense, inefficiency and discontinuity, as projects are transferred between multiple service providers. Furthermore, companies lose the advantage of having a single service provider to hold accountable for project execution and delivery.



     We believe that as digital business projects become more complex, companies seeking digital business solutions will place greater value on integrated solution delivery across multiple disciplines. Without integrated solution delivery, companies may face communications breakdowns, misaligned expectations and inadequate project management. We believe an integrated solution delivery model enables clients to avoid these problems and instead provides clients with enhanced communication, speed, accountability and seamless integration between different phases of a project. We believe there is a significant opportunity for a digital business solution provider that can develop a company's initial strategy, create interactive customer experiences and build the infrastructure applications and business systems necessary to lead to measurable business benefits.



OUR SOLUTION



     We believe that the following key elements of our solution differentiate us from most Internet professional service providers and enable us to effectively meet the demand for Internet and digital business solutions.

We deliver comprehensive digital business solutions



     We offer comprehensive digital business solutions that include strategic, creative and technical disciplines and deliver a unified approach to solving our clients' business problems. Our full service approach provides a coherent solution spanning multiple phases of a single project. As of July 31, 2000, we had 39 strategic professionals who deliver a breadth of services, from executive-level business consulting to Internet strategy consulting. Our 46 creative professionals provide services ranging from digital branding to user experience design to Internet advertising. Our 403 technology professionals deliver services ranging from web-based customer relationship systems to online supply chain management systems to custom enterprise application software.



We focus on our clients' unique digital business issues rather than specific technology trends



     We are dedicated to creating competitive advantage and financial success for our clients by providing valuable solutions that target their unique digital business issues. These issues include:



     - creating new digital businesses, new market opportunities and new channels for additional revenue sources;



     - transforming businesses into digital organizations with innovative cultures and brands; and



     - integrating current applications, processes and communications with newer technologies without disrupting information flow.



     To address these issues, our integrated teams focus on strategic business objectives, challenges and opportunities prior to technical evaluations, and then create a program tailored for our client. Our consultants typically analyze a client's current business and industry practices, perform an extensive customer and company profile and survey technology platforms. Once we understand and analyze a client's business problem, we prescribe a program of action targeted to result in measurable business benefit. We then execute this program, creating opportunities to trace strategy through implementation and minimize the amount of vital information that can be lost in large projects.



We have a geographic delivery model enhanced with specific industry expertise and digital business capabilities



     We have offices in 13 metropolitan areas across the United States. Our dispersed geographic presence enables us to locally deliver our project, program and account management resources. We believe our local delivery model enhances communications, response time and client service. Our teams are led by experienced, local project managers who are accountable for delivering our solutions. Where appropriate, we supplement the core local delivery team with professionals from other offices who possess specific expertise in certain industries, including telecommunications, transportation, pharmaceuticals, financial services and digital markets. These professionals enhance our ability to understand the key business issues facing clients in specific industries. We are able to supplement our core delivery teams with professionals who operate on a national basis and possess expertise across digital business capabilities, including strategy, digital branding and design, e-commerce, customer relationship management and supply chain management. We share information and best practices among our offices through our computer-based knowledge management and quality system.

OUR GROWTH STRATEGY



     Our objective is to become the leading provider of comprehensive digital business solutions. To achieve our objective, we are focused on the following growth strategies:



Target clients with the potential for large, complex digital business needs



     We target Fortune 1000 and emerging high-growth companies with complex business needs that require our ability to provide comprehensive digital business solutions. Generally, clients with these complex needs will enter into long-term relationships with more predictable projects that enable us efficiently to deploy our professionals and manage our business. Long-term relationships allow us to become more familiar with our clients' businesses and enable us to provide them with more successful solutions. In addition, the size and visibility of these engagements help to establish our brand and credibility within the Internet services marketplace.



Expand our capabilities through industry and solutions expertise



     We continue to supplement our existing industry teams as well as add new industry specialties. We currently focus on the telecommunications industry, the transportation industry, the financial services industry, the pharmaceuticals industry and digital markets. This industry focus allows us to stay abreast of industry trends and issues and to apply this knowledge and expertise to our client engagements. Industry teams are comprised of our consulting professionals in the strategy, creative design and technology disciplines to ensure that all client functional business areas and digital business issues are addressed. In addition, we have teams dedicated to forming, developing and expanding our service offerings in high-growth markets. These markets include wireless, broadband, security and other emerging digital technologies.



Recruit, retain and motivate experienced professionals



     To grow our business, we seek to attract, retain and motivate experienced professionals who have demonstrated success and who will enable us to deliver high-quality digital business solutions for our clients. Our local delivery model reduces the need for travel, which we believe gives us a competitive advantage in hiring and retaining professionals. As of July 31, 2000, we employed a full-time staff of 22 recruiters. These recruiters are responsible for hiring professionals who possess the necessary skills, experience and values consistent with our culture. Additionally, we have established an employee referral program that motivates our current professionals to bring new professionals to work for us. During the last 12 months, we have hired approximately 46% of our professionals through this program.



Expand our geographic presence



     We manage and deliver our solutions from 13 offices throughout the United States. We intend to expand our delivery capabilities through adding local offices. Each of our offices is managed by a practice area leader, who is responsible for the day-to-day operations of the local office as well as the business development efforts, local project delivery and execution, resource management and local recruiting. By maintaining a local office presence, we are able to provide regional client support, manage the amount of travel time and create local brand awareness. In addition, we are considering international expansion in Europe to take advantage of local opportunities there, as well as to deepen our relationships with our global client base.

Increase brand awareness



     We believe a recognizable brand results in a greater ability to maintain our client base, attract new clients and employees and increase morale. We seek increased brand awareness through the following activities:



     - establishing a brand position as experienced, innovative leaders in the digital business marketplace through representation at seminars, conferences and recruiting fairs, as well as representation in the press;



     - creating awareness of our company through targeted local and national public relations and advertising programs;



     - enhancing understanding of our service offerings and approach through expanded web communications, event and direct marketing and partner programs; and



     - supporting the presence and sales capacity of our local delivery offices through regional and field market development efforts.



OUR APPROACH



     We have developed our delivery methodology to apply a disciplined, practical and results-oriented approach to the development of digital business solutions.



We have a comprehensive and efficient delivery system



     We seamlessly deliver our solutions through the combination of broad digital business capabilities, delivery methodologies, local accountability and deep industry expertise. We follow a disciplined, but flexible delivery system that allows us to provide fast, accurate and comprehensive digital business solutions. Our delivery system is based upon the integration of business strategy, creative design and technical engineering skills designed to ensure continuity as a project moves between different phases.



     We coordinate the delivery of our solution through our local account teams, emphasizing accountability and quality assurance. Our local offices provide the crucial roles of account management, program management and project management. This provides our clients a responsive, local contact that is supported by the diverse capabilities of our national practices. This model also provides for team structures that can effectively deliver solutions on large, complex engagements. These team structures permit concurrent projects to remain connected and communicating with one another through a project management office that is linked to the client as well as the disparate team members.



Digital Solutions Delivery Methodology



     Our solutions delivery methodology comprises three core components: Vision, Initiative and Iteration.



     - Vision -- We believe successful business solutions are dependent on, and shaped by, a sound business vision. Within the first component of our methodology, we work with a client to develop an enterprise-wide vision of the client's strategic business goals.



     - Initiative -- Large and complex business solutions often demand that we develop and integrate a number of disparate strategic programs, or initiatives, to achieve a client's vision. Our step-by-step delivery methodology allows us to deliver initiatives in series or in parallel depending upon the client's objectives and requirements.

     - Iteration -- We deliver our solutions in discrete, incremental phases, incorporating constant feedback from our client. This iterative delivery methodology allows the client to benefit from each phase of an initiative as it is implemented, rather than waiting until the entire business solution is delivered. This iteration addresses a client's need for rapid initial deployment and return on investment.



     Together, these components yield a flexible framework that provides for continual monitoring and reassessment of original strategic, creative and technology assumptions in order to identify clients' changing business needs. The flexibility of our methodology enables our consultants to create customized business solutions that accommodate rapid growth and increased complexity, while remaining aligned with client expectations and business needs. In addition, our knowledge management and quality system contains a library of templates and techniques designed to ensure that clients understand their solution, communicate with the development team and have the opportunity to approve work.



Our Capabilities



     The extensive experience of our professionals enables us to determine the optimal solution for each client given their diverse business needs. Our client-specific solution is then delivered by local consulting teams that are supplemented by our national industry practices. This specialization brings together strategic, creative and technical talent around a single focus to solve industry-specific problems and execute the digital initiatives associated with those solutions. Currently, we concentrate on the following five industries:



     - Telecommunications;



     - Transportation;



     - Pharmaceuticals;



     - Financial Services; and



     - Digital Markets (companies that primarily market and distribute their products and/or services electronically).



     In addition to our industry teams, we also organize around digital business capabilities. This approach allows our consultants to work together to develop and share specific approaches ranging from strategic planning to user interface design to detailed technical implementation tools. We offer six primary capabilities:



     - Business Strategy -- executive-level consulting that defines and shapes our clients' growth opportunities, organizational alignment and financial modeling.



     - Digital Strategy -- consulting expertise designed to enable our clients to use the Internet, information technology and electronic assets for business benefit.



     - Digital Branding and Design -- a program that develops our clients' product or service image based upon customer interactions and experiences, resulting in creative communications through various electronic channels.



     - Customer Interaction Engineering -- service offering focused on the integration of all digital communications and interactions between a company and its customers, including:



        - e-Commerce -- integration and development of our clients' web sites, Internet billing applications and business-to-business transaction processing systems;

        - Customer Relationship Management -- enhancement of our clients' marketing and sales force management capabilities and integration of their call center and customer support functions;



        - Business Intelligence -- centralized storage, analysis and strategic use of business data, designed to enable personalized interactions between our client and its customers; and



        - Digital Communications -- adopts the latest in communications network technology, including fixed and mobile wireless, broadband and mobile applications, to provide immediate customer access.



     - Supply Chain Engineering -- inventory, logistics, distribution and vendor management strategies and applications.



     - Systems Infrastructure and Security Engineering -- software and hardware development programs necessary to create secure digital business solutions able to accommodate the increasing demand on system infrastructure.



Our Consulting Professionals



     The strength of our delivery model is dependent upon the quality and experience of our people. Our professionals have a diverse set of skills, experience and credentials. We recruit from top strategic consulting firms and top-ranked business schools. Our teams deliver executive officer-level business strategy through an interactive and collaborative approach. Our creative professionals bring a variety of experience ranging from national advertising to fine arts to broadband and multimedia creative design. Their focus is on creating effective customer experiences designed to infuse our clients' brand into every interaction they have with their customers. Our technical engineering professionals bring backgrounds from the most respected consulting and IT organizations in the country and average over 10 years of experience. These engineering professionals have experience developing large information technology, Internet and broadband/wireless projects for a wide variety of industries and clients. Our local delivery model reduces the need for travel, which we believe gives us a competitive advantage in hiring and retaining professionals.



OUR CLIENTS



     We focus on providing digital business solutions to Fortune 1000 and emerging high-growth companies. The following is a representative list of our clients, each of which accounted for more than $300,000 of revenue for the quarter ended June 24, 2000 and in the aggregate represented 47% of our total revenues for that period.





  AT&T                                          Hawaiian Airlines
  Buzzeo                                        HealthAllies.com
  Covance                                       Priceline.com
  Dun & Bradstreet                              Sabre
  Emery Worldwide                               VirtualRelocation.com
  Freightliner



     For the quarter ended June 24, 2000, AT&T accounted for 14.8% of our revenues. Other than AT&T, no single client accounted for more than 10% of our revenues in the six months ended June 24, 2000. The loss of any significant client or a reduction or deferral in the work performed for any significant client could significantly reduce our revenues.

CASE STUDIES



AT&T -- An international telecommunications company.



Relationship:  Our relationship with AT&T began in November 1997. From our first project for AT&T, which involved custom Internet software development, this relationship has expanded to helping AT&T manage a broad series of Internet programs.

Challenge:     Assist AT&T in integrating its business with client billing systems to realize greater operational efficiencies and
               provide a higher level of customer service.

Solution:      We designed and implemented a web-based platform and suite of software applications that enhance and extend various
               AT&T customer service support software applications for
               dispute management, collection, contract management and
               customer satisfaction. By integrating its existing software applications with a web-based platform, AT&T is able to:

               - enable its customer service representatives to accurately quantify and track accounts in review;

               - automatically provide tools, information and techniques to allow customer service representatives to efficiently resolve client issues and prioritize collection activities;

               - track and coordinate customer contract management and
                 special offers; and

               - utilize high volume electronic scanning hardware and web-based software applications to create, search, and sort customer service inquiry databases.

               As a result, AT&T can improve the efficiency of its billing operations and quickly identify priority business clients to help them resolve billing issues in real-time.



DUN & BRADSTREET -- A leading global provider of business credit, marketing, purchasing, and supplier information.

Relationship:  Dun and Bradstreet retained us in May 1999 to assist them in the creation of a data store that serves as a centralized point for data collected from businesses around the world.

Challenge:     Enable Dun & Bradstreet to integrate an adaptable,
               accessible and centralized global data warehouse for
               business-to-business information.

Solution:      We are working with Dun & Bradstreet to centralize the
               collection, housing and dissemination of data from more than
               58 million businesses in approximately 232 countries around the world. Our solution includes analyzing, designing and
               implementing a multi-lingual data store that contains up to
               17 billion pieces of business information. We also are
               working with Dun & Bradstreet to build an application that will update information in the data store for more than
               500,000 businesses daily. Also included is an Intranet
               global error messaging system used to identify data
               anomalies requiring investigation and data correction. Our solution allows Dun & Bradstreet to provide its customer
               base consistent, updated and easily accessible business
               information.



OUR PEOPLE AND CULTURE



     We seek to attract, retain and motivate professionals who deliver the highest quality solutions for our clients. We establish multi-disciplinary local delivery teams of experienced professionals with the authority to make, and accountability for, decisions regarding our delivery of professional services. We support our local delivery teams with various industry and business functional experts as well as our knowledge management and quality system that serves as a repository of our company-wide capabilities, skills and experiences.



     To achieve this objective, we hire professionals with a wide breadth of skills and substantial depth of experience. We were ranked number two in Interactive Week's survey of the "Top 10 Companies to Work For." To create and maintain our positive culture, we seek to hire professionals whose values closely align with our core values.



     We continue to attract, retain and motivate our professionals by providing:



     - the opportunity to work with leading-edge strategies and technologies to create digital business solutions;



     - a corporate culture that encourages innovation, creativity, responsibility and a commitment to excellence;



     - a work environment that promotes integrity, respect and open communication;



     - an atmosphere that encourages collegiality and fun in the workplace;



     - a defined program for professional development, training and career planning;



     - a local delivery model that seeks to minimize travel; and



     - stock options to every employee.



     We refer to our methodology for people and performance management as peopleCare. It is a fully integrated system of employee interactions aimed at achieving maximum performance, retention and employee satisfaction. Our peopleCare philosophy is based on the premise that the employee/manager relationship is central to employee satisfaction and performance. The quality of that relationship drives both our performance and the perception of our culture. All peopleCare tools, roles and processes are focused on creating, facilitating and improving the employee/manager relationship.



     As of July 31, 2000, we had 687 employees. We typically hire experienced professionals with diverse skill sets from companies such as the Big Five accounting firms, systems integrators, leading strategy consulting firms, creative and advertising agencies and Internet professional services firms. None of our employees is represented by a labor union, and we have no collective bargaining agreements. We consider our relations with our employees to be good. In addition, we believe our culture provides us with excellent retention.



MARKETING AND STRATEGIC SALES PROCESS



     As of July 31, 2000, we had a business development and marketing staff of 73 . Our marketing staff's efforts are dedicated to attracting new business, market development and planning, service line offering creation, market research, marketing communications and public relations. This combined team is focused on generating new business opportunities, strengthening our brand name, increasing market awareness and responding to market trends and opportunities.



     This team manages client development from initial contact to point-of-sale to actual implementation. Once we have established a lead with a prospective client, we qualify the opportunity, define our ability to deliver the right digital business solution, reach agreement and commence work. The next step in our strategic sales process, after delivering successfully on the first project, is to expand the relationship with our new client. Because of our capacity to deliver a wide variety of business solutions, we are able to establish long-term, mutually beneficial relationships with our clients.



     Our marketing activities include the following initiatives:



     - Business Development -- This team drives business development efforts, including tele-research, requests for information and requests for proposals, new business presentations, and deal closure.



     - Market Development -- This team helps identify the top qualified prospects and develops a highly focused marketing and sales effort to bring the prospects through the sales cycle.



     - Service Line Offerings -- This team develops service offering definitions and services roadmaps, conduct market analysis and planning, white paper development, business support and strategic partner management.



     - Partner Marketing -- This team is responsible for the identification and recruitment of strategic partners that align with our objectives and best practices and drives co-marketing programs, including participation at industry events, business development plans and go-to-market strategies.



     - Brand and Awareness -- This team is responsible for all outbound and inbound marketing communications activities, including advertising, public relations, investor communications, employee communications, web marketing, events and seminars and demand generation.



STRATEGIC PARTNERSHIPS



     We have developed a series of partnerships in a variety of digital business solution areas. In addition to providing shared sales opportunities, many of these partnerships offer training, technical support, delivery services and the opportunity to co-develop new digital business services. We have focused on establishing criteria, best practices and relationship managers for these partnerships to allow us to continue to work with the best companies and technologies available. Our partners include:



          Acta Technology


          Active Software


          Allaire Corporation


          ATG


          AT&T Solutions


          BEA Systems


          Blue Martini Software


          Changepoint


          Corio


          IBM


          Industri-Matematik International


          Intel Online Services


          Interwoven


          Microsoft


          Microstrategy


          Onyx


          Siebel


          Sun Microsystems


          The Management Network Group


          Versata


          Vitria Technology


          Webridge


          Yantra



     We have formed strategic alliances with key partners to help us with our new business development efforts and generate increased revenues. These include:



          AT&T SOLUTIONS -- delivers enterprise application services focused specifically on digital business integration initiatives for multiple clients. We have a strategic alliance with AT&T Solutions to use joint marketing efforts to take advantage of both of our sales channels and our combined business expertise to provide clients with digital business solutions. Each partner utilizes its extensive experience and capabilities to deliver solutions to Fortune 1000 clients.



          ATG -- provides next-generation e-commerce and personalization software that helps digital businesses build online relationships with customers, partners and suppliers. ATG's award-winning Dynamo product suite is a complete software platform for building scalable, reliable and high performance web solutions that use personalization as a foundation for managing customer relationships online. We partner with ATG to deliver digital customer relationship management and electronic commerce products and services.



          BLUE MARTINI -- provides enterprise-scale digital business applications that build brands. With packaged solutions for digital merchandising, digital marketing and digital service, Blue Martini helps enable companies to engage their customers on the web, through call centers, via e-mail, and over wireless devices. We partner with Blue Martini to deliver customer interaction systems for e-commerce.



COMPETITION



     We compete in the Internet and information technology professional services market, which is relatively new and highly competitive. We expect competition to intensify as the market continues to evolve. We believe that our competitors fall into several categories, including the following:



     - Internet services firms, such as Lante, Proxicom, Razorfish, Sapient, Scient, Viant and Zefer;



     - Strategic consulting firms, such as Bain & Company, Booz-Allen & Hamilton, Boston Consulting Group, Diamond Technology Partners and McKinsey & Company;



     - Global IT service firms, such as the Big Five accounting firms, Computer Sciences Corporation, EDS and IBM Global Services;



     - Digital design agencies, such as Agency.com and Modem Media; and



     - In-house information technology, marketing and design departments of our potential and current clients.



     We believe that only a few of these competitors offer an integrated package of professional Internet and digital services. Several competitors, however, have announced their intention to offer a broader range of services than they currently provide. We believe that the principal competitive factors in the Internet professional services industry are quality of service, timeliness of delivery, reputation, responsiveness to client needs, availability of qualified professionals, price, project management capability, technical expertise and scale of operation. We intend to remain competitive due to the following:



     - our ability to locate, recruit, motivate and retain professionals with demonstrated performance capabilities and experience;



     - our ability to deliver solutions on both a regional and national level;
       and



     - our ability to provide effective management of account relationships and rapidly respond to our clients' ongoing business needs.



     There are relatively low barriers to entry into the Internet professional services market and, as a result, new competitors could emerge in the future.

INTELLECTUAL PROPERTY



     Our success is dependent, in part, upon our proprietary processes, components and other intellectual property rights. We do not have any patents or patent applications pending. We rely on a combination of nondisclosure and other contractual agreements and trade secret, copyright and trademark laws to protect our proprietary rights. Existing trade secret, copyright and trademark laws afford us only limited protection. We enter into confidentiality agreements with our employees, generally require that our consultants and clients enter into similar agreements and limit access to, and distribution of, our proprietary information. In addition, we have entered into non-competition agreements with all of our employees. The steps we have taken in this regard may not be adequate to deter misappropriation of our proprietary information and we may not be able to detect unauthorized use or take appropriate steps to enforce our intellectual property rights.



     A portion of our business involves the development of software applications for specific client projects. Ownership of client-specific software is generally retained by the client, although we retain some rights to the applications, processes and intellectual property developed in connection with client projects.



FACILITIES



     Our corporate headquarters facilities total approximately 25,883 square feet. We lease these facilities, which are located in Portland, Oregon, pursuant to a lease that expires in 2009, unless terminated earlier or extended pursuant to our option to lease for one additional five-year period.



     In addition to our headquarters, we have offices in or near Atlanta, Georgia; Bellevue, Washington; Birmingham, Alabama; Boston, Massachusetts; Dallas, Texas; Denver, Colorado; New York, New York; Phoenix, Arizona; San Francisco, California; San Jose, California; Warren, New Jersey; and Washington, D.C. We do not own any real estate. We do not consider any specific leased location to be material to our operations, and we believe that equally suitable alternative locations are available in all areas where we currently do business.



LITIGATION



     We are not a party to any material litigation.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


     The following table sets forth certain information with respect to our executive officers and directors as of July 31, 2000.



                 NAME                    AGE                       POSITION
                 ----                    ---                       --------
Martin Wright..........................  38    President, Chief Executive Officer and Director
Jerry N. Grant.........................  37    Senior Vice President of Finance, Chief Financial
                                               Officer and Director
Jim S. Gruher..........................  39    Senior Vice President, Western U.S. Operations
Mark Markowitz.........................  44    Senior Vice President, Eastern U.S. Operations
Samuel C. Ellis........................  44    Senior Vice President, Chief Technology Officer
                                               and Chief Information Officer
David R. Stewart.......................  40    Senior Vice President, General Counsel, Chief
                                               Administrative Officer and Secretary
Michael Norkus.........................  53    President of Strategy Group and Director
Martyn Etherington.....................  38    Vice President of Marketing
Michael W. Bealmear(1)(2)..............  52    Director
Charles Scott Gibson(1)(2).............  47    Director
C. Toms Newby, III(1)(2)...............  33    Director


-------------------------
(1) Member of the audit committee.

(2) Member of the compensation committee.


     MARTIN WRIGHT is one of our co-founders and has been our President since July 1998, our Chief Executive Officer since July 1999 and a member of our board since February 1999. Mr. Wright also served as Vice President of our Portland practice from January 1997 to December 1997 and as Senior Vice President of our Western Region from January 1997 to June 1998. Before joining us, from March 1995 to November 1996, Mr. Wright was responsible for managing and developing the West Coast consulting practice for MetaCorp Strategies, a company specializing in computer consulting. From August 1990 to February 1995, Mr. Wright was vice president of Claremont Technology Group, Inc. with responsibility for developing and managing the information engineering consulting practice. Mr. Wright attended the University of Capetown in South Africa.



     JERRY N. GRANT is one of our co-founders and has been Senior Vice President of Finance and Chief Financial Officer since February 1997. He has been a member of our board since March 1997. Prior to joining us, Mr. Grant was managing director in the corporate finance group of KPMG LLP in Chicago, Illinois from October 1993 to December 1996. Mr. Grant received an M.B.A. from Columbia University and a B.A. in International Economics and Russian from the University of Illinois.


     JIM S. GRUHER has been Senior Vice President, Western U.S. Operations since January 1999. Before joining us, he was vice president of Claremont Technology Group, Inc., and Complete Business Solutions, Inc., from April 1992 through January 1999, where he was responsible for directing the national manufacturing industry practice. From April 1988 to April 1992, Mr. Gruher was a manager in the systems integration practice at Andersen Consulting. Prior to that, he was an industrial engineer at Ford Aerospace and Communications Company from July 1985 to February 1988 and at McDonnell Douglas Corporation from June 1983 to July 1985. Mr. Gruher received an M.B.A. from the University of California, Irvine and a B.S. in

Industrial Engineering from Oregon State University. He is certified at the CPIM level by the American Production and Inventory Control Society.


     MARK MARKOWITZ has been Senior Vice President, Eastern U.S. Operations since July 1998. He served as Vice President of our New Jersey operations from August 1997 to July 1998. Prior to joining us, he was vice president of Claremont Technology Group, Inc. from February 1995 to August 1997, and information systems executive of EDS, an information technology consulting company, from December 1983 to January 1995. Mr. Markowitz received an M.A. from American University and a B.S. from S.U.N.Y. College at Old Westbury.



     SAMUEL C. ELLIS has been Senior Vice President and Chief Technology Officer since December 1999 and Chief Information Officer since November 1999. Prior to joining us, from July 1995 through November 1999, he was a senior principal consultant at Hewlett-Packard Company. Mr. Ellis received a Ph.D. from the University of Texas at Austin and an M.A.T. and a B.A. from Lewis and Clark College.



     DAVID R. STEWART has been General Counsel since August 1999, Senior Vice President and Chief Administrative Officer since December 1999 and Secretary since May 2000. Before joining us, he was a partner in the law firm of Sidley & Austin from June 1994 through August 1999 and an associate with the firm from June 1986 through June 1994. Mr. Stewart received a J.D. from the University of California at Berkeley, an M.Sc. from the University of Edinburgh and an A.B. from Harvard College.



     MICHAEL NORKUS has been President of Emerald's Strategy Group and a member of our board since July 2000. Before joining us, he was the founder and president of Alliance Consulting Group Inc., a strategy consulting firm founded in 1986. Prior to founding Alliance, Mr. Norkus was vice president and director of the Boston Consulting Group, an international strategy and general management consulting firm, where he worked for 11 years. Mr. Norkus holds a Ph.D. magna cum laude in Law and Economics from the University of Hamburg, Germany, a Master of Comparative Business Law from the University of Paris and an M.B.A. from Harvard Business School.



     MARTYN B. ETHERINGTON has been our Vice President of Marketing since March 2000. Before joining us, he was marketing director for the Americas for the web server group of IBM from September 1999 through March 2000. From November 1997 through September 1999, he was senior director of global marketing for Sequent Computer Systems, Inc. and chief of staff for the office of the chairman and chief executive officer of Sequent from November 1996 through November 1997. Mr. Etherington received a Higher National Diploma in Computer Science from Northbrook College in Sussex, England.



     MICHAEL W. BEALMEAR has been a member of our board since July 1999. Mr. Bealmear is currently president and chief executive officer of Complete Business Solutions, Inc. and serves as a director of CBSI, Inventa, ThruPoint, Spear Technologies, Inc. and Business Engine Software. From September 1999 to May 2000, Mr. Bealmear served as chief executive officer of Spear Technologies. Prior to that, he was executive vice president of Cadence Design Systems from July 1997 to August 1998, and was senior vice president at Sybase from November 1994 to July 1997. From October 1984 to September 1990, he was worldwide managing partner for information technology consulting at Coopers & Lybrand, and from August 1973 to September 1984, he managed the Western United States information technology consulting practice at KPMG LLP. He has also held executive roles at SHL Systemhouse, now MCI Systemhouse, and Salomon Brothers. Mr. Bealmear received a B.S. in Engineering from the University of Texas at Austin.


     CHARLES SCOTT GIBSON has been a member of our board since July 1999. Mr. Gibson also serves as a director of TriQuint Semiconductor, Radisys Corporation, Inference, IMS (Integrated

Measurement Systems), Egghead.com, CenQuest, Webridge, Telemark, iChristian.com and etrieve, all high technology companies. He is also chairman of the board of trustees of the Oregon Graduate Institute of Science and Technology. Mr. Gibson was a general manager with Intel from June 1976 to January 1983 when he cofounded Sequent Computer Systems. He was president of Sequent Computer Systems until March 1992. Mr. Gibson holds a B.S. in electrical engineering and an M.B.A. from the University of Illinois.



     C. TOMS NEWBY, III has been a member of our board since March 1999. Mr. Newby is currently a general partner of Technology Crossover Ventures, a position he has held since July 1998, and serves as a director of eMachines, Inc., mortgage.com, Total Sports and several other private companies. From April 1996 to July 1998, Mr. Newby was associated with Technology Crossover Ventures. From 1994 through April 1996, Mr. Newby was a technology investment banker at Montgomery Securities. Mr. Newby holds a B.S. from the University of North Carolina and an M.B.A. from Stanford University.


BOARD OF DIRECTORS


     We currently have authorized seven directors. Our directors are divided into three classes whose terms expire at different times. In April 2000, our stockholders elected the Class 1 Directors to three-year terms. Beginning with our next annual meeting, the remaining classes of directors will serve from the time of election and qualification until the third annual meeting following election and until their successors have been duly elected and qualified. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.


Committees


     Our board of directors has an audit committee and a compensation committee. The audit committee consists of Messrs. Bealmear, Gibson and Newby. The audit committee reviews our internal accounting procedures and consults with and reviews the services provided by our independent accountants. The compensation committee consists of Messrs. Bealmear, Gibson and Newby. The compensation committee reviews the compensation and benefits of our employees and directors and makes recommendations to our board of directors.


Compensation Committee Interlocks and Insider Participation

     No member of our compensation committee has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Compensation

     Directors are reimbursed for expenses incurred in attending any board or committee meeting.

     Our non-employee directors are eligible to participate in our 1999 Non-Employee Director Stock Option Plan. Each non-employee director will be eligible to receive a grant of an option to purchase shares of common stock. The shares subject to each of these options will vest and become fully exercisable in equal three-month installments beginning three months after the date of grant and continuing for the length of the director's term. The exercise price per share for all options automatically granted to directors under our 1999 Non-Employee Director Stock Option Plan is equal to the market price of our common stock on the date of grant. Employee directors, including Messrs. Wright, Grant and Norkus, are eligible to receive discretionary grants under our 1997 Stock Incentive Compensation Plan.


Required Number of Independent Directors


     Under the rules of the Nasdaq National Market, we must have three independent directors. For purposes of these rules, an independent director is a director that is not an employee of ours and does not have other specified relationships with us as described in the Nasdaq National Market's rules. We believe that all of our directors, other than Messrs. Wright, Grant and Norkus, are independent directors for these purposes.


EXECUTIVE OFFICERS

     Our executive officers are appointed by our board of directors or president and serve until their successors are elected or appointed.

Compensation


     The following table contains information for fiscal year 1999 regarding the compensation earned by our president and chief executive officer, and each of our four other most highly compensated officers whose compensation exceeded $100,000 for the period. In accordance with the rules of the Securities and Exchange Commission, the compensation described in this table does not include perquisites and other personal benefits received by the executive officers named in the table below which do not exceed the lesser of $50,000 or 10% of the total salary and bonus reported for these officers. Mr. Darrow received compensation as our Chief Executive Officer between the beginning of fiscal year 1999 and July 1999.


                           SUMMARY COMPENSATION TABLE


                                                    ANNUAL
                                                 COMPENSATION      LONG TERM COMPENSATION
                                              ------------------   ----------------------
                                                                   SECURITIES UNDERLYING
        NAME AND PRINCIPAL POSITIONS           SALARY     BONUS           OPTIONS
        ----------------------------          --------   -------   ----------------------
Martin Wright...............................  $240,923   $37,620            90,000
  President and Chief Executive Officer
Steven L. Darrow(1).........................  $196,163   $     0            90,000
  Former Chairman of the Board of Directors
Jerry N. Grant..............................  $220,062   $27,588            60,000
  Senior Vice President of Finance, Chief
  Financial Officer and Director
Mark Markowitz..............................  $210,000   $33,000            30,000
  Senior Vice President, Eastern U.S.
  Operations
Jim S. Gruher...............................  $184,616   $27,000           170,000
  Senior Vice President, Western U.S.
  Operations


---------------

(1) Resigned from our board of directors in May 2000.

Option Grants in Fiscal Year 1999


     The following table sets forth information concerning grants of stock options to each of the executive officers named in the table above during fiscal year 1999.



     Mr. Darrow's options were granted under our 1999 Non-Employee Director Stock Option Plan. Mr. Darrow's options were to vest and become fully exercisable quarterly over three years. Mr. Darrow resigned from our board of directors on May 25, 2000. Mr. Darrow holds 45,000 vested stock options, all of which expire on November 25, 2000. All other options granted to the named executive officers in fiscal year 1999 were granted under our 1997 Stock Incentive Compensation Plan. Twenty percent of the options vest and become exercisable on the first anniversary of the date of grant, and the remaining options vest each month over the remaining four years thereafter. The percentage of total options granted in fiscal year 1999 is based on an aggregate of 2,541,014 options granted to employees, directors and consultants in the year ended December 25, 1999. In general, options were granted at a fair market value as determined by our board on the date of grant based on our financial results and prospects. Amounts reported in the columns below represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compound rates of appreciation (5% and 10%) applied to an assumed initial public offering price of $12.00 per share over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect our estimate of future stock price growth. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares. The actual gains, if any, on the exercises of stock options will depend on the future performance of our common stock, the optionholders' continued employment through the option period, and the date on which the options are exercised.



                                       INDIVIDUAL GRANTS
                       -------------------------------------------------    POTENTIAL REALIZABLE
                                    % OF TOTAL                                VALUE AT ASSUMED
                       NUMBER OF      OPTIONS                                  ANNUAL RATES OF
                       SECURITIES   GRANTED TO                               STOCK APPRECIATION
                       UNDERLYING    EMPLOYEES    EXERCISE                     FOR OPTION TERM
                        OPTIONS      IN FISCAL      PRICE     EXPIRATION   -----------------------
        NAME            GRANTED        1999       PER SHARE      DATE          5%          10%
        ----           ----------   -----------   ---------   ----------   ----------   ----------
Steven L. Darrow.....    90,000         3.5%        $1.50      08/25/09    $1,624,206   $2,666,242
Martin Wright........    90,000         3.5         $4.00      12/18/09     1,399,206    2,441,242
Jerry N. Grant.......    60,000         2.4         $4.00      12/18/09       932,804    1,627,495
Mark Markowitz.......    30,000         1.2         $1.25      07/16/09       548,902      896,247
Jim S. Gruher........   120,000         4.7         $0.88      02/01/09     2,240,608    3,629,989
                         40,000         1.6         $1.25      07/16/09       731,869    1,194,996
                         10,000         0.4         $1.50      08/27/09       180,467      296,249


Aggregate Option Exercises in Fiscal Year 1999, and Option Values at December 25, 1999

     None of the named executive officers exercised options during the fiscal year ended December 25, 1999. The following table sets forth information concerning exercisable and unexercisable stock options held by the executive officers named in the summary compensation table at December 25, 1999. The value of unexercised in-the-money options is based on an assumed initial offering price of $12.00 per share minus the actual exercise prices.



                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                            UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                  OPTIONS AT                    OPTIONS AT
                                               DECEMBER 25, 1999             DECEMBER 25, 1999
                                          ---------------------------   ---------------------------
                                          EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                          -----------   -------------   -----------   -------------
Steven L. Darrow........................      7,500          82,500     $   78,750     $  866,250
Martin Wright...........................    374,998         815,002      4,320,602      8,911,898
Jerry N. Grant..........................    306,666         553,334      3,553,326      6,076,675
Mark Markowitz..........................    108,004         261,996      1,223,546      2,941,455
Jim S. Gruher...........................          0         170,000              0      1,870,000


EMPLOYMENT AGREEMENTS

     In January 1997, we entered into an employment agreement with Mr. Wright. Mr. Wright serves as our President and Chief Executive Officer and is currently paid a salary at the rate of $240,923 per year. Mr. Wright's employment agreement provides that if Mr. Wright were terminated without cause by us, he would receive his base salary for three months after the termination date.

     In January 1997, we entered into an employment agreement with Mr. Grant. Mr. Grant serves as our Senior Vice President of Finance and Chief Financial Officer and is currently paid a salary at the rate of $220,062 per year. Mr. Grant's employment agreement provides that if Mr. Grant were terminated without cause by us, he would receive his base salary for three months after the termination date.


     In August 1997, we entered into an employment agreement with Mr. Markowitz. Mr. Markowitz serves as our Senior Vice President, Eastern U.S. Operations and is currently paid a salary at the rate of $210,000 per year. Mr. Markowitz's employment agreement provides that if Mr. Markowitz were terminated without cause by us during the first year of his employment, he would receive his base salary, including health insurance, for three months after the termination date. If Mr. Markowitz were terminated without cause by us after the first year of his employment, he would receive his base salary, including health insurance and life insurance, for three months after the termination date, plus an additional month for each year of service after the first year of employment.



     In January 1999, we entered into an employment agreement with Mr. Gruher. Mr. Gruher serves as our Senior Vice President, Western U.S. Operations and is currently paid a salary at the rate of $210,000 per year. Mr. Gruher's employment agreement provides that if Mr. Gruher were terminated without cause by us during the first year of his employment, he would receive his base salary, including health insurance, for three months after the termination date. If Mr. Gruher were terminated without cause by us after the first year of his employment, he would receive his base salary, including health insurance and life insurance, for three months after the termination date, plus an additional month for each year of service after the first year of employment.


LIMITATIONS ON DIRECTORS' AND OFFICERS' LIABILITY AND INDEMNIFICATION

     Our amended and restated certificate of incorporation to be filed upon completion of this offering limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability associated with any of the following:

     - any breach of their duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - unlawful payments of dividends or unlawful stock repurchases or redemption; or

     - any transaction from which the director derived an improper personal benefit.

     The limitation of a director's liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

     Our certificate of incorporation and bylaws also provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether our bylaws would permit indemnification.

     We intend to enter into indemnification agreements with each of our officers and directors containing provisions that require us to, among other things, indemnify such officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct of a culpable nature, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to cover our directors and officers under any of our liability insurance policies applicable to our directors and officers. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

STOCK PLANS

1997 Stock Incentive Compensation Plan


     Our 1997 Stock Incentive Compensation Plan was originally approved by our board of directors and stockholders in January 1997. In October 1999, the 1997 Stock Incentive Compensation Plan was amended to increase the number of shares of common stock reserved for issuance thereunder to 7,600,000 shares. As of June 24, 2000, options to purchase an aggregate of 6,366,198 shares of common stock were outstanding, 641,208 shares of common stock had been purchased pursuant to exercises of stock options and stock purchase rights and 592,594 shares were available for future grant.


     Our 1997 Stock Incentive Compensation Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to employees and nonstatutory stock options and stock purchase rights to employees, including officers and directors, and to non-employee directors and consultants. Unless terminated sooner, this plan will terminate automatically in January 2007.

     Our 1997 Stock Incentive Compensation Plan is administered by our board of directors and, thus, the board of directors determines the terms of the options or stock purchase rights granted, including the exercise price, the number of shares subject to each option or stock purchase right, the vesting and the form of consideration payable upon such exercise. In addition, the board has the authority to amend, suspend or terminate the plan, provided that no such action may affect any share of common stock previously issued and sold or any option previously granted and then outstanding under the plan.

     Options and stock purchase rights granted under our 1997 Stock Incentive Compensation Plan are not generally transferable by the optionee; during the lifetime of the optionee, each option and stock purchase right is exercisable only by the optionee. The plan provides that options granted thereunder must generally be exercised within three months of the end of optionee's status as our employee or consultant, or within thirty-six months after his or her termination by death or disability, but in no event later than the expiration of the option's ten year term. However, in an exercise of its discretion, the board has approved agreements under the plan that provide that options must generally be exercised within twelve months after optionee's termination by death or disability, but in no event later than the expiration of the option's ten year term.

     In the case of stock purchase rights, the agreement evidencing the grant may provide that we have a repurchase option exercisable upon the voluntary or involuntary termination of an employee's employment for any reason, including death or disability. In the event of the exercise of the repurchase option, the purchase price paid per share will equal or exceed the original price paid by the employee and may be paid by cancellation of the employee's outstanding indebtedness to us, if any. Our repurchase option shall lapse at a rate determined by the board.

     The exercise price of any incentive stock options granted under this plan and any non-statutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, must be at least equal to the fair market value of our common stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The term of all other options granted under the plan may not exceed ten years.


     Our 1997 Stock Incentive Compensation Plan provides that in the event of our merger with or into another corporation or a sale of substantially all of our assets, each option or right shall be assumed or an equivalent option or right substituted by the successor corporation. If the outstanding options or rights are not assumed or substituted, our board shall provide for the optionee to have the right to exercise the option or stock purchase right as to all of the optioned stock, including shares as to which it would not otherwise be exercisable.


1999 Non-Employee Director Stock Option Plan


     Our 1999 Non-Employee Director Stock Option Plan was originally approved by our board of directors in August, 1999. A total of 400,000 shares of common stock have been reserved for issuance under the plan. As of June 24, 2000, options to purchase an aggregate of 210,000 shares of common stock were outstanding, no shares of common stock had been purchased pursuant to exercises of stock options and 190,000 shares were available for future grant.


     Our 1999 Non-Employee Director Stock Option Plan provides for the grant of non-statutory stock options to our non-employee directors. Unless terminated sooner, this plan will terminate automatically in January 2009.

     Our 1999 Non-Employee Director Stock Option Plan is administered by our board of directors and, thus, the board of directors determines the terms of the options granted, including the exercise price, the number of shares subject to each option or stock purchase right, the vesting and the form of consideration payable upon such exercise. In addition, the board has the authority to amend, suspend or terminate the plan, provided that no such action may affect any share of common stock previously issued and sold or any option previously granted and then outstanding under the plan.

     Options granted under our 1999 Non-Employee Director Stock Option Plan are transferable by the optionee in a manner and to the extent acceptable to the plan administrator. Options granted under the plan must generally be exercised within three months of the end of optionee's status as one of our directors, or within twelve months after his or her termination by death or disability, but in no event later than the expiration of the option's ten year term. The exercise price of any nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, must be at least equal to the fair market value of our common stock on the date of grant. The term of all options granted under the plan may not exceed ten years.

     Our 1999 Non-Employee Director Stock Option Plan provides that in the event of our merger with or into another corporation or a sale of substantially all of our assets, each option shall be assumed or an equivalent option substituted by the successor corporation. If the outstanding options are not assumed or substituted, our board shall provide for the optionee to have the right to exercise the remainder of the option as to two thirds of the total of unvested shares of common stock subject to such option.


2000 Stock Incentive Plan



     Our 2000 Stock Incentive Plan was approved by our board of directors and stockholders in July 2000. A total of 360,000 shares of common stock have been reserved for issuance under the plan. As of July 31, 2000, awards to purchase an aggregate of 338,597 shares of common stock were outstanding, no shares of common stock had been purchased pursuant to exercises of stock options and stock purchase rights and 21,403 shares were available for future grant.



     Our 2000 Stock Incentive Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to employees and nonstatutory stock options and stock purchase rights to employees, including officers and directors, and to non-employee directors and consultants. Unless terminated sooner, this plan will terminate automatically in July 2010.



     Our 2000 Stock Incentive Plan is administered by our board of directors and, thus, the board of directors determines the terms of the options or stock purchase rights granted, including the exercise price, the number of shares subject to each option or stock purchase right, the vesting and the form of consideration payable upon such exercise. In addition, the board has the authority to amend, suspend or terminate the plan, provided that no such action may affect any share of common stock previously issued and sold or any option previously granted and then outstanding under the plan.



     Options and stock purchase rights granted under our 2000 Stock Incentive Plan are not generally transferable by the recipient; during the lifetime of the recipient, each option and stock purchase right is exercisable only the recipient. The plan provides that options granted thereunder must generally be exercised within three months of the end of recipient's status as our employee or consultant, or within twelve months after his or her termination by death or disability, but in no event later than the expiration of the option's ten year term.



     In the case of stock purchase rights or shares of common stock issued upon exercise of options, the agreement evidencing the grant may provide that we have a repurchase option exercisable upon the voluntary or involuntary termination of an employee's employment for any reason, including death or disability. In the event of the exercise of the repurchase option, the purchase price paid per share will equal the original price paid by the recipient and may be paid by cancellation of the recipient's outstanding indebtedness to us, if any. This repurchase option must be exercised within 90 days following termination.



     The exercise price of any incentive stock options granted under this plan and any nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, must be at least equal to the fair market value of our common stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the terms of such incentive stock option must not exceed five years. The term of all other options granted under the plan may not exceed ten years.



     Our 2000 Stock Incentive Plan provides that in the event of our merger with or into another corporation or a sale of substantially all of our assets, each option or right shall be assumed or an equivalent option or right substituted by the successor corporation. If the outstanding options or rights are not assumed or substituted, our board shall provide for the optionee to have the right to exercise the option or stock purchase right as to all of the optioned stock, including shares as to which it would not otherwise be exercisable.


2000 Employee Stock Purchase Plan

     Our board of directors adopted our 2000 Employee Stock Purchase Plan in April 2000. This purchase plan provides our employees with an opportunity to purchase our common stock through accumulated payroll deductions.

     A total of 1,000,000 shares of common stock has been reserved for issuance under the purchase plan. In addition, the purchase plan provides for annual increases in the number of shares available for issuance under the purchase plan on January 1 of each year, beginning in 2001, equal to the lesser of 2,500,000 shares, or 5% of the outstanding shares of common stock on January 1, or a lesser number of shares to be determined by the administrator of the purchase plan.

     Under the plan, the board of directors from time to time may resolve to appoint the full board to administer the plan, or delegate the administration of the plan to a committee. In either case, the administrator has full and exclusive authority to interpret and apply the terms of the purchase plan and determine who may be eligible to participate in it.

     Employees are generally eligible to participate in the purchase plan if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted an option to purchase stock under the purchase plan if, by participating in the plan, the employee would:


     - own stock constituting five percent or more of the total combined voting power or value of all classes of our capital stock; or


     - obtain rights to purchase stock under all of our employee stock purchase plans accruing at a rate in excess of $25,000 worth of stock per year.

     The purchase plan, which is intended to qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986, as amended, contemplates consecutive, overlapping six-month offering periods. The offering periods generally will start on the first trading day on or after February 15 and August 15 of each year, except for the first such offering period, which will commence on the first trading day on or after the effective date of this offering and will end on the last trading day on or before February 14, 2001.

     The purchase plan permits participants to purchase up to 750 shares of common stock per offering period through payroll deductions of between 1% and 15% of the participant's compensation, which for purposes of the purchase plan is comprised of the participant's base salary, overtime, commissions and cash bonuses from the company. Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each offering period, at a price of 85% of the lower of the fair market value of the common stock at the beginning or end of the offering period. Participants may end their participation at any time during an offering period, whereupon they will receive all amounts deducted pursuant to the plan in cash, their payroll deductions to date. Participation ends automatically upon termination of employment with us.

     A participant may not transfer rights granted under the purchase plan other than by will, the laws of descent and distribution or as otherwise provided under the purchase plan.

     The purchase plan provides that, if we merge with or into another corporation or sell substantially all of our assets, a successor corporation may either assume or substitute for each outstanding purchase right. If the successor corporation refuses to assume or substitute for the outstanding purchase rights, the offering period then in progress may be shortened, and an accelerated exercise date will be set, by the administrator in its sole discretion.

     The administrator may set and change all applicable offering periods, exchange rates, and procedural rules of the purchase plan in its sole discretion. The administrator may also amend any part of the purchase plan provided that no optionholders would be adversely affected by such amendment. Lastly, the administrator may terminate the purchase plan, provided that its participants are allowed a final opportunity to exercise their remaining accrued purchase rights. The purchase plan will terminate automatically in 2020 if not sooner terminated by the administrator.

401(k) PLAN

     In March 1997, our board of directors adopted a Retirement Savings and Investment Plan covering our full-time employees located in the United States. This plan is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended, so that contributions to this plan by employees, and the investment earnings thereon, are not taxable to employees until withdrawn. Pursuant to this plan, employees may elect to reduce their current compensation by up to the lesser of 15% of their annual compensation or the statutorily prescribed limit, which was $10,000 in 1999, and to have the amount of such reduction contributed to this plan. We are not obligated to make additional matching contributions on behalf of plan participants but may do so, at our discretion.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SALES OF PREFERRED STOCK

     In February 1999, we sold an aggregate of 13,333,334 shares of our Series A Preferred Stock to the following investors, each a beneficial owner of more than 5% of our outstanding common stock, at a per share price of $0.525:


                                                               NUMBER OF
                                                               SHARES OF
                                                               SERIES A          AGGREGATE
                    NAME OF PURCHASER                       PREFERRED STOCK    PURCHASE PRICE
                    -----------------                       ---------------    --------------
Entities Associated with Technology Crossover Ventures....     7,619,048         $4,000,000
Rho Management Trust I....................................     5,714,286          3,000,000



     Each share of our Series A Preferred Stock is convertible into the number of fully paid and nonassessable shares of common stock as is determined by dividing the original issuance price of our Series A Preferred Stock by the conversion price for the Series A Preferred Stock in effect at the time the certificate is surrendered for conversion. Each share of our Series A Preferred Stock is convertible into 0.4 shares of our common stock upon the closing of an initial public offering.


     The holders of our Series A Preferred Stock have entered into an agreement with us under which they will have registration rights with respect to their shares of common stock following this offering. See "Description of Capital Stock -- Preferred Stock" for additional information regarding these registration rights.

     In February 2000, we sold an aggregate of 2,000,000 shares of our Series B Preferred Stock to the following investors, each a beneficial owner of more than 5% of our outstanding common stock, at a per share price of $2.50:


                                                               NUMBER OF
                                                               SHARES OF
                                                               SERIES B          AGGREGATE
                    NAME OF PURCHASER                       PREFERRED STOCK    PURCHASE PRICE
                    -----------------                       ---------------    --------------
Entities Associated with Technology Crossover Ventures....     1,142,857         $2,857,144
Rho Management Trust I....................................       857,143          2,142,858



     Each share of our Series B Preferred Stock is convertible into the number of fully paid and nonassessable shares of common stock as is determined by dividing the original issuance price of our Series B Preferred Stock by the conversion price for the Series B Preferred Stock in effect at the time the certificate is surrendered for conversion. Each share of our Series B Preferred Stock is convertible into 0.4 shares of our common stock upon the closing of an initial public offering.


     The holders of our Series B Preferred Stock have entered into an agreement with us under which they will have registration rights with respect to their shares of common stock following this offering. See "Description of Capital Stock -- Preferred Stock" for additional information regarding these registration rights.

     In July 2000, we sold an aggregate of 2,318,392 shares of our Series C Preferred Stock at a per share price of $6.47, 309,119 shares of which were sold to entities associated with Technology Crossover Ventures, a beneficial owner of more than 5% of our outstanding common stock.



     Each share of our Series C Preferred Stock is convertible into the number of fully paid and nonassessable shares of common stock as is determined by dividing the original issuance price of our Series C Preferred Stock by the conversion price for the Series C Preferred Stock in effect at the time the certificate is surrendered for conversion. Each share of our Series C Preferred is convertible into one share of our common stock upon the closing of an initial public offering.



     The holders of our Series C Preferred Stock have entered into an agreement with us under which they will have registration rights with respect to their shares of common stock following this offering. See "Description of Capital Stock -- Preferred Stock" for additional information regarding these registration rights.



EMPLOYMENT AGREEMENTS


     We have entered into employment agreements with Mr. Wright, our President and Chief Executive Officer, Mr. Grant, our Senior Vice President of Finance and Chief Financial Officer, Mr. Gruher, our Senior Vice President, Western U.S. Operations and Mr. Markowitz, our Senior Vice President, Eastern U.S. Operations. See "Management -- Employment Agreements" for additional information regarding these employment agreements.

OTHER AGREEMENTS


     In September 1999, we entered into an agreement with Greens.com for the provision of services relating to customer relationship management and enterprise resource planning applications integration. During fiscal year 1999, revenues from Greens.com represented 9.7% of our total revenues. We believe the terms of our relationship with Greens.com were no less favorable than we could have obtained from any unaffiliated third party. We terminated our agreement with Greens.com in August 2000.



     Steven L. Darrow, our former Chairman of the Board, was chairman of the board and chief executive officer of Greens.com during 1999, and in 1999 owned more than 40% of the outstanding stock of Greens.com. In November 1999, Mr. Darrow entered into an agreement with us whereby Mr. Darrow personally guarantees the payment of up to $4.5 million of our fees relating to professional services we render to Greens.com. In February 2000, Mr. Darrow contributed to the capital of Greens.com $4.0 million out of the proceeds from his sale of 1,333,333 shares at $4.50 per share of his Emerald Solutions founders' common stock to the following investors, each a beneficial owner of more than 5% of our outstanding common stock:



                                                               NUMBER OF
                                                               SHARES OF
                                                              COMMON STOCK      AGGREGATE
                                                             PURCHASED FROM      PURCHASE
                    NAME OF PURCHASER                       STEVEN L. DARROW      PRICE
                    -----------------                       ----------------    ----------
Entities associated with Technology Crossover Ventures....      888,889          3,992,739
Rho Management Trust I....................................      444,444          2,000,000


     Also in February 2000, Greens.com paid to us approximately $2.7 million, representing all monies Greens.com owed us as of January 30, 2000, and placed approximately $1.3 million in escrow to cover our anticipated professional services fees. There are no current ongoing projects for Greens.com.



     In July 1999, we loaned to Mr. Wright, our President, Chief Executive Officer and director, an aggregate of $150,000 in order for Mr. Wright to purchase 120,000 shares of our common stock. In connection with this loan, Mr. Wright executed a full recourse promissory note in favor of us. The promissory note bears interest at a rate of 5.82% per annum, matures in July 2004 and is secured by a pledge of the common stock purchased by Mr. Wright for cash under the terms of a stock pledge agreement between Mr. Wright and us. As of June 24, 2000, there was $150,000 plus interest outstanding on the promissory note.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of July 31, 2000, by the following:


     - each stockholder known by us to own beneficially more than 5% of our common stock;

     - each of our executive officers named in the compensation table above;

     - each of our directors; and

     - all directors and executive officers as a group.


     This table lists applicable percentage ownership based on 31,713,304 shares of common stock outstanding as of July 31, 2000, as adjusted to reflect the conversion upon the closing of this offering of all outstanding shares of redeemable convertible preferred stock and also lists applicable percentage ownership based on 35,713,304 shares of common stock outstanding after completion of this offering. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, on the information furnished by such owners, have sole voting power and investment power with respect to such shares subject to community property laws where applicable. The address for those individuals for which an address is not otherwise indicated is Emerald -- Delaware, Inc., 111 SW 5th Avenue, 27th Floor, Portland, OR 97204. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after July 31, 2000 are deemed outstanding.



                                                      SHARES BENEFICIALLY       SHARES BENEFICIALLY
                                                             OWNED                     OWNED
                                                       PRIOR TO OFFERING          AFTER OFFERING
        NAME OR GROUP OF BENEFICIAL OWNERS          -----------------------   -----------------------
                   AND ADDRESS                        NUMBER     PERCENTAGE     NUMBER     PERCENTAGE
        ----------------------------------          ----------   ----------   ----------   ----------
Entities associated with Technology Crossover
  Ventures(1).....................................  10,210,009      32.2%     10,210,009      28.6%
Rho Management Trust I(2).........................   5,246,928      16.5       5,246,928      14.7
Steven L. Darrow(3)...............................   3,300,908      10.4       3,300,908       9.2
Martin Wright(4)..................................   1,279,921       4.0       1,279,921       3.6
Jerry N. Grant(5).................................   1,089,918       3.4       1,089,918       3.1
Michael Norkus....................................   1,364,738       4.3       1,364,738       3.8
Mark Markowitz(6).................................     290,266         *         290,266         *
Jim S. Gruher(7)..................................     206,646         *         206,646         *
Samuel C. Ellis...................................      33,333         *          33,333         *
David R. Stewart(8)...............................      64,483         *          64,483         *
Michael W. Bealmear(9)............................      20,000         *          20,000
Charles Scott Gibson(10)..........................      20,000         *          20,000
C. Toms Newby(1)..................................  10,210,009      32.2      10,210,009      28.6
  All directors and executive officers as a group
    (10 persons)(11)..............................  14,579,315      46.0      14,579,315      40.8


-------------------------
  *  Less than 1% of the outstanding shares of common stock.


 (1) Includes 101,862 shares held by TCV II, V.O.F., 3,135,674 shares held by Technology Crossover Ventures II, L.P., 2,410,750 shares held by TCV II
     (Q), L.P., 427,823 shares held by TCV II Strategic Partners, L.P. and 478,755 shares held by Technology Crossover Ventures II, C.V. (the foregoing five entities, collectively, the "TCV II Funds"); 26,540 shares held by TCV III (GP),126,069 shares held by TCV III, L.P., 3,350,798 shares held TCV III (Q), L.P., 151,740 shares held by TCV III Strategic Partners, L.P. (the latter four entities, collectively, the "TCV III Funds" and, together with the TCV II Funds, the "TCV Funds"). Mr. Newby, a director of the Company, is a member of Technology Crossover Management II, L.L.C. which is the General Partner of each of the TCV II Funds and a member of Technology Crossover Management III, L.L.C. which is the General Partner of each of the TCV III Funds. Mr. Newby disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address for each of these persons and entities is c/o Technology Crossover Ventures, 575 High Street, Suite 400, Palo Alto, California 94301.



 (2) Joshua Ruch controls Rho Management Company, Inc., an investment advisory company exercising voting and investment power over all the shares held by Rho Management Trust I. Mr. Ruch disclaims all beneficial ownership over such shares, except to the extent of his pecuniary interest therein. The address for Mr. Ruch and each of these entities is 765 Fifth Avenue, New York, New York 10153.



 (3) Mr. Darrow has agreed to sell 600,000 shares of our common stock upon exercise of the underwriters' option to acquire additional shares to cover over-allotments. The table assumes no exercise of the underwriters' over-allotment option.



 (4) Includes 546,665 shares issuable upon exercise of stock options held by Mr. Wright exercisable within 60 days of July 31, 2000.



 (5) Includes 99,863 shares held by the Grant II Trust and 10,000 shares held by the Grant Irrevocable Trust and 137 shares held by Jerry and Carolyn Grant. Also includes 433,331 shares issuable upon exercise of stock options held by Mr. Grant exercisable within 60 days of July 31, 2000.



 (6) Includes 123,604 shares held by the Markowitz Living Trust. Also includes 166,662 shares issuable upon exercise of stock options held by Mr. Markowitz exercisable within 60 days of July 31, 2000.



 (7) Includes 51,497 shares issuable upon exercise of stock options held by Mr. Gruher exercisable within 60 days of July 31, 2000.



 (8) Includes 13,000 shares issuable upon exercise of stock options held by Mr. Stewart exercisable within 60 days of July 31, 2000.



 (9) Includes 20,000 shares issuable upon exercise of stock options held by Mr. Bealmear exercisable within 60 days of July 31, 2000.



(10) Includes 20,000 shares issuable upon exercise of stock options held by Mr. Gibson exercisable within 60 days of July 31, 2000.



(11) Includes an aggregate of 1,251,155 shares issuable upon exercise of stock options held by our directors and executive officers exercisable within 60 days of July 31, 2000.

                          DESCRIPTION OF CAPITAL STOCK


     Upon the completion of this offering, we will be authorized to issue 80,000,000 shares, $0.001 par value per share, to be divided into two classes to be designated common stock and preferred stock. Of the shares authorized, 78,000,000 shares shall be designated as common stock and 2,000,000 shares shall be designated as preferred stock. The following description of our capital stock is only a summary. You should refer to our certificate of incorporation and bylaws as in effect upon the closing of this offering, material provisions of which are summarized below, and, which are included as exhibits to the registration statement of which this prospectus forms a part, and the provisions of applicable Delaware law.


COMMON STOCK


     As of July 31, 2000, there were 31,715,135 shares of common stock outstanding on a pro forma basis, giving effect to the automatic conversion of all outstanding shares of our preferred stock into 8,451,724 shares of common stock upon completion of this offering, which were held of record by approximately 271 stockholders. There will be 35,715,135 shares of common stock outstanding assuming no exercise of outstanding options after July 31, 2000 after giving effect to the sale of our common stock in this offering. There are 6,366,198 shares of common stock issuable upon exercise of outstanding options under our 1997 Stock Incentive Compensation Plan and 210,000 shares of common stock issuable upon exercise of outstanding options under our 1999 Non-Employee Director Stock Option Plan. Our outstanding shares of common stock include 338,597 shares of restricted common stock issued in July 2000 to Alliance employees pursuant to our 2000 Stock Incentive Plan. See "Management -- Stock Plans" for a description of our stock plans.


     The holders of our common stock are entitled to one vote per share held of record on all matters submitted to a vote of the stockholders. Our amended and restated certificate of incorporation, to be filed concurrently with completion of this offering, does not provide for cumulative voting in the election of directors. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. Holders of our common stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon the completion of this offering will be fully paid and non-assessable.

     The current holders of our common stock are subject to the terms of a stockholders' agreement and a rights and restrictions agreement.

PREFERRED STOCK


     As of July 31, 2000, there were 13,333,334 shares of redeemable convertible Series A Preferred Stock outstanding which were held of record by six stockholders. All outstanding shares of our Series A Preferred Stock will be converted into an aggregate of 5,333,332 shares of common stock automatically upon completion of this offering.


     Each share of Series A Preferred Stock can be converted at the option of the holder at any time after issuance according to a conversion ratio, subject to adjustment for dilution. In addition, each share of Series A Preferred Stock shall automatically convert into shares of common stock upon the date specified by vote or written consent or agreement of holders of a majority of the outstanding shares of Series A Preferred Stock.

     At the election of the holders of at least a majority of the outstanding shares of Series A Preferred Stock on or any time after November 1, 2002, the corporation will redeem the Series A Preferred Stock in two equal consecutive installments.

     Each share of Series A Preferred Stock has voting rights equal to common stock into which it is convertible on the record date of the vote. Holders of common stock are entitled to vote as a separate class for any remaining directors.

     Holders of Series A Preferred Stock are entitled to receive noncumulative dividends at the per annum rate of 8% of the original issue price per share when and if declared by the board of directors. The board of directors has not declared any dividends as of December 25, 1999. In the event of a conversion of the Series A Preferred Stock, any declared and unpaid dividends shall be paid at the election of the holder in cash or common stock at its then fair market value. If dividends or other distributions are paid on the common stock, the holders of Series A Preferred Stock are entitled to the preferential dividends above and are entitled to per share dividends equal to those declared or paid to holders of common stock.

     In the event of liquidation, dissolution or winding up of the corporation, either voluntary or involuntary, holders of Series A Preferred Stock are entitled to receive, prior to the distribution of any corporation assets, an amount of $0.525 per share in addition to any declared but unpaid dividends. If the assets of the corporation are insufficient to permit payment to the holders of Series A Preferred Stock, then the entire assets and funds of the corporation legally available for distribution shall be distributed between holders of Series A Preferred Stock in proportion to the product of the liquidation preference of each such share and the number of such shares owned by each holder. After the original liquidation distribution has been paid to the holders of Series A Preferred Stock, the remaining assets of the corporation shall be distributed among the holders of the common stock and Series A Preferred Stock on an as-converted basis, until the holders of Series A Preferred Stock receive assets valued at 4.5 times the original Series A Preferred Stock price per share. Any remaining assets will be distributed pro-rata solely to holders of common stock.


     As of July 31, 2000, there were 2,000,000 shares of redeemable convertible Series B Preferred Stock outstanding which were held of record by five stockholders. All outstanding shares of our Series B Preferred Stock will be converted into an aggregate of 800,000 shares of common stock automatically upon completion of this offering.


     The shares of Series B Preferred Stock have similar rights and preferences as the shares of Series A Preferred Stock except they are non-voting, have a different conversion ratio and have a liquidation price of $3.50 per share for the first twelve months after issuance and $4.50 per share thereafter. In addition, the holders of Series B Preferred Stock will have the right to convert their shares into Series B-1 voting preferred stock upon certain regulatory approvals. The Series B-1 preferred stock will have identical rights as the Series B Preferred Stock except it will also have voting rights.


     As of July 31, 2000, there were 2,318,392 shares of redeemable convertible Series C Preferred Stock outstanding which were held of record by ten stockholders. All outstanding shares of our Series C Preferred Stock will be converted into an aggregate of 2,318,392 shares of common stock automatically upon completion of this offering.



     The shares of Series C Preferred Stock have similar rights and preferences as the shares of Series A and B Preferred Stock except they have a different conversion ratio and a liquidation price of $8.09 per share for the first six months after issuance and $9.71 per share thereafter.

     Upon the completion of this offering and the filing of our amended and restated certificate of incorporation, our board will be authorized, without action by the stockholders, to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of these shares of preferred stock. These rights, preferences and privileges include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series, all or any of which may be greater than the rights of the common stock.

     The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that the holders of common stock will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying or preventing a change in our control without further action by the stockholders. We have no present plans to issue any shares of preferred stock.


REGISTRATION RIGHTS



     Pursuant to a Second Amended and Restated Investors Rights Agreement we entered into with the holders of our preferred stock, the holders of 8,451,624 shares of common stock on an as converted basis are entitled to registration rights. The holders of these shares may also require us to file a registration statement under the Securities Act at our expense with respect to their shares of common stock. We are required to use our best efforts to effect this registration, subject to conditions and limitations. Furthermore, the holders of these shares may require us to file additional registration statements on Form S-3, when and if we are qualified to use such form, and subject to further conditions and limitations.



     We have also granted registration rights to the former stockholders of Alliance in connection with the acquisition of Alliance, and to Deutsche Bank Securities Inc. in connection with the warrant that we issued to them. These registration rights provide that if we propose to register any securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, the above holders would be entitled to notice and may include shares of their common stock in the registration. This right is subject to conditions and limitations, including the right of the underwriters to limit the number of shares included in the registration.


DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

     Upon the closing of this offering, some provisions of Delaware law and our certificate of incorporation and bylaws could make the following more difficult:

     - acquisition of us by means of a tender offer;

     - acquisition of us by means of a proxy contest or otherwise; or

     - removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweighs the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms. The amendment of any of the following provisions would require approval by holders of at least 66 2/3% of our outstanding common stock.

Board of Directors

     Effective with the first annual meeting of stockholders following completion of this offering, our restated bylaws provide for the division of our board of directors into three classes, as nearly equal in number as possible, with the directors in each class serving for a three-term, and one class being elected each year by our stockholders. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the incumbency of the board of directors, as it generally makes it more difficult for stockholders to replace a majority of the directors. Further, our amended and restated certificate of incorporation filed in connection with this offering and restated bylaws do not provide for cumulative voting in the election of directors.

Stockholder Meetings

     Under our amended and restated certificate of incorporation and restated bylaws, the stockholders may call a special meeting only upon the request of the holders of at least 51% of the outstanding shares. Additionally, our board of directors, chairman of the board or president may call special meetings of stockholders. Our restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee thereof. In addition, our amended and restated certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

Delaware Anti-Takeover Law

     We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Undesignated Preferred Stock

     The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is American Stock Transfer & Trust Co., Inc.

NASDAQ STOCK MARKET NATIONAL MARKET LISTING

     We have applied to list our common stock on the Nasdaq National Market under the symbol "EMSO."

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this offering, we will have 35,715,135 shares of common stock outstanding. Of these shares, the 4,000,000 shares sold in this offering will be freely transferable without restriction under the Securities Act, unless they are held by "affiliates" as that term is defined in Rule 144 of the Securities Act.



     Of these shares, the remaining 31,715,135 shares were sold by us in reliance on exemptions from the registration requirements of the Securities Act, are restricted securities within the meaning of Rule 144 under the Securities Act and become eligible for sale in the public market as follows:



     - beginning 90 days after the effective date, no shares will become eligible for sale;



     - beginning 181 days after the effective date, 27,564,665 shares will become eligible for sale, subject to the provisions of Rules 144, 144(k) or 701, upon the expiration of agreements not to sell such shares entered into between the underwriters and such stockholders;



     - thereafter, the remaining 4,150,470 shares held for one year or more will become eligible for sale, subject to the provisions of Rule 144.



     Beginning 181 days after the date of this prospectus, approximately 2,693,003 additional shares subject to vested options as of the date of completion of this offering will be available for sale subject to compliance with Rule 701 and upon the expiration of agreements not to sell such shares entered into between the underwriters and such stockholders. Any shares subject to lock-up agreements may be released at any time without notice by the underwriters.



     In general, under Rule 144 as currently in effect, a person or persons whose shares are aggregated, including an affiliate, who has beneficially owned restricted shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of completion of this offering, a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock, or approximately 357,151 shares immediately after this offering, or the average weekly trading volume in the common stock during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to such sale and certain other limitations and restrictions. In addition, a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above.


     Any of our employees, officers or directors of or consultant who purchased his or her shares prior to the date of completion of this offering or who holds vested options as of that date pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public-information, holding-period, volume-limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding-period restrictions, in each case commencing 90 days after the date of completion of this offering. However, we and our officers, directors and stockholders have agreed not to sell or otherwise dispose of any shares of our common stock for the 180-day period after the date of this prospectus without the prior written consent of the underwriters. See "Underwriting" for additional information regarding limitations on the sale of our common stock.


     As soon as practicable after the date of completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register shares of common stock reserved for issuance under our 1997 Stock Incentive Compensation Plan, our 1999 Non-Employee Director Stock Option Plan and our 2000 Stock Incentive Plan, thus permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act. Such registration statements will become effective immediately upon filing.

                                  UNDERWRITING

     Subject to the terms and conditions of the underwriting agreement dated as of the date of this prospectus, the underwriters named below, through their representatives Deutsche Bank Securities Inc., FleetBoston Robertson Stephens Inc., Adams, Harkness & Hill, Inc. and Pacific Crest Inc. have severally agreed to purchase from us the following respective number of shares of common stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

                                                              NUMBER OF
                        UNDERWRITER                             SHARES
                        -----------                           ----------
Deutsche Bank Securities Inc. ..............................
FleetBoston Robertson Stephens Inc. ........................
Adams, Harkness & Hill, Inc.................................
Pacific Crest Inc...........................................
                                                              ----------
          Total.............................................
                                                              ==========

     The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock being sold in this offering are subject to certain conditions precedent and that the underwriters will purchase all shares of the common stock offered hereby, other than those covered by the over-allotment option described below, if any of these shares are purchased. The underwriting agreement provides that, in the event of a default by an underwriter, in certain circumstances the purchase commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

     We have been advised by the representatives that the underwriters propose to offer the shares of common stock to the public initially at the public offering price set forth on the cover page of this prospectus and, through the representatives, to selling group members at such price less a concession of $ . per share and the underwriters and such selling group members may allow a discount of $ . per share on sales to certain other brokers-dealers. After the offering, the public offering price and concession and discount to dealers may be changed by the representatives.

     The selling stockholder has granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to 600,000 additional shares of common stock at the public offering price less underwriting discounts and commissions. Such option may be exercised only to cover over-allotments in the sale of shares of common stock being sold in this offering. To the extent such option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to
            .

     The underwriting discounts and commissions are equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. We and the selling stockholder have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters' over-allotment option:

                                                                           TOTAL
                                                              -------------------------------
                                                       PER       WITHOUT         WITH FULL
                                                      SHARE   OVER-ALLOTMENT   OVER-ALLOTMENT
                                                      -----   --------------   --------------
Underwriting discounts and commissions paid by
  Emerald Solutions.................................  $         $                $
Underwriting discounts and commissions paid by the
  selling stockholder...............................  $         $                $


     In addition, we estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $1.1 million. The selling stockholder will pay a pro rata share of this amount based on the percentage of the number of shares sold by the selling stockholder to the total number of shares sold in this offering.


     We and the selling stockholder have agreed to indemnify the underwriters against liabilities in connection with this offering, including liabilities under the Securities Act and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

     Each of our officers and directors and substantially all of our stockholders and holders of options and warrants to purchase our stock, has agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any portion of our common stock held by these persons prior to this offering or common stock issuable upon exercise of options or warrants held by these persons for a period of 180 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Deutsche Bank Securities Inc. This consent may be given at any time without public notice. We have entered into a similar agreement with the representatives of the underwriters, except that we may grant options and sell shares pursuant to our 1997 Stock Incentive Compensation Plan and our 1999 Non-Employee Director Stock Option Plan without such consent.


     A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters of this offering. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations. Any underwriters making such Internet distributions will either clear such procedures with the Securities and Exchange Commission or will follow procedures for online distributions previously cleared with the Securities and Exchange Commission.


     The representatives have advised us that they do not expect discretionary sales by the underwriters to exceed 5% of the shares being offered hereby.

     In order to facilitate the offering of our common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of our common stock. Specifically, the underwriters may over-allot shares of our common stock in connection with this offering, thus creating a short position in our common stock for their own account. A short position results when an underwriter sells more shares of common stock than the underwriter is committed to purchase. Additionally, to cover these over-allotments or to stabilize the market price of our common stock, the underwriters may bid for, and purchase, shares of our common stock in the open market. Finally, the representatives, on behalf of the underwriters, may also reclaim selling concessions allowed to an underwriter or dealer if the underwriting syndicate repurchases shares distributed by that underwriter or dealer. Any of these activities may stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. The underwriters are not required to engage in these activities and, if commenced, may end any of these activities at any time.

     At our request, the underwriters have reserved for sale, at the initial public offering price, up to 400,000 of the shares of common stock offered in this offering for friends and family members of our executive officers and other persons that are affiliated with companies with whom we have a business relationship, such as executives of companies that market, sell or otherwise promote our products. None of these shares will be subject to lock-up agreements. The number of shares of our common stock available for sale to the general public will be reduced to the extent these reserved shares are purchased. Any reserved shares that are not purchased by these persons will be offered by the underwriters to the general public on the same basis as the other shares in this offering.


     Deutsche Bank Securities Inc. acted as a placement agent for us in connection with the private placement of shares of our Series C Preferred Stock in July 2000. We incurred customary placement fees to Deutsche Banc Alex. Brown for such services, including a cash placement fee of $500,000 and a warrant to purchase 38,639 shares of common stock at the private placement price of $6.47 per share. In addition, DB Alex. Brown Venture Investors Portfolio, LLC, an affiliate of Deutsche Banc Alex. Brown, purchased 154,559 shares of our Series C Preferred Stock in connection with the Series C private placement. Each of Deutsche Banc Alex. Brown and DB Alex. Brown Venture Investors Portfolio, LLC has agreed with us not to sell, transfer, assign, pledge or hypothecate any such shares for at least one year from the date of our initial public offering.


PRICING OF THIS OFFERING

     Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for our common stock will be determined by negotiation among us and the representatives of the underwriters. Among the primary factors that will be considered in determining the public offering price are:

     - prevailing market conditions;

     - our results of operations in recent periods;

     - the assessment of our management;

     - the market capitalizations and stages of development of other companies that we and the representatives of the underwriters believe to be comparable to our business; and

     - estimates of our business potential.

                                 LEGAL MATTERS

     The validity of the common stock being sold in this offering will be passed upon for us by Morrison & Foerster LLP, Palo Alto, California. Legal matters will be passed upon for the underwriters by Ropes & Gray, Boston, Massachusetts.

                                    EXPERTS


     The financial statements of (i) Emerald-Delaware, Inc. as of December 26, 1998 and December 25, 1999, and for each of the years in the three-year period ended December 25, 1999, (ii) ZCom Incorporated as of December 31, 1998 and 1999, and for each of the years then ended and (iii) Alliance Consulting Group, Inc. as of December 31, 1998 and 1999, and for each of the years then ended, have been included in this prospectus and in the registration statement in reliance upon the reports of KPMG LLP, independent auditors, and upon the authority of that firm as experts in accounting and auditing.



                             ADDITIONAL INFORMATION


     We have filed with the Securities and Exchange Commission, Washington, D.C., a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock being sold in this offering. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and our common stock, reference is made to the registration statement and to the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by this reference. A copy of the registration statement may be inspected by anyone without charge at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed fees. The Commission maintains a web site at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.
                      ------------------------------------


     "Emerald Solutions" is our registered trademark and "E-Business Engineering" is our registered service mark, in addition, we have applied for registration of our Emerald Solutions "ES" logo, "E-Business Engineering," "E-Business Engineering at Work" and "Business Agility Index." All other trademarks or service marks appearing in this prospectus are trademarks or service marks of the respective companies that use them.

                           EMERALD -- DELAWARE, INC.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
EMERALD -- DELAWARE, INC.
Independent Auditors' Report................................   F-2
Balance Sheets..............................................   F-3
Statements of Operations....................................   F-4
Statement of Stockholders' Equity (Deficit).................   F-5
Statements of Cash Flows....................................   F-6
Notes to Financial Statements...............................   F-8

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
  INFORMATION

Overview....................................................  F-29
Unaudited Pro Forma Condensed Consolidated Balance Sheet....  F-31
Unaudited Pro Forma Condensed Consolidated Statements of
  Operations................................................  F-32
Notes to Unaudited Pro Forma Condensed Consolidated
  Financial Statements......................................  F-34

ZCOM INCORPORATED

Independent Auditors' Report................................  F-36
Balance Sheets..............................................  F-37
Statements of Operations....................................  F-38
Statements of Stockholders' Deficiency......................  F-39
Statements of Cash Flows....................................  F-40
Notes to Financial Statements...............................  F-41

ALLIANCE CONSULTING GROUP, INC.

Independent Auditors' Report................................  F-45
Balance Sheets..............................................  F-46
Statements of Operations....................................  F-47
Statements of Stockholders' Equity (Deficit)................  F-48
Statements of Cash Flows....................................  F-49
Notes to Financial Statements...............................  F-50

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders of Emerald -- Delaware, Inc.:

     We have audited the accompanying balance sheets of Emerald -- Delaware, Inc. (formerly Emerald Solutions, Inc.) as of December 26, 1998 and December 25, 1999, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 25, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Emerald -- Delaware, Inc. as of December 26, 1998 and December 25, 1999, and the results of its operations and its cash flows for each of the years in the three-year period ended December 25, 1999 in conformity with generally accepted accounting principles.

/s/  KPMG LLP

Seattle, Washington
February 15, 2000, except for note 14, which is as of April 3, 2000.

                           EMERALD -- DELAWARE, INC.

                                 BALANCE SHEETS

             DECEMBER 26, 1998, DECEMBER 25, 1999 AND JUNE 24, 2000



                                                                                                            JUNE 24,
                                                                                                              2000
                                                              DECEMBER 26,   DECEMBER 25,     JUNE 24,         PRO
                                                                  1998           1999           2000          FORMA
                                                              ------------   ------------   ------------   -----------
                                                                                                   (UNAUDITED)
                                                        ASSETS
Current assets:
 Cash and cash equivalents..................................  $   302,733    $ 1,708,355    $    350,274   $ 9,567,632
 Trade accounts receivable, net of allowance for doubtful
   accounts of $50,000 in 1998, $249,999 in 1999 and
   $517,704 in 2000.........................................    2,167,626      6,234,715      13,974,289    15,648,194
 Receivable from related party..............................       54,947      1,774,140          28,645        28,645
 Prepaid expenses...........................................      261,135        392,297         450,238       471,119
                                                              -----------    -----------    ------------   -----------
       Total current assets.................................    2,786,441     10,109,507      14,803,446    25,715,590
                                                              -----------    -----------    ------------   -----------
Property and equipment, net.................................    1,688,089      4,453,632       7,508,693     7,947,004
Intangibles.................................................           --             --       6,731,964    24,641,746
Other assets................................................      171,188        321,691       1,085,673       701,089
                                                              -----------    -----------    ------------   -----------
                                                              $ 4,645,718    $14,884,830    $ 30,129,776   $59,005,429
                                                              ===========    ===========    ============   ===========
                                    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Accounts payable...........................................  $   652,960    $ 1,661,043    $  4,721,097   $ 4,804,037
 Accrued compensation.......................................      626,918      2,864,762       4,904,727     5,560,597
 Other accrued liabilities..................................      169,126        828,302       1,911,445     2,306,314
 Line of credit.............................................           --      5,000,000       6,195,108     6,920,108
 Deferred revenue...........................................      375,322        374,415         867,203     1,171,238
 Notes payable..............................................           --             --       1,350,000     2,405,000
 Current portion of capital lease obligations...............       69,438        163,882         660,837       660,837
                                                              -----------    -----------    ------------   -----------
       Total current liabilities............................    1,893,764     10,892,404      20,610,417    23,828,131
                                                              -----------    -----------    ------------   -----------
Capital lease obligations, excluding current portion........       74,328        210,717       1,330,835     1,330,835
Other long-term liabilities.................................       31,416         31,416         436,144       706,821
Series A redeemable convertible preferred stock, $.001 par
 value, 13,333,334 shares authorized, issued, and
 outstanding at December 25, 1999 and June 24, 2000.
 Aggregate liquidation preference of $7,000,000 at December
 25, 1999 and June 24, 2000. Aggregate redemption value of
 $7,583,333 and $7,989,626 at December 25, 1999 and June 24,
 2000 (no shares issued and outstanding, pro forma).........           --      7,207,422       7,646,673            --
Series B redeemable convertible preferred stock, $.001 par
 value, 2,000,000 shares authorized, issued and outstanding
 at June 24, 2000. Aggregate liquidation preference of
 $7,000,000 at June 24, 2000. Aggregate redemption value of
 $5,187,000 at June 24, 2000 (no shares issued and
 outstanding, pro forma)....................................           --             --       5,187,501            --
Series C redeemable convertible preferred stock, $0.001 par
 value, 2,318,392 shares authorized pro forma; no shares
 issued or outstanding at June 24, 2000 (no shares issued
 and outstanding pro forma).................................           --             --              --            --
Stockholders' equity (deficit):
 Common stock, $.001 par value. 40,000,000 shares authorized at December 25, 1999 and 73,666,666 shares authorized at
   June 24, 2000, 19,805,200, 20,016,966 and 20,675,800
   shares issued and outstanding at December 26, 1998,
   December 25, 1999 and June 24, 2000, respectively,
   (78,000,000 shares authorized, 31,713,304 shares issued
   and outstanding pro forma)...............................       19,805         20,017          20,676        31,713
 Additional paid-in capital.................................    5,867,611      5,400,614      21,218,802    64,303,064
 Deferred compensation......................................           --        (86,259)     (8,332,728)  (13,206,591)
 Accumulated deficit........................................   (3,145,036)    (8,570,219)    (17,771,800)  (17,771,800)
                                                              -----------    -----------    ------------   -----------
                                                                2,742,380     (3,235,847)     (4,865,050)   33,356,386
 Less stock subscriptions receivable........................       96,170        221,282         216,744       216,744
                                                              -----------    -----------    ------------   -----------
       Total stockholders' equity (deficit).................    2,646,210     (3,457,129)     (5,081,794)   33,139,642
Commitments, contingencies and subsequent events
                                                              -----------    -----------    ------------   -----------
                                                              $ 4,645,718    $14,884,830    $ 30,129,776   $59,005,429
                                                              ===========    ===========    ============   ===========


                See accompanying Notes to Financial Statements.

                           EMERALD -- DELAWARE, INC.

                            STATEMENTS OF OPERATIONS
 FISCAL YEARS ENDED DECEMBER 27, 1997, DECEMBER 26, 1998 AND DECEMBER 25, 1999
                                      AND

                SIX MONTHS ENDED JUNE 26, 1999 AND JUNE 24, 2000



                                                    FISCAL YEAR ENDED                     SIX MONTHS ENDED
                                        ------------------------------------------   --------------------------
                                        DECEMBER 27,   DECEMBER 26,   DECEMBER 25,    JUNE 26,       JUNE 24,
                                            1997           1998           1999          1999           2000
                                        ------------   ------------   ------------   -----------   ------------
                                                                                            (UNAUDITED)
Revenues (includes related party
  revenues of $55,000 and $3,384,000
  during fiscal years 1998 and 1999,
  respectively, and $1,110,000 and
  $2,234,000 during the six months
  ended June 26, 1999 and June 24,
  2000, respectively).................  $ 2,720,750    $15,010,608    $34,710,594    $14,285,779   $ 33,966,433
Expenses:
  Cost of revenues -- professional
    services (excluding stock
    compensation).....................    2,417,697      7,742,208     19,280,517      7,552,303     17,759,611
  Cost of revenues -- AT&T warrant....           --             --             --             --        753,902
  Sales and marketing (excluding stock
    compensation).....................      406,561      2,400,561      6,589,529      2,344,614      7,861,854
  General and administrative
    (excluding stock compensation)....    3,473,581      4,091,416     14,261,204      5,234,663     14,228,007
  Stock compensation*.................           --             --         18,921             --      2,226,360
  Loss on investment in subsidiary
    held for disposal.................      238,650             --             --             --             --
                                        -----------    -----------    -----------    -----------   ------------
Total operating expenses..............    6,536,489     14,234,185     40,150,171     15,131,580     42,829,734
                                        -----------    -----------    -----------    -----------   ------------
Income (loss) from operations.........   (3,815,739)       776,423     (5,439,577)      (845,801)    (8,863,301)
Other income (expense):
  Interest income.....................           --          3,514        103,588         49,154         63,067
  Interest expense....................      (37,306)       (12,221)      (123,594)       (17,411)      (401,347)
                                        -----------    -----------    -----------    -----------   ------------
Interest income (expense), net........      (37,306)        (8,707)       (20,006)        31,743       (338,280)
                                        -----------    -----------    -----------    -----------   ------------
Income (loss) before income taxes.....   (3,853,045)       767,716     (5,459,583)      (814,058)    (9,201,581)
Income taxes..........................           --         59,707        (34,400)            --             --
                                        -----------    -----------    -----------    -----------   ------------
  Net income (loss)...................   (3,853,045)       708,009     (5,425,183)      (814,058)    (9,201,581)
  Accretion of redemption value of
    redeemable convertible preferred
    stock.............................           --             --        691,535        276,608        626,752
  Effect of beneficial conversion
    feature of Series B Preferred
    Stock.............................           --             --             --             --      1,840,000
                                        -----------    -----------    -----------    -----------   ------------
  Net income (loss) applicable to
    common stockholders...............  $(3,853,045)   $   708,009    $(6,116,718)   $(1,090,666)  $(11,668,333)
                                        ===========    ===========    ===========    ===========   ============
Net earnings (loss) per share
  applicable to common stockholders:
  Basic earnings (loss) per share.....  $     (0.23)   $      0.04    $     (0.31)   $     (0.05)  $      (0.57)
                                        ===========    ===========    ===========    ===========   ============
  Diluted earnings (loss) per share...  $     (0.23)   $      0.03    $     (0.31)   $     (0.05)  $      (0.57)
                                        ===========    ===========    ===========    ===========   ============
  Shares used to calculate:
    Basic earnings (loss) per share...   16,739,028     19,488,361     19,930,206     19,904,397     20,404,828
    Diluted earnings (loss) per
      share...........................   16,739,028     20,364,229     19,930,206     19,904,397     20,404,828
  (*)Allocation of stock compensation
    expense
  Cost of revenues -- professional
    services..........................           --             --             --             --        420,617
  Sales and marketing.................           --             --             --             --        862,821
  General and administrative..........           --             --         18,921             --        942,922


                See accompanying Notes to Financial Statements.

                           EMERALD -- DELAWARE, INC.

                  STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

 FISCAL YEARS ENDED DECEMBER 27, 1997, DECEMBER 26, 1998 AND DECEMBER 25, 1999
                                      AND


                SIX MONTHS ENDED JUNE 26, 1999 AND JUNE 24, 2000



                                                                                                                        TOTAL
                                     COMMON STOCK       ADDITIONAL                       STOCK                      STOCKHOLDERS'
                                 --------------------     PAID-IN       DEFERRED     SUBSCRIPTIONS   ACCUMULATED       EQUITY
                                   SHARES     AMOUNT      CAPITAL     COMPENSATION    RECEIVABLE       DEFICIT        (DEFICIT)
                                 ----------   -------   -----------   ------------   -------------   ------------   -------------
Balances at beginning of
 period........................  10,300,000   $10,300   $ 2,049,700   $        --     $(2,060,000)   $         --    $        --
Sale of common stock...........   7,786,957     7,787     2,746,697            --      (2,754,484)             --             --
Payment of stock subscriptions
 receivable....................          --        --            --            --       4,618,899              --      4,618,899
Stock issued in acquisitions...     615,883       616       384,312            --              --              --        384,928
Net loss.......................          --        --            --            --              --      (3,853,045)    (3,853,045)
                                 ----------   -------   -----------   -----------     -----------    ------------    -----------
Balances at December 27,
 1997..........................  18,702,840    18,703     5,180,709            --        (195,585)     (3,853,045)     1,150,782
Sale of common stock...........   1,176,000     1,176       733,825            --         (95,250)             --        639,751
Payment of stock subscriptions
 receivable....................          --        --            --            --         194,665              --        194,665
Stock repurchased..............    (432,000)     (432)     (270,788)           --              --              --       (271,220)
Options exercised..............     207,350       207       129,635            --              --              --        129,842
Settlement of a liability with
 common stock..................     151,010       151        94,230            --              --              --         94,381
Net income.....................          --        --            --            --              --         708,009        708,009
                                 ----------   -------   -----------   -----------     -----------    ------------    -----------
Balances at December 26,
 1998..........................  19,805,200    19,805     5,867,611            --         (96,170)     (3,145,036)     2,646,210
Payment of stock subscriptions
 receivable....................          --        --            --            --          74,888              --         74,888
Issuance of note receivable to
 finance common stock
 acquisitions..................          --        --            --            --        (200,000)             --       (200,000)
Issuance of stock options......          --        --       105,180      (105,180)             --              --             --
Amortization of deferred
 compensation..................          --        --            --        18,921              --              --         18,921
Options exercised..............     206,766       207        99,363            --              --              --         99,570
Stock issued for services
 rendered......................       5,000         5        19,995            --              --              --         20,000
Accretion of redemption value
 of redeemable convertible
 preferred stock...............          --        --      (691,535)           --              --              --       (691,535)
Net loss.......................          --        --            --            --              --      (5,425,183)    (5,425,183)
                                 ----------   -------   -----------   -----------     -----------    ------------    -----------
Balances at December 25,
 1999..........................  20,016,966    20,017     5,400,614       (86,259)       (221,282)     (8,570,219)    (3,457,129)
Sale of stock by principal
 stockholder(unaudited)........          --        --       949,825            --              --              --        949,825
Issuance and modifications of
 stock options (unaudited).....          --        --     4,470,048    (4,600,581)             --              --       (130,533)
Payment of stock subscriptions
 receivable (unaudited)........          --        --            --            --           4,538              --          4,538
Amortization of deferred
 compensation (unaudited)......          --        --            --     1,049,210              --              --      1,049,210
Options exercised
 (unaudited)...................     227,092       227       179,729            --              --              --        179,956
Stock issued in acquisition
 (unaudited)...................     431,742       432     5,396,338            --              --                      5,396,770
Accretion of redemption value
 of redeemable convertible
 preferred stock (unaudited)...          --        --      (626,752)           --              --              --       (626,752)
Beneficial conversion feature
 of Series B redeemable
 convertible preferred stock
 (unaudited)...................          --        --     1,840,000            --              --              --      1,840,000
Recognition of beneficial
 conversion feature of Series B
 redeemable convertible
 preferred stock (unaudited)...          --        --    (1,840,000)           --              --              --     (1,840,000)
Issuance of warrant to
 AT&T (unaudited)..............          --        --     5,449,000    (5,449,000)             --              --             --
Amortization of
 AT&T warrant(unaudited).......          --        --            --       753,902              --              --        753,902
Net loss (unaudited)...........          --        --            --            --              --      (9,201,581)    (9,201,581)
                                 ----------   -------   -----------   -----------     -----------    ------------    -----------
Balances at June 24, 2000
 (unaudited)...................  20,675,800   $20,676   $21,218,802   $(8,332,728)    $  (216,744)   $(17,771,800)   $(5,081,794)
                                 ==========   =======   ===========   ===========     ===========    ============    ===========


                See accompanying Notes to Financial Statements.

                           EMERALD -- DELAWARE, INC.

                            STATEMENTS OF CASH FLOWS

 FISCAL YEARS ENDED DECEMBER 27, 1997, DECEMBER 26, 1998 AND DECEMBER 25, 1999
              AND SIX MONTHS ENDED JUNE 26, 1999 AND JUNE 24, 2000



                                                  FISCAL YEAR ENDED                    SIX MONTHS ENDED
                                      ------------------------------------------   -------------------------
                                      DECEMBER 27,   DECEMBER 26,   DECEMBER 25,    JUNE 26,      JUNE 24,
                                          1997           1998           1999          1999          2000
                                      ------------   ------------   ------------   -----------   -----------
                                                                                          (UNAUDITED)
Cash flows from operating
  activities:
  Net income (loss).................  $(3,853,045)   $   708,009    $(5,425,183)   $  (814,058)  $(9,201,581)
  Adjustments to reconcile net
    income (loss) to net cash used
    in operating activities:
    Depreciation and amortization...      106,610        296,867        819,871        257,435     1,311,150
    Loss on disposal of equipment...           --             --         40,013             --            --
    Stock compensation expense......           --             --         38,921             --     2,980,262
    Loss on investment in subsidiary
      held for disposal.............      238,650             --             --             --            --
    Changes in certain assets and
      liabilities, net of
      acquisition:
      Accounts receivable...........     (566,482)    (1,409,480)    (4,067,089)    (2,671,365)   (7,592,909)
      Receivable from related
        party.......................           --        (54,947)    (1,719,193)      (645,069)    1,745,495
      Prepaid expenses..............      (97,828)      (143,672)      (131,162)        (1,815)      (55,438)
      Other assets..................      (80,577)        (5,280)      (233,684)      (134,774)     (730,408)
      Accounts payable, accrued
        compensation and other
        accrued liabilities.........    1,271,255         40,592      3,905,103      1,620,270     4,384,245
      Deferred revenue..............       71,768        292,860           (907)      (102,285)      492,788
                                      -----------    -----------    -----------    -----------   -----------
        Net cash used in operating
          activities................   (2,909,649)      (275,051)    (6,773,310)    (2,491,661)   (6,666,396)
                                      -----------    -----------    -----------    -----------   -----------
Cash flows from investing
  activities:
  Purchases of property and
    equipment.......................     (755,925)    (1,028,939)    (3,220,316)    (1,481,283)   (1,930,425)
  Proceeds from disposition of
    subsidiary......................           --        472,413             --             --            --
  Cash paid for acquisition.........     (911,493)            --             --             --            --
  Cash obtained through
    acquisition.....................      174,930             --             --             --       103,595
                                      -----------    -----------    -----------    -----------   -----------
      Net cash used in investing
        activities..................   (1,492,488)      (556,526)    (3,220,316)    (1,481,283)   (1,826,830)
                                      -----------    -----------    -----------    -----------   -----------
Cash provided by financing
  activities:
  Bank overdrafts...................           --             --             --             --       914,664
  Proceeds from issuance of common
    stock...........................    4,618,899        639,751             --             --            --
  Payment of stock subscriptions
    receivable......................           --        194,665         74,888         65,860         4,538
  Proceeds from issuance of
    preferred stock.................           --             --      6,515,887      6,515,887     5,000,000
  Exercise of stock options.........           --        129,842         99,570         33,344       179,956
  Proceeds from line of credit,
    net.............................           --             --      5,000,000        300,000     1,195,108
  Increase in other long-term
    liabilities.....................           --         31,416             --             --        47,228
  Repayment of capital lease
    obligations.....................      (13,229)       (64,897)       (91,097)       (34,156)     (206,349)
  Issuance of notes receivable to
    finance common stock
    acquisitions....................           --             --       (200,000)            --            --
                                      -----------    -----------    -----------    -----------   -----------
      Net cash provided by financing
        activities..................    4,605,670        930,777     11,399,248      6,880,935     7,135,145
                                      -----------    -----------    -----------    -----------   -----------

                                                  FISCAL YEAR ENDED                    SIX MONTHS ENDED
                                      ------------------------------------------   -------------------------
                                      DECEMBER 27,   DECEMBER 26,   DECEMBER 25,    JUNE 26,      JUNE 24,
                                          1997           1998           1999          1999          2000
                                      ------------   ------------   ------------   -----------   -----------
                                                                                          (UNAUDITED)
      Net increase (decrease) in
        cash and cash equivalents...      203,533         99,200      1,405,622      2,907,991    (1,358,081)
Cash and cash equivalents at
  beginning of period...............           --        203,533        302,733        302,733     1,708,355
                                      -----------    -----------    -----------    -----------   -----------
Cash and cash equivalents at end of
  period............................  $   203,533    $   302,733    $ 1,708,355    $ 3,210,724   $   350,274
                                      ===========    ===========    ===========    ===========   ===========
Supplemental disclosures of cash
  flow information:
  Cash paid during the period for
    income taxes....................  $        --    $    59,707    $        --    $        --   $        --
  Cash paid during the period for
    interest........................           --             --         80,017         17,411       374,347
Supplemental schedule of noncash
  investing and financing
  activities:
  Equipment acquired through capital
    lease obligations...............      221,892             --        321,930             --     1,763,322
  Common stock issued in
    acquisitions....................      384,928             --             --             --     5,396,770
  Notes payable issued in
    acquisition.....................           --             --             --             --     1,350,000
  Reacquisition of common stock in
    conjunction with sale of
    subsidiary......................           --        271,220             --             --            --
  Liability in connection with
    restricted stock to be issued to
    employees.......................           --             --             --             --       357,500
  Recognition of beneficial
    conversion feature of Series B
    redeemable convertible preferred
    stock...........................           --             --             --             --     1,840,000
  Stock subscriptions receivable....      195,585         95,250             --             --            --
  Stock issued in settlement of a
    liability.......................           --         94,381             --             --            --
  Accretion of redemption value of
    redeemable convertible preferred
    stock...........................  $        --    $        --    $   691,535    $   276,608   $   626,752


                See accompanying Notes to Financial Statements.

                           EMERALD -- DELAWARE, INC.

                         NOTES TO FINANCIAL STATEMENTS

 FISCAL YEARS ENDED DECEMBER 27, 1997, DECEMBER 26, 1998 AND DECEMBER 25, 1999 AND SIX MONTHS ENDED JUNE 26, 1999 AND JUNE 24, 2000 (INFORMATION AS OF AND FOR
       THE SIX MONTHS ENDED JUNE 26, 1999 AND JUNE 24, 2000 IS UNAUDITED)


(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) DESCRIPTION OF BUSINESS


     Emerald -- Delaware, Inc. (formerly Emerald Solutions, Inc.) (the "Company") was incorporated in Washington State in November 1996, with substantive operations beginning in January 1997. During 1999, the Company was reincorporated in the State of Delaware. The Company is a professional services firm that delivers comprehensive digital solutions that may include strategic consulting, creative design, software development, web integration, and information technology planning. The Company delivers solutions through locally based client management teams that can draw upon the expertise of national practices which specialize in specific industries or specific solution capabilities.


(b) BASIS OF PRESENTATION

     The Company's fiscal year ends on the last Saturday in December. Fiscal years 1997, 1998 and 1999 included 52 weeks.

     Fiscal year 1997 includes the accounts of the Company and its subsidiary, ServerLogic Corporation ("ServerLogic"), which was disposed of in 1998.


     The six months ended June 26, 1999 and June 24, 2000 included 26 weeks. On March 25, 2000, the Company completed its acquisition of ZCom Incorporated ("ZCom"). The balances at June 24, 2000 include the accounts of the Company and ZCom.


(c) REVENUE RECOGNITION


     The Company delivers services under fixed-fee and time-and-materials contracts. Revenues earned under fixed-fee contracts are generally recognized as services are rendered, using the percentage-of-completion method of accounting (measured as the ratio of hours worked to date to the estimated total hours at completion). Any estimated losses on projects in progress are recognized in their entirety in the period such losses become known. Revenues earned under time-and-materials contracts are generally recognized as services are provided. Revenues earned in excess of billings represent revenue recognized in advance of amounts billed and are included in trade accounts receivable. Billings in excess of revenues earned are classified as deferred revenues. Revenue excludes reimbursed expenses charged to and collected from clients.


(d) CASH EQUIVALENTS

     The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. Cash equivalents primarily consist of amounts held in money market funds.

                           EMERALD -- DELAWARE, INC.

 FISCAL YEARS ENDED DECEMBER 27, 1997, DECEMBER 26, 1998 AND DECEMBER 25, 1999 AND SIX MONTHS ENDED JUNE 26, 1999 AND JUNE 24, 2000 (INFORMATION AS OF AND FOR
       THE SIX MONTHS ENDED JUNE 26, 1999 AND JUNE 24, 2000 IS UNAUDITED)


(e) PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and are depreciated using the straight-line method over estimated useful lives of 3 to 10 years. Leasehold improvements are amortized over the lesser of the lease term or estimated useful lives.

     The Company periodically assesses the recoverability of long-lived assets. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds their fair value. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

(f) INCOME TAXES

     Income taxes are stated using the asset and liability method. The asset and liability method requires recognition of deferred tax assets and liabilities, for differences between the financial statement and tax basis of existing assets and liabilities and tax carryforwards and tax credits measured using the enacted tax rates and laws expected to apply in the years in which those differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in results of operations in the period that includes the enactment date.

(g) STOCK-BASED COMPENSATION

     The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and related interpretations, in accounting for its employee stock options rather than the alternative fair value accounting allowed by Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation (SFAS No. 123). Compensation cost for stock options issued to employees is measured as the excess, if any, of the fair market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock. Pro forma results are presented as if compensation cost for stock options issued to employees had been determined pursuant to SFAS No. 123.

(h) NET EARNINGS (LOSS) PER SHARE

     Basic net earnings (loss) per share is computed by dividing net income
(loss) applicable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted net earnings (loss) per share is computed by dividing net income (loss) applicable to common stockholders by the weighted average number of common and dilutive common equivalent shares deemed to be outstanding during the period. Net income (loss) applicable to common stockholders consists of net income (loss) as adjusted for the impact of accretion of redeemable convertible preferred stock to its redemption value and for the effect of the beneficial conversion feature of redeemable convertible preferred stock. The calculation of

                           EMERALD -- DELAWARE, INC.

 FISCAL YEARS ENDED DECEMBER 27, 1997, DECEMBER 26, 1998 AND DECEMBER 25, 1999 AND SIX MONTHS ENDED JUNE 26, 1999 AND JUNE 24, 2000 (INFORMATION AS OF AND FOR
       THE SIX MONTHS ENDED JUNE 26, 1999 AND JUNE 24, 2000 IS UNAUDITED)


diluted net income (loss) per share excludes potential common shares if the effect is antidilutive.


(i) INTANGIBLE AND OTHER ASSETS



     Intangible assets consist of goodwill, which represents costs in excess of the fair value of the net assets acquired and other identifiable intangibles. Other intangibles include acquired workforce and customer lists and are valued principally using the replacement cost method or income method. Other assets include professional fees in connection with the Alliance Consulting Group, Inc. acquisition which was completed in July 2000, and deferred costs related to the Company's July 2000 Series C financing and its proposed Initial Public Offering ("IPO"). Intangible assets are amortized on a straight-line basis generally ranging from two to four years. The Company assesses the recoverability of intangible assets by determining whether the amortization of the intangible balance over its remaining life can be recovered through undiscounted future cash flows. The amount of intangible asset impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of the intangible assets will be impacted if estimated future operating cash flows are not achieved.


(j) RECLASSIFICATIONS

     Certain prior year amounts have been reclassified to conform to the current year presentation.

(k) USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(l) SEGMENT INFORMATION


     Revenues consist almost entirely of fees received for professional services. The Company organizes its information reporting by geographical location and by management responsibility for client projects. Since inception, the Company has operated in a single business segment providing comprehensive digital solutions within the United States. Expenses incurred are reported according to their expense category. No further segment segregation is considered meaningful at this time.


(m) FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents and accounts receivable. The fair value of the Company's financial instruments approximates their financial statement carrying amount. The financial

                           EMERALD -- DELAWARE, INC.

 FISCAL YEARS ENDED DECEMBER 27, 1997, DECEMBER 26, 1998 AND DECEMBER 25, 1999 AND SIX MONTHS ENDED JUNE 26, 1999 AND JUNE 24, 2000 (INFORMATION AS OF AND FOR
       THE SIX MONTHS ENDED JUNE 26, 1999 AND JUNE 24, 2000 IS UNAUDITED)



instruments have a short term until maturity or settlement in cash and therefore the carrying value approximates fair value. Accounts receivable are typically unsecured and are derived from revenue earned from clients located in the United States. The Company's customers include, in part, emerging high-growth and Internet companies. Some of these companies may be subject to evolving, volatile market conditions that can lead to financial instability. The Company mitigates credit risk from these and other companies by initial and ongoing credit evaluation procedures however, given the inherent nature of the underlying markets these emerging companies operate within, the Company may be subject to credit losses and, in the event of customer bankruptcy, issues relating to regulatory and legal proceedings outside of the Company's control.



     The Company records an allowance for potential credit losses based on ongoing credit evaluations of its clients' financial condition and records potential credit losses based upon the expected collectibility of total accounts receivable.



     Through 1999, the Company had not experienced any material credit losses. The Company increased its provision for doubtful accounts to approximately 4% of revenue for the six months ended June 24, 2000.



The Company derives a significant portion of its revenues from projects with a limited number of clients. The following customers represent 10% or more of the Company's revenues during the years ended December 27, 1997, December 26, 1998 and December 25, 1999 and the six months ended June 26, 1999 and June 24, 2000:



                                                        CUSTOMER ACCOUNTS
                             CUSTOMER AS A % OF    RECEIVABLE AS A % OF TRADE
         CUSTOMER                 REVENUE              ACCOUNTS RECEIVABLE
         --------            ------------------    ---------------------------
FISCAL YEAR
1997:
A..........................          71%                       25%
B..........................          10                        23
1998:
A..........................          18                         8
C..........................          25                        23
D..........................          13                        22
E..........................          13                        13
1999:
C..........................          35                        22
SIX MONTHS ENDED JUNE 26,
  1999:
C..........................          41                        47
SIX MONTHS ENDED JUNE 24,
  2000:
C..........................          15                         1

                           EMERALD -- DELAWARE, INC.

 FISCAL YEARS ENDED DECEMBER 27, 1997, DECEMBER 26, 1998 AND DECEMBER 25, 1999 AND SIX MONTHS ENDED JUNE 26, 1999 AND JUNE 24, 2000 (INFORMATION AS OF AND FOR
       THE SIX MONTHS ENDED JUNE 26, 1999 AND JUNE 24, 2000 IS UNAUDITED)


(n) RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     The Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities in June 1998. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. SFAS No. 133, as amended by SFAS 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The adoption of this statement is not expected to have a material impact on our financial statements.


     In December 1999, the SEC released Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements," which we adopted December 26, 1999. SAB 101 provides guidance on revenue recognition issues. While SAB 101 did not have a material impact on our financial statements, there continue to be implementation questions and supplemental issuances of interpretive guidance by the staff of the Securities and Exchange Commission which may have future impact.



     In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB opinion No. 25. The Interpretation clarifies the application of APB opinion No. 25, Accounting for Stock Issued to Employees for certain issues. The provisions of the Interpretation are effective July 1, 2000. The Company does not expect implementation of Interpretation No. 44 will have a material impact on its financial statements.


(o) INITIAL PUBLIC OFFERING AND UNAUDITED PRO FORMA BALANCE SHEET


     In January 2000, the board of directors authorized the filing of a registration statement with the SEC that would permit the Company to sell shares of the Company's common stock in connection with a proposed IPO.



     If the offering is consummated under the terms presently anticipated, each of the outstanding shares of the Company's Series A and Series B redeemable convertible preferred stock will automatically convert into 0.4 shares of common stock and each share of Series C redeemable convertible preferred stock will automatically convert into one share of common stock upon closing of the proposed IPO. The following has been reflected in the accompanying unaudited pro forma balance sheet as if it had occurred as of June 24, 2000:



     - The issuance of 2,318,392 shares of Series C redeemable convertible preferred stock in July 2000;



     - The automatic conversion of the Series A, B, and C redeemable convertible preferred stock upon completion of the proposed IPO; and

                           EMERALD -- DELAWARE, INC.

 FISCAL YEARS ENDED DECEMBER 27, 1997, DECEMBER 26, 1998 AND DECEMBER 25, 1999 AND SIX MONTHS ENDED JUNE 26, 1999 AND JUNE 24, 2000 (INFORMATION AS OF AND FOR
       THE SIX MONTHS ENDED JUNE 26, 1999 AND JUNE 24, 2000 IS UNAUDITED)



     - The effect of the acquisition of Alliance, which includes the issuance of 2,585,780 shares of common stock, as well as cash consideration, acquisition costs, issuance of a promissory note and the assumption of liabilities totaling $8,800,000.


       (p) UNAUDITED INTERIM FINANCIAL STATEMENTS


     In the opinion of the Company's management, the June 26, 1999 and June 24, 2000 unaudited interim financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation.


(2) ACCOUNTS RECEIVABLE


     Trade accounts receivable at December 26, 1998, December 25, 1999 and June 24, 2000 consist of the following:



                                   1998          1999          2000
                                ----------    ----------    -----------
Trade accounts receivable.....  $1,673,398    $4,649,471    $ 7,887,468
Revenues earned in excess of
  billings....................     544,228     1,835,243      6,604,525
                                ----------    ----------    -----------
                                 2,217,626     6,484,714     14,491,993
Less allowance for doubtful
  accounts....................      50,000       249,999        517,704
                                ----------    ----------    -----------
          Trade accounts
            receivable, net...  $2,167,626    $6,234,715    $13,974,289
                                ==========    ==========    ===========



     At December 26, 1998, the Company had $42,391 in accounts receivable and $12,556 in revenues earned in excess of billings related to Greens.com. At December 25, 1999, the Company had $857,545 in accounts receivable and $916,595 in revenues earned in excess of billings related to Greens.com. At June 24, 2000, the Company had $28,645 in accounts receivable and $0 in revenues in excess of billings related to Greens.com. Steven Darrow, former Chairman of the Company, was chairman of Greens.com during 1999. Mr. Darrow has signed a personal guaranty on the repayment of all Greens.com accounts receivable and revenues earned in excess of billings up to $4,500,000. The Company's board of directors approved the contracts with Greens.com prior to their execution. All balances due from Greens.com as of December 25, 1999 were collected in February 2000.



     Included in revenues for the years ended December 27, 1997, December 26, 1998 and December 25, 1999 is approximately $0, $55,000 and $3,384,000, respectively, and for the six months ended June 26, 1999 and June 24, 2000 is approximately $1,110,000 and $2,234,000, respectively, of services fees charged to Greens.com.

                           EMERALD -- DELAWARE, INC.

 FISCAL YEARS ENDED DECEMBER 27, 1997, DECEMBER 26, 1998 AND DECEMBER 25, 1999 AND SIX MONTHS ENDED JUNE 26, 1999 AND JUNE 24, 2000 (INFORMATION AS OF AND FOR
       THE SIX MONTHS ENDED JUNE 26, 1999 AND JUNE 24, 2000 IS UNAUDITED)


(3) PROPERTY AND EQUIPMENT AND INTANGIBLES


     Property and equipment, net, at December 26, 1998, December 25, 1999 and June 24, 2000 consists of the following:



                                                       1998         1999         2000
                                                    ----------   ----------   -----------
Office furniture..................................  $  352,863   $  706,102   $ 1,304,816
Computer equipment................................   1,061,244    3,034,879     4,888,616
Computer software.................................     364,272    1,027,163     2,176,931
Leasehold improvements............................     228,378      718,116     1,027,497
                                                    ----------   ----------   -----------
                                                     2,006,757    5,486,260     9,397,860
Less accumulated depreciation and amortization....     318,668    1,032,628     1,889,167
                                                    ----------   ----------   -----------
          Property and equipment, net.............  $1,688,089   $4,453,632   $ 7,508,693
                                                    ==========   ==========   ===========



     Depreciation and amortization of property and equipment was $45,015, $273,653 and $736,690 for the years ended December 27, 1997, December 26, 1998 and December 25, 1999, respectively, and $257,435 and $858,686 for the six months ended June 26, 1999 and June 24, 2000, respectively.



     Included in office furniture and computer equipment is the gross amount of furniture, computer equipment and related accumulated amortization recorded under capital leases at December 26, 1998, December 25, 1999, and June 24, 2000 as follows:



                                                           1998       1999        2000
                                                         --------   --------   ----------
Office furniture.......................................  $221,892   $208,662   $  433,662
Computer equipment.....................................        --    321,930    1,860,252
                                                         --------   --------   ----------
                                                          221,892    530,592    2,293,914
Less accumulated amortization..........................    69,554    147,601      423,571
                                                         --------   --------   ----------
                                                         $152,338   $382,991   $1,870,343
                                                         ========   ========   ==========



     Intangibles, net at December 26, 1998, December 25, 1999 and June 24, 2000 consist of the following:



                                                         1998       1999         2000
                                                        -------    -------    ----------
Workforce in place....................................  $    --    $    --    $  148,000
Customer value........................................       --         --        92,000
Goodwill..............................................       --         --     6,944,428
                                                        -------    -------    ----------
                                                             --         --    7,184,428]
Less accumulated amortization.........................       --         --      (452,464)
                                                        -------    -------    ----------
          Intangibles, net............................  $    --    $    --    $6,731,964
                                                        =======    =======    ==========



     Amortization expense excluding other assets totaled $40,339 for the year ended December 27, 1997 and $452,464 for the six months ended June 24, 2000. There was no amortization expense for the years ended December 26, 1998 and December 25, 1999 nor for the six months ended June 26, 1999.

                           EMERALD -- DELAWARE, INC.

 FISCAL YEARS ENDED DECEMBER 27, 1997, DECEMBER 26, 1998 AND DECEMBER 25, 1999 AND SIX MONTHS ENDED JUNE 26, 1999 AND JUNE 24, 2000 (INFORMATION AS OF AND FOR
       THE SIX MONTHS ENDED JUNE 26, 1999 AND JUNE 24, 2000 IS UNAUDITED)


(4) LINE OF CREDIT


     At December 26, 1998 the Company had an operating line of credit with a bank, which provided for up to the lesser of $2,000,000 or 70% of eligible accounts receivable at a borrowing rate of 0.65% above the bank's prime rate. During fiscal year 1999, the line of credit was replaced with a revolving credit facility with the same bank which provides for borrowings of up to the lesser of $5,000,000 or 85% of eligible accounts receivable. Borrowings under this credit facility bear interest at the bank's prime rate plus 2.25% (10.75% at December 25, 1999 and 10% at June 26, 1999) and are secured by substantially all Company assets. At December 25, 1999 amounts borrowed under this facility were $5,000,000. In connection with the facility, the bank requires the maintenance of certain financial covenants. The Company cancelled this facility in March, 2000 and replaced it with a new line of credit arrangement with a different bank.



     The new line of credit agreement provides for borrowings of up to the lesser of $7,000,000 or 85% of eligible accounts receivable and 50% of eligible unbilled accounts receivable. Borrowings under this credit facility bear interest at the bank's prime rate plus 1.75% (11.75% at June 24, 2000) and are secured by substantially all Company assets. In connection with the facility, the bank requires the maintenance of certain financial covenants. The credit arrangement has a maturity date of March 29, 2001. The Company may not pay dividends without the consent of the bank.


(5) LEASES


     The Company leases office space and equipment under long-term non-cancelable operating and capital leases. Future minimum lease payments under non-cancelable operating and capital leases at December 25, 1999 are as follows:



                                                         CAPITAL      OPERATING
                                                          LEASES       LEASES
                                                         --------    -----------
2000...................................................  $194,856    $ 2,375,890
2001...................................................   117,454      2,393,691
2002...................................................   107,667      1,841,855
2003...................................................        --      1,003,327
2004...................................................        --        976,177
Thereafter.............................................        --      2,432,407
                                                         --------    -----------
          Total minimum lease payments.................   419,977    $11,023,347
                                                                     ===========
Amounts due under non-cancelable subleases.............              $   401,476
                                                                     ===========
Less amounts representing interest at 9% to 10%........    45,378
                                                         --------
          Present value of future minimum lease
            payments...................................   374,599
Less current portion of capital lease obligations......   163,882
                                                         --------
          Long-term capital lease obligations,
            excluding current portion..................  $210,717
                                                         ========


     Total rent expense for operating leases during the years ended December 27, 1997, December 26, 1998 and December 25, 1999 amounted to approximately $155,000, $774,000

                           EMERALD -- DELAWARE, INC.

 FISCAL YEARS ENDED DECEMBER 27, 1997, DECEMBER 26, 1998 AND DECEMBER 25, 1999 AND SIX MONTHS ENDED JUNE 26, 1999 AND JUNE 24, 2000 (INFORMATION AS OF AND FOR
       THE SIX MONTHS ENDED JUNE 26, 1999 AND JUNE 24, 2000 IS UNAUDITED)



and $1,379,661, respectively, and $437,366 and $1,395,520 for the six months ended June 26, 1999 and June 24, 2000, respectively.


(6) REDEEMABLE CONVERTIBLE PREFERRED STOCK

     (a) In February 1999, the Company issued 13,333,334 shares of redeemable convertible preferred stock (Series A Preferred Stock) at $0.525 per share for net proceeds totaling $6,515,887, net of issuance costs of $484,113.

     A summary of the significant terms of the Series A Preferred Stock is as follows:

  Conversion

     Each share of Series A Preferred Stock can be converted at the option of the holder at any time after issuance according to a conversion ratio, subject to adjustment for dilution. The initial conversion ratio is determined by dividing the original issue price of $0.525 by the conversion price in effect at the time the shares are converted. The conversion price is the original issue price adjusted for subsequent equity adjustments. Each share of Series A Preferred Stock automatically converts into the number of shares of common stock into which such shares are convertible at the then effective conversion ratio, upon the closing of a public offering of common stock at a per share price of at least $3.94 per share with gross proceeds of at least $20,000,000. In addition, each share of Series A Preferred Stock shall automatically convert into shares of common stock upon the date specified by vote or written consent or agreement of holders of a majority of the outstanding shares of Series A Preferred Stock.

  Redemption


     At the election of the holders of at least a majority of the outstanding shares of Series A Preferred Stock on or any time after November 1, 2002, the Company will redeem the Series A Preferred Stock in two equal consecutive installments. The first redemption date shall be within 120 days following the date of the redemption election, and the second redemption date shall occur on the first anniversary of the first redemption date. The redemption price shall equal the original issue price per share, plus all declared but unpaid dividends, plus an amount that will return a 10% internal rate of return calculated upon the original issue price over and above all declared dividends on such shares.


     The Company accounts for the difference between the carrying amount of redeemable preferred stock and the redemption amount by increasing the carrying amount for periodic accretion using the interest method, so that the carrying amount will equal the redemption amount at the redemption date.

  Voting

     Each share of Series A Preferred Stock has voting rights equal to common stock into which it is convertible on the record date of the vote. Holders of common stock are entitled to vote as a separate class for any remaining directors.

                           EMERALD -- DELAWARE, INC.

 FISCAL YEARS ENDED DECEMBER 27, 1997, DECEMBER 26, 1998 AND DECEMBER 25, 1999 AND SIX MONTHS ENDED JUNE 26, 1999 AND JUNE 24, 2000 (INFORMATION AS OF AND FOR
       THE SIX MONTHS ENDED JUNE 26, 1999 AND JUNE 24, 2000 IS UNAUDITED)


  Dividends

     Holders of Series A Preferred Stock are entitled to receive noncumulative dividends at the per annum rate of 8% of the original issue price per share when and if declared by the board of directors. The board of directors has not declared any dividends as of December 25, 1999. In the event of a conversion of the Series A Preferred Stock, any declared and unpaid dividends shall be paid at the election of the holder in cash or common stock at its then fair market value. If dividends or other distributions are paid on the common stock, the holders of Series A Preferred Stock are entitled to the preferential dividends above and are entitled to per share dividends equal to those declared or paid to holders of common stock.

  Liquidation


     In the event of liquidation, dissolution or winding up of the Company, either voluntary or involuntary, holders of Series A Preferred Stock are entitled to receive, prior to the distribution of any Company assets, an amount of $0.525 per share in addition to any declared but unpaid dividends. If the assets of the Company are insufficient to permit payment to the holders of Series A Preferred Stock, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably between holders of Series A Preferred Stock in proportion to the product of the liquidation preference of each such share and the number of such shares owned by each holder.


     After the original liquidation distribution has been paid to the holders of Series A Preferred Stock, the remaining assets of the corporation shall be distributed among the holders of the common stock and Series A Preferred Stock on an as-converted basis, until the holders of Series A Preferred Stock receive assets valued at 4.5 times the original Series A Preferred Stock price per share. Any remaining assets will be distributed pro-rata solely to holders of common stock.


     (b) In February 2000, the Company amended its articles of incorporation and designated 2,000,000 of its preferred shares as Series B redeemable convertible preferred stock (Series B Preferred Stock). Also, in February 2000, the Company entered into agreements to sell 2,000,000 shares of Series B Preferred Stock for $5.0 million. The shares of Series B Preferred Stock have similar rights and preferences as the shares of Series A Preferred Stock except they are non-voting, the initial conversion ratio is based on the original issue price of $2.50 per share, and the liquidation price is $3.50 per share for the first twelve months after issuance and $4.50 per share thereafter. In addition, the Series B Preferred Stockholders will have the right to convert their shares into Series B-1 voting preferred stock upon certain regulatory approvals. The Series B-1 preferred stock will have identical rights as the Series B Preferred Stock except it will also have voting rights. The 2,000,000 shares of Series B Preferred Stock were issued with a beneficial conversion feature, which was valued at approximately $1.8 million. In accordance with EITF 95-8, the beneficial conversion feature was based on the intrinsic value and calculated as the difference between the conversion price and the fair value of the common stock into which the preferred stock is convertible. It was recognized at the time of issuance because the preferred stock was immediately convertible into common stock. This amount is accounted for as an increase in additional paid-in capital and preferred stock and an in substance dividend to the preferred stockholders in the first quarter of 2000 and, accordingly, increases the loss applicable to common stockholders by approximately $1.8 million.

                           EMERALD -- DELAWARE, INC.

 FISCAL YEARS ENDED DECEMBER 27, 1997, DECEMBER 26, 1998 AND DECEMBER 25, 1999 AND SIX MONTHS ENDED JUNE 26, 1999 AND JUNE 24, 2000 (INFORMATION AS OF AND FOR
       THE SIX MONTHS ENDED JUNE 26, 1999 AND JUNE 24, 2000 IS UNAUDITED)



(7) STOCKHOLDERS' EQUITY (DEFICIT)


(a) STOCK SUBSCRIPTIONS RECEIVABLE


     The Company had common stock subscriptions receivable totaling $96,170, $221,282 and $216,744 at December 26, 1998, December 25, 1999 and June 24, 2000,
respectively. The receivables at December 25, 1999 and June 24, 2000 primarily are collateralized by the stock, bear interest at 5.82% and are due in 2004. Additionally, the agreements provide for full recourse against the holder.



     On July 30, 1999, a principal stockholder of the Company sold 133,333 shares of common stock to two executives at fair market value. The purchase of the common stock was facilitated through two loans by the Company to the employees totaling $200,000. The notes are due on July 30, 2004, and are secured by the 133,333 shares of stock sold to the employees. The notes are full recourse and bear interest at a rate of 5.82%. The balance of the receivables at December 25, 1999 and June 24, 2000 was $200,000 and is recorded under stock subscriptions receivable.


(b) EARNINGS (LOSS) PER SHARE


     The following table reconciles the Company's reported net income (loss) to net income (loss) applicable to common stockholders used to compute basic and diluted earnings (loss) per share for the years ended December 27, 1997, December 26, 1998 and December 25, 1999 and the six months ended June 26, 1999 and June 24, 2000:



                                                                  YEAR ENDED                       SIX MONTHS ENDED
                                                    ---------------------------------------   ---------------------------
                                                       1997          1998          1999           1999           2000
                                                    -----------   -----------   -----------   ------------   ------------
Net income (loss).................................  $(3,853,045)  $   708,009   $(5,425,183)  $   (814,058)  $ (9,201,581)
Accretion of redemption value of redeemable
 convertible preferred stock......................           --            --       691,535        276,608        626,752
Effect of beneficial conversion feature of Series
 B Preferred Stock................................           --            --            --             --      1,840,000
                                                    -----------   -----------   -----------   ------------   ------------
Net income (loss) applicable to common
 stockholders.....................................  $(3,853,045)  $   708,009   $(6,116,718)  $ (1,090,666)  $(11,668,333)
                                                    ===========   ===========   ===========   ============   ============
Shares used to calculate basic earnings (loss) per
 share............................................   16,739,028    19,488,361    19,930,206     19,904,397     20,404,828
Basic earnings (loss) per share...................  $     (0.23)  $      0.04   $     (0.31)  $      (0.05)  $      (0.57)
                                                    ===========   ===========   ===========   ============   ============
Dilutive effect of stock options..................           --       875,868            --             --             --
Shares used to calculate dilutive earnings (loss)
 per share........................................   16,739,028    20,364,229    19,930,206     19,904,397     20,404,828
Diluted earnings (loss) per share.................  $     (0.23)  $      0.03   $     (0.31)  $      (0.05)  $      (0.57)
                                                    ===========   ===========   ===========   ============   ============

                           EMERALD -- DELAWARE, INC.

 FISCAL YEARS ENDED DECEMBER 27, 1997, DECEMBER 26, 1998 AND DECEMBER 25, 1999 AND SIX MONTHS ENDED JUNE 26, 1999 AND JUNE 24, 2000 (INFORMATION AS OF AND FOR
       THE SIX MONTHS ENDED JUNE 26, 1999 AND JUNE 24, 2000 IS UNAUDITED)



     The computation of diluted earnings (loss) per share excludes the following options to acquire shares of common stock for the years ended December 27, 1997, December 26, 1998 and December 25, 1999 and the six months ended June 26, 1999 and June 24, 2000 because the effect would be antidilutive:



                                                                     YEAR ENDED                      SIX MONTHS ENDED
                                                       ---------------------------------------   -------------------------
                                                          1997          1998          1999          1999          2000
                                                       -----------   -----------   -----------   ----------   ------------
Shares of common stock...............................    1,960,280     1,540,280     5,646,744    4,491,389      6,576,198
                                                       -----------   -----------   -----------   ----------   ------------
Weighted average exercise price per share............  $      0.38   $      0.88   $      1.10   $     0.71   $       2.08



     The computation of diluted earnings (loss) per share during the year ended December 25, 1999 and the six months ended June 24, 2000 excluded 5,333,332 and 6,133,332 shares issuable upon conversion of redeemable convertible preferred stock, respectively, because the effect would be antidilutive. In addition, the computation of diluted loss per share during the six months ended June 24, 2000, excludes a warrant to acquire 600,000 shares of common stock because the effect would be antidilutive.


(c) AT&T STRATEGIC ALLIANCE


     In March 2000, the Company entered into a strategic alliance with AT&T Solutions to take advantage of both companies' sales channels and combined business expertise in the area of e-business solutions. As part of the agreement, the Company granted AT&T a warrant to purchase up to 600,000 shares of common stock, 40,000 of which were immediately exercisable at a price of $6.25 and the remainder of which are exercisable at the fair market value of our common stock on August 1, 2000. The warrant was immediately vested on the date of grant in that it is not subject to forfeiture for any reason. 560,000 shares subject to the warrant will become exercisable after seven years or, upon achievement of certain performance thresholds, on the first and second anniversary of the grant. In order to accelerate the exercisability of its warrant, AT&T must direct a minimum of $12 million of revenues to the Company prior to the first anniversary of the grant or $30 million prior to the second anniversary. Once a threshold has been met, then the AT&T warrant becomes exercisable ratably based on the proportion the revenue generated by this relationship within the two-year period ended March 14, 2002, bears to $84 million. The examples below are for illustrative purposes only:



                                                    THEN THE AGGREGATE NUMBER OF
                                                        SHARES SUBJECT TO THE
    IF REVENUES DIRECTED                                    AT&T WARRANT
 TO THE COMPANY BY AT&T ARE                        THAT WOULD ACCELERATE WOULD BE
 --------------------------                      -----------------------------------
        $12 million          ...................                80,000
         30 million          ...................               200,000
         48 million          ...................               320,000
         66 million          ...................               440,000
         84 million          ...................               560,000



     Although the agreement does not require AT&T to make any performance commitments and the warrants are not subject to forfeiture for any reason, the Company expects to recognize a non-cash expense equal to the fair value of the warrant of approximately $5.4 million ratably

                           EMERALD -- DELAWARE, INC.

 FISCAL YEARS ENDED DECEMBER 27, 1997, DECEMBER 26, 1998 AND DECEMBER 25, 1999 AND SIX MONTHS ENDED JUNE 26, 1999 AND JUNE 24, 2000 (INFORMATION AS OF AND FOR
       THE SIX MONTHS ENDED JUNE 26, 1999 AND JUNE 24, 2000 IS UNAUDITED)



over the two-year period of the arrangement. Approximately $754,000 has been included in cost of revenues -- AT&T warrant for the six months ended June 24, 2000.


     The fair value of the warrant was based on an option pricing model and the following assumptions:

Stock price...............................................  $12.50
Exercise price............................................  $6.25 - $12.50
Volatility................................................  60%
Term......................................................  2 - 9 years
Risk-free rate............................................  6.5%

(8) INTEREST INCOME AND EXPENSE, NET


     Net other expense for the years ended December 27, 1997, December 26, 1998 and December 25, 1999 and the six months ended June 26, 1999 and June 24, 2000 consists of the following:



                                                                           YEAR ENDED                  SIX MONTHS ENDED
                                                              ------------------------------------   --------------------
                                                                1997        1998          1999         1999       2000
                                                              --------   -----------   -----------   --------   ---------
Interest income.............................................  $     --   $     3,514   $   103,588   $ 49,154   $  63,067
Interest expense............................................   (37,306)      (12,221)     (123,594)   (17,411)   (401,347)
                                                              --------   -----------   -----------   --------   ---------
       Net other (expense) income...........................  $(37,306)  $    (8,707)  $   (20,006)  $ 31,743   $(338,280)
                                                              ========   ===========   ===========   ========   =========


(9) INCOME TAXES

     The Company had federal net operating loss carryforwards available to offset future taxable income of approximately $2,855,000 and $7,129,000 at December 26, 1998 and December 25, 1999, respectively. These operating loss carryforwards expire in varying amounts beginning in 2017. The amount of benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%, as defined, over a three year period. Income tax expense (benefit) differs from "expected" income tax expense (benefit) (computed by applying the U.S. federal income tax rate of 35%) as follows for the years ended December 27, 1997, December 26, 1998 and December 25, 1999:

                                                  1997          1998          1999
                                               -----------    ---------    -----------
Computed "expected" tax expense (benefit)....  $(1,348,566)   $ 268,701    $(1,910,854)
Meals and entertainment......................        9,415       32,742        123,271
Other........................................      (27,376)      57,882         (5,246)
State income taxes...........................          527       29,902        (21,710)
Increase (decrease) in valuation allowance...    1,366,000     (329,520)     1,780,139
                                               -----------    ---------    -----------
          Tax expense (benefit)..............  $        --    $  59,707    $   (34,400)
                                               ===========    =========    ===========

                           EMERALD -- DELAWARE, INC.

 FISCAL YEARS ENDED DECEMBER 27, 1997, DECEMBER 26, 1998 AND DECEMBER 25, 1999 AND SIX MONTHS ENDED JUNE 26, 1999 AND JUNE 24, 2000 (INFORMATION AS OF AND FOR
       THE SIX MONTHS ENDED JUNE 26, 1999 AND JUNE 24, 2000 IS UNAUDITED)



     There was no tax expense (benefit) for the six months ended June 26, 1999 and June 24, 2000.


     The tax effects of temporary differences and operating loss carryforwards that give rise to significant portions of deferred tax assets and liabilities at December 26, 1998 and December 25, 1999 are as follows:

                                                                 1998           1999
                                                              -----------    -----------
Deferred tax assets:
  Deferred revenue..........................................  $   131,363    $   160,254
  Capital loss carryforward.................................      143,101        143,101
  Net operating loss carryforwards..........................      999,126      2,495,296
  Accrued liabilities.......................................       64,438        250,799
  Other.....................................................       31,204        106,815
                                                              -----------    -----------
          Total gross deferred tax assets...................    1,369,232      3,156,265
Valuation allowance.........................................   (1,036,480)    (2,816,619)
                                                              -----------    -----------
          Net deferred tax assets...........................      332,752        339,646
                                                              -----------    -----------
Deferred tax liabilities:
  Depreciation and amortization.............................     (137,878)      (339,646)
  Other.....................................................     (194,874)            --
                                                              -----------    -----------
          Total gross deferred tax liabilities..............     (332,752)      (339,646)
                                                              -----------    -----------
          Net deferred taxes................................  $        --    $        --
                                                              ===========    ===========

     Realization of deferred tax assets is contingent upon the generation of future taxable income. Due to the uncertainty of realization of these deferred tax assets, the Company has provided a valuation allowance to the extent its deferred tax assets exceed its deferred tax liabilities.

(10) ACQUISITIONS

     (a) ACQUISITION OF SERVERLOGIC CORPORATION


     On September 8, 1997, the Company acquired from third parties all the outstanding shares of common stock of ServerLogic, a Washington based provider of PowerBuilder add-on products and client/server consulting solutions. The Company was interested in ServerLogic's strategy and relationships focused on certain industries that were complementary to the Company's. The purchase price consisted of $900,000 in cash and 430,176 shares of common stock valued at $268,861. The acquisition was recorded using the purchase method of accounting. The purchase price of $1,168,861 was allocated to assets acquired and liabilities assumed based on the fair value at the date of acquisition. The excess of the purchase price over the fair value of the net identifiable assets was recorded as goodwill in the amount of $920,000, and was being amortized on the straight-line basis over ten years.



     The Company advanced $60,000 to ServerLogic in September 1997. As a result, in part, of the inability to expeditiously leverage and integrate ServerLogic's industry relationships, the Company committed to a plan of action prior to December 27, 1997, wherein they would sell

                           EMERALD -- DELAWARE, INC.

 FISCAL YEARS ENDED DECEMBER 27, 1997, DECEMBER 26, 1998 AND DECEMBER 25, 1999 AND SIX MONTHS ENDED JUNE 26, 1999 AND JUNE 24, 2000 (INFORMATION AS OF AND FOR
       THE SIX MONTHS ENDED JUNE 26, 1999 AND JUNE 24, 2000 IS UNAUDITED)


all of the outstanding common stock of ServerLogic to three of the Company's employee stockholders in exchange for $550,000 in cash, forgiveness of the $60,000 advance, and 432,000 shares of Company stock, valued at $270,000, held by such stockholders. The loss on investment in subsidiary held for disposal includes the write-off of the unamortized goodwill acquired in the original purchase transaction. The transaction was consummated on December 31, 1997.

     The results of ServerLogic's operations from September 8, 1997 through December 27, 1997, consisting of revenues of $483,909 and net loss of $170,211 are included in the Company's financial statements.


     (b) ACQUISITION OF ZCom, INCORPORATED



     On March 25, 2000, the Company completed the acquisition of ZCom, Incorporated ("ZCom"), a consulting business offering Internet marketing solutions, branding strategies, digital advertising and web design services. Under terms of the acquisition, the Company issued 431,742 shares of its common stock and notes payable totaling $1,350,000 in exchange for all outstanding shares of ZCom's common stock. The notes bear interest at 8% per annum and are due upon the earlier of March 25, 2001 or ten business days after the closing of an IPO of the Company's common stock. The acquisition was accounted for using the purchase method of accounting, and, accordingly, the results of ZCom's operations are included in the Company's financial statements beginning March 25, 2000. The purchase price excludes performance-based contingent payments that depend on achievement of minimum revenue thresholds and gross margin ratios. In the year ending December 2000, if ZCom achieves:



               -- a 45% gross margin and



               -- revenues greater than $3,000,000,



then for each $100,000 of incremental revenue above $3,000,000, payments of $90,000 will become due up to a maximum payout of $900,000, payable in common stock or cash at the election of the former stockholders of ZCom. The contingent amounts will be accounted for as compensation if paid because, to receive any amounts, the stockholders must remain employees through December 2000.


     A summary of the consideration paid for the acquisition and liabilities assumed is as follows:


Stock issued................................................  $5,396,770
Notes payable issued........................................   1,350,000
Direct acquisition costs....................................     235,000
Accrued liabilities assumed.................................     790,953
                                                              ----------
          Total.............................................  $7,772,723
                                                              ==========

                           EMERALD -- DELAWARE, INC.

 FISCAL YEARS ENDED DECEMBER 27, 1997, DECEMBER 26, 1998 AND DECEMBER 25, 1999 AND SIX MONTHS ENDED JUNE 26, 1999 AND JUNE 24, 2000 (INFORMATION AS OF AND FOR
       THE SIX MONTHS ENDED JUNE 26, 1999 AND JUNE 24, 2000 IS UNAUDITED)


     Such amounts were allocated as follows:


Cash acquired...............................................  $  103,595
Other current assets acquired...............................     149,526
Property and equipment and other non-current assets.........     335,174
Goodwill and other intangibles..............................   7,184,428
                                                              ----------
          Total.............................................  $7,772,723
                                                              ==========



     Goodwill represents the excess of the purchase price over the fair value of identifiable tangible and intangible assets acquired. Goodwill and identifiable intangible assets are being amortized using the straight-line method over their estimated lives of 2 to 4 years.



     As part of employment agreements signed March 25, 2000 with employees of ZCom, a deferred non-cash stock compensation charge of $358,000 was recorded in association with 28,600 shares subject to repurchase rights. As of June 24, 2000, the shares had not been issued and the Company therefore has recorded a liability for the value of the shares to be issued. The Company expects to recognize compensation costs for the value of the shares over the associated two year employment periods over which those shares vest.



     In connection with the acquisition, 67,200 shares of common stock valued at $840,000 were issued and placed in escrow to secure indemnification obligations of former shareholders of ZCom. The shares can be released after 1 year. Portions of the shares may be released earlier if certain share value thresholds are met. The escrowed share amounts are included as part of the purchase price consideration and will ultimately be released to the ZCom shareholders in the event no indemnification obligations are identified.



(c) ACQUISITION OF ALLIANCE CONSULTING GROUP, INC. (UNAUDITED)



     On July 26, 2000, the Company completed the acquisition of Alliance Consulting Group, Inc. ("Alliance"), a consulting business with 36 employees that provides strategy and management consulting services to large and small businesses. Under the terms of the acquisition, the Company paid cash consideration, incurred acquisition costs, issued a promissory note and assumed liabilities totaling $8,800,000 and issued 1,364,738 shares of common stock and 441,224 vested shares of common stock under restricted stock agreements to shareholders of Alliance. The Company also issued 779,818 unvested shares of common stock under restricted stock plans for employees of Alliance. $1,055,000 in a promissory note that bears interest at 10% per annum is due upon the earlier of December 26, 2001 or upon the closing of an IPO of the Company's common stock. The acquisition was accounted for using the purchase method of accounting. The Company is also obligated to pay up to $5.0 million in earn-out payments to employees of Alliance in the event certain minimum revenue and gross profit targets are met during the twelve month period following the closing of the merger. The contingent amounts will be accounted for as compensation expense as and to the extent the performance measures are met since continued employment as well as the achievement of performance targets are required to be eligible to earn the contingent payments.

                           EMERALD -- DELAWARE, INC.

 FISCAL YEARS ENDED DECEMBER 27, 1997, DECEMBER 26, 1998 AND DECEMBER 25, 1999 AND SIX MONTHS ENDED JUNE 26, 1999 AND JUNE 24, 2000 (INFORMATION AS OF AND FOR
       THE SIX MONTHS ENDED JUNE 26, 1999 AND JUNE 24, 2000 IS UNAUDITED)



     The results of Alliance's operations are included in the pro forma exhibit and note 10(d) below.



(d) PRO FORMA RESULTS OF OPERATIONS -- ZCom AND ALLIANCE (UNAUDITED)



     The following table presents pro forma results of operations as if the acquisition of ZCom and Alliance had occurred as of the beginning of each of the periods presented. The pro forma information is not necessarily indicative of the combined results that would have occurred had the acquisitions taken place at the beginning of 1999 or at the beginning of 2000, nor is it necessarily indicative of results that may occur in the future.



                                                                    SIX MONTHS ENDED
                                                  YEAR ENDED    -------------------------
                                                 DECEMBER 25,    JUNE 26,      JUNE 24,
                                                     1999          1999          2000
                                                 ------------   -----------   -----------
Total net revenues.............................  $41,722,548    $17,928,240   $38,219,074
Net income (loss)..............................  (16,794,496)    (6,925,547)  (14,826,419)
Net income (loss) applicable to common           (17,486,031)(   (7,202,155)  (17,293,171)
  stockholders.................................
Net income (loss) per share applicable to
  common stockholders:
  Basic and diluted earnings (loss) per          $     (0.78)   $     (0.32)  $     (0.77)
     share.....................................


(11) STOCK OPTION AND PURCHASE PLAN


  (a) In 1997, the Company's board of directors and stockholders adopted and approved the Emerald -- Delaware, Inc. 1997 Stock Incentive Compensation Plan (the "1997 Plan"), which provides for the issuance of nonqualified and incentive stock options to officers, directors, employees and consultants to acquire shares of common stock. The exercise price for incentive stock options shall not be less than the fair market value of the Company's common stock on the date of grant and generally the options vest at 20% after the end of the first year and ratably each month for the next four years.



     In 1999, the Company's board of directors adopted and approved the 1999 Non-Employee Director Stock Option Plan (the "1999 Plan"), which provides for the issuance of nonqualified stock options to non-employee directors to acquire shares of common stock. The exercise price for stock options shall be 100% of the fair market value of the Company's common stock on the date of grant and the options generally vest ratably over the one to three year term of the non-employee director.


     All options under the 1997 and 1999 Plans expire 10 years from the date of grant and revert back to the option pool if cancelled. The Company has reserved 7,600,000 shares of common stock for issuance under the 1997 Plan and 400,000 shares of common stock for issuance under the 1999 Plan.

                           EMERALD -- DELAWARE, INC.

 FISCAL YEARS ENDED DECEMBER 27, 1997, DECEMBER 26, 1998 AND DECEMBER 25, 1999 AND SIX MONTHS ENDED JUNE 26, 1999 AND JUNE 24, 2000 (INFORMATION AS OF AND FOR
       THE SIX MONTHS ENDED JUNE 26, 1999 AND JUNE 24, 2000 IS UNAUDITED)


     A summary of the Company's stock option activity is as follows:


                                                           OUTSTANDING OPTIONS
                                               -------------------------------------------
                                                 SHARES                        WEIGHTED
                                                AVAILABLE     NUMBER OF        AVERAGE
                                                FOR GRANT       SHARES      EXERCISE PRICE
                                               -----------    ----------    --------------
Plan introduction............................    6,000,000            --        $  --
Options granted..............................   (2,655,360)    2,655,360         0.35
Options forfeited............................      695,080      (695,080)        0.28
                                               -----------    ----------
Balances at December 27, 1997................    4,039,720     1,960,280         0.38
Options granted..............................   (2,721,790)    2,721,790         0.80
Options forfeited............................      633,443      (633,443)        0.63
Options exercised............................           --      (207,350)        0.63
                                               -----------    ----------
Balances at December 26, 1998................    1,951,373     3,841,277         0.63
Plan amendment and adoption..................    2,000,000            --           --
Options granted..............................   (2,541,014)    2,541,014         1.70
Options forfeited............................      528,781      (528,781)        0.88
Options exercised............................           --      (206,766)        0.48
                                               -----------    ----------
Balances at December 25, 1999................    1,939,140     5,646,744         1.10
                                               ===========    ==========
Options granted..............................   (1,642,492)    1,642,492         5.39
Options forfeited............................      485,946      (485,946)        2.52
Options exercised............................           --      (227,092)        0.79
                                               -----------    ----------
Balances at June 24, 2000....................      782,594     6,576,198        $2.08
                                               ===========    ==========        =====



     Options exercisable at December 27, 1997, December 26, 1998, December 25, 1999 and June 24, 2000 were 61,854, 698,424, 1,237,307 and 1,627,225 respectively.


     Those individuals who purchased the outstanding stock of ServerLogic in 1997 became immediately vested in 180,000 employee stock options. No compensation charge was recognized as the intrinsic value of the options was $0 at the time of this modification. Such individuals remain common stockholders of the Company.

     The following table summarizes information concerning currently outstanding and exercisable options at December 25, 1999:


                             WEIGHTED
                              AVERAGE     WEIGHTED                 WEIGHTED
                             REMAINING    AVERAGE                  AVERAGE
  EXERCISE      NUMBER      CONTRACTUAL   EXERCISE     NUMBER      EXERCISE
   PRICE      OUTSTANDING      LIFE        PRICE     EXERCISABLE    PRICE
------------  -----------   -----------   --------   -----------   --------
$0.25            940,000     6.4 years     $0.25        593,392     $0.25
 0.63 - 0.88   3,039,784     8.7 years      0.80        621,415      0.73
 1.25 - 1.88   1,199,930     9.6 years      1.40         22,500      1.50
 3.68 - 4.00     467,030     9.9 years      3.93             --        --
              ----------                              ---------
               5,646,744                   $1.10      1,237,307     $0.53
              ==========                              =========

                           EMERALD -- DELAWARE, INC.

 FISCAL YEARS ENDED DECEMBER 27, 1997, DECEMBER 26, 1998 AND DECEMBER 25, 1999 AND SIX MONTHS ENDED JUNE 26, 1999 AND JUNE 24, 2000 (INFORMATION AS OF AND FOR
       THE SIX MONTHS ENDED JUNE 26, 1999 AND JUNE 24, 2000 IS UNAUDITED)


     Had compensation expense for the Company's stock option plans been determined based on the fair value methodology under SFAS No. 123, the Company's net income (loss) as reported for the years ended December 27, 1997, December 26, 1998 and December 25, 1999 would have been changed to the pro forma amounts indicated in the table below.

                                               1997         1998        1999
                                            -----------   --------   -----------
Net income (loss):
  As reported.............................  $(3,853,045)  $708,009   $(5,425,183)
  Pro forma...............................   (3,959,565)   567,968    (5,866,046)
Net income (loss) applicable to common
  stockholders:
  As reported.............................  $(3,853,045)  $708,009   $(6,116,718)
  Pro forma...............................   (3,959,565)   567,968    (6,557,581)
Basic earnings (loss) per share:
  As reported.............................  $     (0.23)  $   0.04   $     (0.31)
  Pro forma...............................  $     (0.24)  $   0.03   $     (0.33)
Diluted earnings (loss) per share:
  As reported.............................  $     (0.23)  $   0.03   $     (0.31)
  Pro forma...............................  $     (0.24)  $   0.03   $     (0.33)


     The fair value of options granted was estimated using the minimum value method. As a public entity, future fair value calculations for purposes of disclosing SFAS No. 123 pro forma results are anticipated to be based on an option valuation method that takes into account expected volatility. The weighted average fair value of stock options granted where the exercise price equaled the fair market value of the Common stock at time of grant was $0.08, $0.18 and $0.35 per share during 1997, 1998 and 1999, respectively, using the following assumptions:


                                                      1997       1998        1999
                                                     -------    -------    ---------
Risk-free interest rate............................    5.50%      5.25%        5.35%
Expected option lives..............................  5 years    5 years    4.5 years
Assumed dividend rate..............................       0%         0%           0%


     During 1999 and the six months ended June 24, 2000, the Company granted certain options with exercise prices less than the then current fair market value. The Company recorded deferred compensation of $105,180 in 1999 and an additional $4,243,081 in the six months ended June 24, 2000 for the intrinsic value of the options and will recognize the amount as compensation expense over the vesting period of the options. Additionally, during February 2000 one of the Company's principal stockholders sold 417,547 shares at prices less than the current fair market value to employees or directors for which the Company recorded $949,825 in non-cash stock compensation.


(B) In April 2000, the board of directors approved the 2000 Employee Stock Purchase Plan which provides employees the opportunity to purchase stock at 85% of the lower of the fair value at the beginning or end of a six-month offering period. 1,000,000 shares have been initially reserved under the plan.

                           EMERALD -- DELAWARE, INC.

 FISCAL YEARS ENDED DECEMBER 27, 1997, DECEMBER 26, 1998 AND DECEMBER 25, 1999 AND SIX MONTHS ENDED JUNE 26, 1999 AND JUNE 24, 2000 (INFORMATION AS OF AND FOR
       THE SIX MONTHS ENDED JUNE 26, 1999 AND JUNE 24, 2000 IS UNAUDITED)


(12) 401(k) SAVINGS PLAN


     The Company's Retirement/Savings Plan ("401(k) Plan") under Section 401(k) of the Internal Revenue Code covers those employees that meet eligibility requirements. Eligible employees may contribute up to 15% of their compensation subject to Internal Revenue Code provisions. Under the 401(k) Plan, management may, but is not obligated to, match a portion of the employee contributions up to a defined maximum.



     The Company contributed $0, $121,011 and $523,782 during the years ended December 27, 1997, December 26, 1998 and December 25, 1999, and $201,282 and $520,366 during the six months ended June 26, 1999 and June 24, 2000, respectively.


(13) CONTINGENCIES

     The Company is involved in legal and administrative proceedings and claims of various types from time to time. While any litigation contains an element of uncertainty, management presently believes that the outcome of each such proceeding or claim which is pending or known to be threatened, or all of them combined, will not have a material adverse effect on the Company.

(14) REVERSE STOCK SPLIT


     In April 2000, the board of directors and stockholders approved, a 2.5 for 1 reverse split of its common stock and approved a change in the authorized number of shares of common stock to 73,666,666 shares.



     The financial statements, including all shares and per share amounts, have been restated to reflect the reverse stock split.



     Additionally, the Company approved an amendment to the certificate of incorporation that will become effective upon the IPO. Provisions include changing the authorized number of shares of common stock to 78,000,000 and preferred shares to 2,000,000 and eliminating the Series A, B and C Preferred Stock designations and preferences.



(15) SUBSEQUENT EVENTS (UNAUDITED)



     In July 2000, the Company authorized and issued 2,318,392 shares for $6.47 per share of redeemable convertible Series C Preferred Stock. The shares of Series C Preferred Stock have similar rights and preferences as the shares of Series A and B Preferred Stock except they have a different conversion ratio and a liquidation price of $8.09 per share for the first twelve months after issuance and $9.71 per share thereafter. Additionally, the Company paid $500,000 and issued a warrant for 38,639 shares of common stock at an exercise price of $6.47 per share to Deutsche Bank Securities, Inc. in connection with the Series C financing.



     In July 2000, the Company amended its borrowing facility increasing the amount available to borrow to $10 million or 85% of eligible accounts receivable and 65% of eligible unbilled accounts receivable. A standby letter of credit in the amount of $350,000 was also issued

                           EMERALD -- DELAWARE, INC.

 FISCAL YEARS ENDED DECEMBER 27, 1997, DECEMBER 26, 1998 AND DECEMBER 25, 1999 AND SIX MONTHS ENDED JUNE 26, 1999 AND JUNE 24, 2000 (INFORMATION AS OF AND FOR
       THE SIX MONTHS ENDED JUNE 26, 1999 AND JUNE 24, 2000 IS UNAUDITED)



against this facility as security for leased office space. In connection with the amendment, the bank was issued a warrant to purchase 15,000 shares of common stock at $6.47 per share.



     In July 2000, the board of directors and stockholders approved the adoption of the 2000 Stock Incentive Compensation Plan under which a total of 360,000 shares of common stock have been reserved for issuance under the option plan.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION


OVERVIEW OF ZCom ACQUISITION



     On March 25, 2000, Emerald-Delaware, Inc. ("Emerald" or the "Company") acquired ZCom, Incorporated ("ZCom") by issuing notes payable totaling $1,350,000 and 431,742 shares of Common Stock valued at $5,396,770 in exchange for all of ZCom's outstanding common stock. The promissory notes bear interest at 8% and are due upon the earlier of March 25, 2001 or ten business days after the closing of an initial public offering of the Company's Common Stock. The acquisition is being accounted for using the purchase method of accounting whereby the purchase price is allocated to the assets acquired and liabilities assumed based on the their fair values at the acquisition date.



     The fair value of the Common Stock issued in the acquisition was estimated to be $12.50 per share. The amount of the total consideration paid to the former shareholders of ZCom was determined by arms-length negotiation between the parties. The purchase price excludes performance-based contingent payments of up to $900,000, payable in stock or cash at the election of the former stockholders of ZCom. The former stockholders must continue employment to be eligible to receive the contingent payments and therefore the amounts will be accounted for as compensation expense as the performance measures are met. The company additionally agreed to issue 28,600 shares of common stock to employees of ZCom valued at $358,000 which will be recorded as compensation expense over the associated employment period in which these shares vest.


OVERVIEW OF ALLIANCE ACQUISITION


     On July 26, 2000, Emerald acquired Alliance Consulting Group, Inc. ("Alliance") by paying $5,329,129 in cash at closing, assuming liabilities and issuing a note payable totaling $3,188,391 and issuing 1,805,962 shares of Common Stock valued at $11,287,262 in exchange for all of Alliances' outstanding common and preferred stock. The promissory note bears interest at 10% and is payable over an 18 month period. The due date for a portion of the note will be accelerated after the closing of an initial public offering of the Company's Common Stock. The acquisition is being accounted for using the purchase method of accounting whereby the purchase price is allocated to the assets acquired and liabilities assumed based on the their fair values at the acquisition date.



     The fair value of the Common Stock issued in the acquisition was estimated to be $6.25 per share. The amount of the total consideration paid to the former shareholders of Alliance was determined by arms-length negotiation between the parties. The purchase price excludes performance-based contingent payments of up to $5,000,000 to former shareholders and employees. The former shareholders and employees must continue employment to be eligible to receive the contingent payments and therefore the amounts will be accounted for as compensation expense as and to the extent the performance measures are met. Additionally, the Company issued 779,818 shares of common stock to employees of Alliance valued at $4,873,863 which will be recorded as compensation expense over the associated employment period in which these shares vest.


PRO FORMA STATEMENTS

     The following unaudited pro forma condensed consolidated balance sheet as of June 24, 2000 gives effect to the acquisition of Alliance as if it had occurred on June 24, 2000. The unaudited pro forma condensed consolidated balance sheet is based on historical balances of Emerald as of June 24, 2000, and historical balances of Alliance as of June 30, 2000. The following unaudited pro forma condensed consolidated statements of operations for the year ended December 25, 1999 and the six months ended June 24, 2000 give effect to the acquisitions of ZCom and Alliance as if they had occurred on December 27, 1998. The unaudited pro forma condensed consolidated statements of operations are based on historical results of operations of Emerald for the year ended December 25, 1999 and the six months ended June 24, 2000, historical results of operations of ZCom for the year-ended December 31, 1999 and the period from January 1, 2000 through March 25, 2000 and historical results of operations of Alliance for the year-ended December 31, 1999 and the six months ended June 30, 2000. No adjustments have been made to conform ZCom's and Alliance's fiscal periods to Emerald's fiscal periods as the impact would not be significant to the unaudited pro forma condensed consolidated financial information. The unaudited pro forma condensed consolidated financial statements and the accompanying notes should be read in conjunction with and are qualified by the historical financial statements and notes thereto of Emerald, ZCom, and Alliance.



     The unaudited pro forma condensed consolidated balance sheet as of June 24, 2000 also gives effect to the Company's issuance of 2,318,392 shares of Series C redeemable convertible preferred stock in July 2000, net of issuance costs of approximately $900,000.


     The unaudited pro forma condensed consolidated financial information is intended for illustrative purposes only and is not necessarily indicative of the combined results that would have occurred had the acquisitions taken place on December 27, 1998, nor is it necessarily indicative of results that may occur in the future.

                           EMERALD -- DELAWARE, INC.


                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

                                 BALANCE SHEET

                              AS OF JUNE 24, 2000


                                                               ALLIANCE
                                               EMERALD-       CONSULTING      PRO FORMA        PRO FORMA
                                            DELAWARE, INC.    GROUP, INC.    ADJUSTMENTS       COMBINED
                                            --------------    -----------    -----------      -----------
ASSETS
Current Assets:
  Cash and cash equivalents...............   $   350,274      $   46,487     $(5,329,129)(a)  $ 9,567,632
                                                                              14,500,000(d)
  Trade accounts receivable, net of
    allowance for doubtful accounts.......    13,974,289       1,673,905              --       15,648,194
  Receivable from related party...........        28,645              --              --           28,645
  Prepaid expenses........................       450,238          20,881              --          471,119
                                             -----------      ----------     -----------      -----------
        Total current assets..............    14,803,446       1,741,273       9,170,871       25,715,590
                                             -----------      ----------     -----------      -----------
Property and equipment, net...............     7,508,693         438,311              --        7,947,004
Intangibles...............................     6,731,964              --      17,909,782(a)    24,641,746
Other assets..............................     1,085,673          15,416        (400,000)(d)      701,089
                                             -----------      ----------     -----------      -----------
                                            3$0,129,776..     $2,195,000     $26,680,653      $59,005,429
                                             ===========      ==========     ===========      ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
  (DEFICIT)
Current Liabilities:
  Accounts payable........................   $ 4,721,097      $   82,940     $        --      $ 4,804,037
  Accrued compensation....................     4,904,727         655,870              --        5,560,597
  Other accrued liabilities...............     1,911,445          94,869         300,000(a)     2,306,314
  Line of credit..........................     6,195,108         725,000              --        6,920,108
  Deferred revenue........................       867,203         304,035              --        1,171,238
  Notes payable...........................     1,350,000              --       1,055,000(a)     2,405,000
  Current portion of capital lease
    obligations...........................       660,837              --              --          660,837
  Deferred taxes..........................            --          40,408         (40,408)(a)           --
                                             -----------      ----------     -----------      -----------
        Total current liabilities.........    20,610,417       1,903,122       1,314,592       23,828,131
                                             -----------      ----------     -----------      -----------
Capital lease obligations, excluding
  current portion.........................     1,330,835              --              --        1,330,835
Other long-term liabilities...............       436,144         270,677              --          706,821
Series A redeemable convertible preferred
  stock...................................     7,646,673              --              --        7,646,673
Series B redeemable convertible preferred
  stock...................................     5,187,501              --              --        5,187,501
Series C redeemable convertible preferred
  stock...................................            --              --      14,100,000(d)    14,100,000
Stockholders' equity (deficit):
  Common stock............................        20,676           1,000          (1,000)(b)       23,262
                                                                                   1,806(a)
                                                                                     780(c)
  Additional paid-in capital..............    21,218,802              --      11,285,456(a)    37,377,341
                                                                               4,873,083(c)
  Deferred compensation...................    (8,332,728)             --      (4,873,863)(c)  (13,206,591)
  Retained earnings (accumulated
    deficit)..............................   (17,771,800)         20,201         (20,201)(b)  (17,771,800)
                                             -----------      ----------     -----------      -----------
                                              (4,865,050)         21,201      11,266,061        6,422,212
  Less stock subscriptions receivable.....       216,744              --              --          216,744
                                             -----------      ----------     -----------      -----------
        Total stockholders' equity
          (deficit).......................    (5,081,794)         21,201      11,266,061        6,205,468
Commitments, contingencies, and subsequent
  events
                                             -----------      ----------     -----------      -----------
                                             $30,129,776      $2,195,000     $26,680,653      $59,005,429
                                             ===========      ==========     ===========      ===========


 See notes to unaudited pro forma condensed consolidated financial statements.

                           EMERALD -- DELAWARE, INC.

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 25, 1999


                                                                                  ALLIANCE
                                                    EMERALD-         ZCOM,       CONSULTING     PRO FORMA         PRO FORMA
                                                 DELAWARE, INC.   INCORPORATED   GROUP, INC.   ADJUSTMENTS         COMBINED
                                                 --------------   ------------   -----------   ------------      ------------
Revenues.......................................   $34,710,594      $1,579,710    $ 5,432,244   $         --      $ 41,722,548
Expenses:
  Cost of revenues -- professional services
    (excluding stock compensation).............    19,280,517         829,848      4,252,038        701,500(i)     25,063,903
  Sales and marketing (excluding stock
    compensation)..............................     6,589,529         149,384        227,342             --         6,966,255
  General and administrative (excluding stock
    compensation)..............................    14,261,204         539,462      1,400,510             --        16,201,176
  Intangible amortization......................            --              --             --      1,856,107(e)      6,758,545
                                                                                                  4,902,438(f)
  Stock compensation *.........................        18,921              --             --        292,171(g)      3,852,332
                                                                                                  3,541,240(h)
                                                  -----------      ----------    -----------   ------------      ------------
Total operating expenses.......................    40,150,171       1,518,694      5,879,890     11,293,456        58,842,211
                                                  -----------      ----------    -----------   ------------      ------------
Income (loss) from operations..................    (5,439,577)         61,016       (447,646)   (11,293,456)      (17,119,663)
Net other income (expense).....................       (20,006)        (65,943)       547,616       (170,900)(j)       290,767
                                                  -----------      ----------    -----------   ------------      ------------
  Income (loss) before income taxes............    (5,459,583)         (4,927)        99,970    (11,464,356)      (16,828,896)
Income taxes...................................       (34,400)             --             --             --           (34,400)
                                                  -----------      ----------    -----------   ------------      ------------
  Net income (loss)............................    (5,425,183)         (4,927)        99,970    (11,464,356)      (16,794,496)
Accretion of redemption value of redeemable
  convertible preferred stock..................      (691,535)             --             --             --          (691,535)
                                                  -----------      ----------    -----------   ------------      ------------
    Net income (loss) applicable to common
      stockholders.............................   $(6,116,718)     $   (4,927)   $    99,970   $(11,464,356)     $(17,486,031)
                                                  ===========      ==========    ===========   ============      ============
Basic and diluted net loss per share...........   $     (0.31)                                                   $      (0.78)
                                                  ===========                                                    ============
Shares used to compute basic and diluted net
  loss per share...............................    19,930,206                                     2,505,500(k)     22,435,706
(*) Allocation of stock compensation expense
  Cost of revenues -- professional services....            --              --             --      3,833,411         3,833,411
  Sales and marketing..........................            --              --             --             --                --
  General and administrative...................        18,921              --             --             --            18,921


 See notes to unaudited pro forma condensed consolidated financial statements.

                           EMERALD -- DELAWARE, INC.

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENTS OF OPERATIONS
                         SIX MONTHS ENDED JUNE 24, 2000


                                                                   ALLIANCE
                                     EMERALD-         ZCOM,       CONSULTING     PRO FORMA        PRO FORMA
                                  DELAWARE, INC.   INCORPORATED   GROUP, INC.   ADJUSTMENTS        COMBINED
                                  --------------   ------------   -----------   -----------      ------------
Revenues........................   $ 33,966,433     $ 439,894     $3,812,747    $        --      $ 38,219,074
Expenses:
  Cost of revenues --
    professional services
    (excluding stock
    compensation)...............     17,759,611       261,140      2,530,687        350,750(i)     20,902,188
  Cost of revenues -- AT&T
    warrant.....................        753,902            --             --             --           753,902
  Sales and marketing (excluding
    stock compensation).........      7,861,854        81,546        144,323             --         8,087,723
  General and administrative
    (excluding stock
    compensation)...............     14,228,007       157,510        896,141             --        15,281,658
  Intangible amortization.......             --            --             --        475,589(e)      2,926,808
                                                                                  2,451,219(f)
Stock compensation *............      2,226,360            --             --         73,043(g)      2,987,272
                                                                                    687,869(h)
                                   ------------     ---------     ----------    -----------      ------------
Total operating expenses........     42,829,734       500,196      3,571,151      4,038,470        50,939,551
                                   ------------     ---------     ----------    -----------      ------------
Income (loss) from operations...     (8,863,301)      (60,302)       241,596     (4,038,470)      (12,720,477)
Net other income (expense)......       (338,280)      (42,977)         1,746        (85,450)(j)      (464,961)
                                   ------------     ---------     ----------    -----------      ------------
Income (loss) before income
  taxes.........................     (9,201,581)     (103,279)       243,342     (4,123,920)      (13,185,438)
Income taxes                                 --            --         57,091             --            57,091
                                   ------------     ---------     ----------    -----------      ------------
  Net income (loss).............     (9,201,581)     (103,279)       186,251     (4,123,920)      (13,242,529)
Accretion of redemption value of
  redeemable convertible
  preferred stock...............        626,752            --             --             --           626,752
Effect of beneficial conversion
  feature of Series B preferred
  stock.........................      1,840,000            --             --             --         1,840,000
                                   ------------     ---------     ----------    -----------      ------------
  Net income (loss) applicable
    to common stockholders......   $(11,668,333)    $(103,279)    $  186,251    $(4,123,920)     $(15,709,281)
                                   ============     =========     ==========    ===========      ============
Basic and diluted net loss per
  share.........................   $      (0.57)                                                 $      (0.69)
                                   ============                                                  ============
Shares used to compute basic and
  diluted net loss per share....     20,404,828                                   2,470,711(k)     22,875,539
(*) Allocation of stock
  compensation expense
Cost of revenues -- professional
  services......................        420,617            --             --        760,912         1,181,529
  Sales and marketing                   862,821            --             --             --           862,821
  General and administrative            942,922            --             --             --           942,922


 See notes to unaudited pro forma condensed consolidated financial statements.

                           EMERALD -- DELAWARE, INC.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

                              FINANCIAL STATEMENTS


PRO FORMA ADJUSTMENTS.


     The following adjustments were applied to the historical financial statements of the Company, ZCom and Alliance to arrive at the unaudited pro forma condensed consolidated financial information:


     (a) To allocate the purchase price, including $300,000 of transaction costs incurred in the acquisition, to assets and liabilities of Alliance. The excess of the purchase price over the fair value of net assets acquired is reflected as goodwill and is amortized using the straight-line method over 4 years. The estimated fair values of assets acquired and liabilities assumed are based upon preliminary estimates and may not be indicative of the final allocation of purchase price consideration.

     A summary of the purchase price for the acquisition is as follows:


Cash.....................................................  $ 5,329,129
Note payable to stockholder..............................    1,055,000
Stock issued.............................................   11,287,262
Direct acquisition costs.................................      300,000
Liabilities assumed......................................    2,133,391
                                                           -----------
          Total..........................................  $20,104,782
                                                           ===========
Cash acquired............................................  $    46,487
Other current assets.....................................    1,694,786
Equipment................................................      438,311
Identifiable intangibles.................................    5,099,918
Goodwill.................................................   12,809,864
Other assets.............................................       15,416
                                                           -----------
          Total..........................................  $20,104,782
                                                           ===========


     As part of the Alliance acquisition arrangement, payment terms on accrued liability amounts totaling $654,000 were modified such that the amount will accrue interest at 10% and be paid in 4 equal quarterly installments over the next 12 months.

     (b) Represents the elimination of the historical shareholders' equity accounts of Alliance.

     (c) To record the issuance of restricted stock to certain Alliance employees.


     (d) Represents the receipt of $14,500,000 the Company received in July 2000, from the issuance of 2,318,392 shares of Series C redeemable convertible preferred stock, net of offering costs of $500,000, and the reclassification of $400,000 in deferred offering costs.



     (e) Represents the amortization of goodwill and intangibles associated with the Company's acquisition of ZCom which are amortized over their estimated useful lives of two to four years.


     (f) Represents the amortization of goodwill and other intangibles associated with the Company's acquisition of Alliance which are amortized over their useful lives of three to four years.

                           EMERALD -- DELAWARE, INC.



              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED


                      FINANCIAL STATEMENTS -- (CONTINUED)



     (g) Represents non-cash stock compensation charges associated with shares of common stock issued to employees of ZCom valued at $358,000 at the transaction date. The Company is recognizing compensation expense for the value of these shares over the associated employment period in which these shares vest.



     (h) Represents non-cash stock compensation charges associated with shares of common stock issued to employees of Alliance valued at $4,873,863 at the transaction date. The Company is recognizing compensation expense for the value of these shares over the associated employment period in which these shares vest.


     (i) Represents compensation expense related to stay bonuses for employees of Alliance. The stay bonuses will be recorded as compensation expense over the period earned by the employees.


     (j) Represents interest expense at 10% on the note issued to a former stockholder of Alliance, and the modification of terms on $654,000 of employment-related liabilities to accrue interest.


     (k) Unaudited pro forma basic and diluted net loss per share are computed by dividing the unaudited pro forma net loss applicable to common shareholders by the unaudited pro forma weighted average number of common shares outstanding. Potentially dilutive securities were not included in the computation of pro forma basic and diluted net loss per share because their effects would be antidilutive. A reconciliation of shares used to computed historical basic and diluted net loss per share to shares used to compute pro forma basic and diluted net loss per share is as follows:


                                         YEAR ENDED     SIX MONTHS ENDED
                                        DECEMBER 25,        JUNE 24,
                                            1999              2000
                                        ------------    ----------------
Shares used to compute historical
  basic and diluted net loss per
  share...............................   19,930,206        20,404,828
Shares issued in ZCom acquisition.....      431,742           215,871
Shares issued in Alliance
  acquisition.........................    1,805,962         1,805,962
Weighted average restricted stock plan
  shares expected to vest during
  period..............................      267,796           448,878
                                         ----------        ----------
Shares used to compute pro forma basic
  and diluted net loss per share......   22,435,706        22,875,539
                                         ==========        ==========


     (l) Other Information


     The purchase price for ZCom excludes performance based contingent payments of up to $900,000 payable in stock or cash at the election of the former stockholders of ZCom. The purchase price for Alliance excludes performance based contingent payments of up to $5,000,000. The contingent amounts will be accounted for as compensation expense as and to the extent the performance measures are met since continued employment as well as the achievement of performance targets are required to be eligible to earn the contingent payments. The contingent payments may be earned over the year following the acquisition.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors

ZCom Incorporated:



     We have audited the accompanying balance sheets of ZCom Incorporated as of December 31, 1999 and 1998, and the related statements of operations, stockholders' deficiency and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ZCom Incorporated as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


/s/  KPMG LLP

Portland, Oregon
March 29, 2000

                               ZCOM INCORPORATED


                                 BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998

                                                                1999         1998
                                                              ---------    ---------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  24,415    $      --
  Trade accounts receivable, net of allowance for doubtful
     accounts of $62,000 and $6,000 in 1999 and 1998,
     respectively (note 4)..................................    158,411      117,540
  Revenue in excess of billings.............................    130,262       24,823
  Prepaid expenses..........................................     17,140          228
                                                              ---------    ---------
          Total current assets..............................    330,228      142,591
Property and equipment, net (note 2)........................    171,929       82,763
Other assets................................................     14,146        2,763
                                                              ---------    ---------
                                                              $ 516,303    $ 228,117
                                                              =========    =========
LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
  Accounts payable..........................................  $ 108,920    $  81,827
  Accrued compensation......................................    105,159       46,195
  Other liabilities (note 4)................................    198,000      117,483
  Payable to related parties (note 5).......................     88,562       88,662
  Deferred revenue..........................................     62,910           --
  Current portion of capital lease obligations (note 3).....     47,563        6,703
                                                              ---------    ---------
          Total current liabilities.........................    611,114      340,870
                                                              ---------    ---------
Capital lease obligations, excluding current portion (note
  3)........................................................     23,803           --
Stockholders' deficiency:
  Common stock, no par value. Authorized 1,000 shares;
     issued and outstanding 500 shares......................      7,000        7,000
  Accumulated deficit.......................................   (113,218)    (108,291)
                                                              ---------    ---------
                                                               (106,218)    (101,291)
  Less stockholder receivable (note 5)......................    (12,396)     (11,462)
                                                              ---------    ---------
          Total stockholders' deficiency....................   (118,614)    (112,753)
Commitments and subsequent event (notes 3 and 6)
                                                              ---------    ---------
                                                              $ 516,303    $ 228,117
                                                              =========    =========

                See accompanying notes to financial statements.

                               ZCOM INCORPORATED


                            STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                                 1999          1998
                                                              ----------    ----------
Revenues:
  Professional services.....................................  $1,532,190    $1,019,044
  Product sales.............................................      47,520            --
                                                              ----------    ----------
                                                               1,579,710     1,019,044
                                                              ----------    ----------
Expenses:
  Cost of professional services revenue.....................     798,948       512,530
  Cost of products..........................................      30,900            --
  Sales and marketing.......................................     149,384        91,867
  General and administrative................................     539,462       402,603
                                                              ----------    ----------
                                                               1,518,694     1,007,000
                                                              ----------    ----------
Other income (expense):
  Interest income -- stockholder............................         934           790
  Other interest income.....................................         344           293
  Interest expense..........................................     (71,284)      (55,436)
  Other income..............................................       4,063            --
                                                              ----------    ----------
          Net other expense.................................     (65,943)      (54,353)
                                                              ----------    ----------
          Net loss..........................................  $   (4,927)   $  (42,309)
                                                              ==========    ==========

                See accompanying notes to financial statements.

                               ZCOM INCORPORATED


                     STATEMENTS OF STOCKHOLDERS' DEFICIENCY
                     YEARS ENDED DECEMBER 31, 1999 AND 1998

                                    COMMON STOCK                                     TOTAL
                                   ---------------   STOCKHOLDER   ACCUMULATED   STOCKHOLDERS'
                                   SHARES   AMOUNT   RECEIVABLE      DEFICIT      DEFICIENCY
                                   ------   ------   -----------   -----------   -------------
Balances at December 31, 1997....   500     $7,000    $(10,672)     $ (65,982)     $ (69,654)
Net loss.........................    --         --          --        (42,309)       (42,309)
Increase in note receivable......    --         --        (790)            --           (790)
                                    ---     ------    --------      ---------      ---------
Balances at December 31, 1998....   500      7,000     (11,462)      (108,291)      (112,753)
Net loss.........................    --         --          --         (4,927)        (4,927)
Increase in note receivable......    --         --        (934)            --           (934)
                                    ---     ------    --------      ---------      ---------
Balances at December 31, 1999....   500     $7,000    $(12,396)     $(113,218)     $(118,614)
                                    ===     ======    ========      =========      =========

                See accompanying notes to financial statements.

                               ZCOM INCORPORATED


                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                                1999         1998
                                                              ---------    --------
Cash flows from operating activities:
  Net loss..................................................  $  (4,927)   $(42,309)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation and amortization..........................     47,732      48,468
     Interest earned on stockholder receivable..............       (934)       (790)
     Related party interest expense.........................      2,336       2,252
     Changes in certain assets and liabilities:
       Accounts receivable..................................    (40,871)     18,068
       Revenue in excess of billings........................   (105,439)    (24,823)
       Prepaid expenses.....................................    (43,212)        812
       Other assets.........................................    (11,383)      1,291
       Accounts payable and accrued liabilities.............     86,057     (14,959)
       Payable to related parties...........................     (2,436)     58,260
       Increase in deferred revenue.........................     89,210          --
                                                              ---------    --------
          Net cash provided by operating activities.........     16,133      46,270
                                                              ---------    --------
Cash flows from investing activities:
  Purchases of property and equipment.......................    (29,032)    (13,883)
                                                              ---------    --------
          Net cash used in investing activities.............    (29,032)    (13,883)
                                                              ---------    --------
Cash provided by financing activities:
  Repayment of capital lease obligations....................    (43,203)    (64,320)
  Proceeds from secured borrowings, net.....................     80,517       2,252
                                                              ---------    --------
          Net cash provided by (used in) financing
            activities......................................     37,314     (62,068)
                                                              ---------    --------
          Net increase (decrease) in cash and cash
            equivalents.....................................     24,415     (29,681)
Cash and cash equivalents at beginning of year..............         --      29,681
                                                              ---------    --------
Cash and cash equivalents at end of year....................  $  24,415    $     --
                                                              =========    ========
Supplemental disclosures of cash flow information:
  Cash paid during the year for interest....................  $  69,948    $ 53,184
                                                              =========    ========
Supplemental schedule of noncash investing and financing
  activities:
  Equipment acquired through capital lease obligations......  $ 107,866    $     --
                                                              =========    ========

                See accompanying notes to financial statements.

                               ZCOM INCORPORATED


                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1999 AND 1998

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) DESCRIPTION OF BUSINESS


     ZCom Incorporated (the "Company") is a consulting agency in the business of developing corporate web pages. The Company offers Internet marketing solutions, branding strategies, digital advertising and Internet web design services to commercial customers. The Company is focused on the west coast market although at present its customers are predominately based in the greater Portland area. The Company was incorporated in the State of Oregon in 1991. The Company is headquartered in Portland, Oregon.


(b) REVENUE RECOGNITION

     Revenues from fixed-price contracts are recognized on the percentage-of-completion method, measured by the percentage of hours incurred to date in relation to the estimated total hours of completion. This method is used because management considers hours to be the best available measure of progress on these contracts. Billings in excess of earnings are classified as deferred revenues. Revenues recognized prior to billing are classified as revenue in excess of billings.

     Revenues from time and materials contracts are recognized during the period in which the services are provided.

     The cumulative impact of any revision in estimates in the percentage of completion is reflected in the period in which the change becomes known. Losses on projects in progress are recognized when known.

(c) PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Equipment under capital leases are stated at fair value at the inception of the lease. Depreciation is provided using the straight-line method over the assets' estimated useful lives of three to five years. Equipment held under capital leases are amortized using the straight-line method over the shorter of the lease term or estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of estimated useful lives or the respective lease term. Depreciation expense includes amortization on capitalized leases.

(d) OTHER ASSETS

     Other assets are stated at cost. The balance is comprised of security deposits required on operating leases.

(e) INCOME TAXES

     No provision has been made for federal and state income taxes. Under Subchapter S of the Internal Revenue Code, the Company has elected not to be taxed as a corporation and the stockholders have consented to include the Company's income or loss in their individual returns.

                               ZCOM INCORPORATED

                           DECEMBER 31, 1999 AND 1998

(f) ADVERTISING

     Advertising costs are expensed as incurred and are included in sales and marketing expense. Advertising expense was $26,167 and $10,804 for the years ended December 31, 1999 and 1998, respectively.

(g) USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions affecting reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results in future periods could differ from those estimates used.

(h) FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable. The fair value of the Company's financial instruments approximates their carrying amount due to their short-term nature. Accounts receivable are typically unsecured and are derived from revenue earned from clients located in the United States. The Company performs ongoing credit evaluations of its clients' financial condition and records an allowance for potential credit losses based upon the expected collectibility of total accounts receivable. To date, the Company has not experienced any material credit losses.

     The Company derives a significant portion of its revenues from projects with a limited number of clients. In 1999, two customers represented 22% and 16%, respectively, of the Company's sales and accounted for 27% and 20% of the total of accounts receivable and revenue in excess of billings. In 1998, two customers represented 35% and 12% of sales and 52% and 26% of total accounts receivable and revenue in excess of billings.

(2) PROPERTY AND EQUIPMENT

     Property and equipment, net at December 31, 1999 and 1998 consists of the following:

                                                                1999         1998
                                                              ---------    ---------
Computer equipment..........................................  $ 351,905    $ 220,448
Office furniture and other equipment........................     39,398       37,560
Computer software...........................................     25,778       16,189
Leasehold improvements......................................      8,029       28,872
                                                              ---------    ---------
                                                                425,110      303,069
Less accumulated depreciation and amortization..............   (253,181)    (220,306)
                                                              ---------    ---------
  Property and equipment, net...............................  $ 171,929    $  82,763
                                                              =========    =========

     Depreciation expense, including amortization of capitalized leases, was $47,732 and $48,468 for the years ended December 31, 1999 and 1998, respectively.

                               ZCOM INCORPORATED

                           DECEMBER 31, 1999 AND 1998

     Included in property and equipment is the gross amount of computer equipment and related accumulated amortization recorded under capital leases at December 31, 1999 and 1998 are as follows:

                                                      1999        1998
                                                    --------    --------
Computer equipment................................  $107,863    $ 71,509
Less accumulated amortization.....................   (17,194)    (35,714)
                                                    --------    --------
                                                    $ 90,669    $ 35,795
                                                    ========    ========

(3) COMMITMENTS

(a) LEASES


     The Company leases office space and equipment under long-term non-cancelable operating and capital leases with various expirations through 2005. Future minimum lease payments under operating and capital leases at December 31, 1999 are as follows:


                                                      CAPITAL    OPERATING
                                                      LEASES      LEASES
                                                      -------    ---------
2000................................................  $56,412    $130,206
2001................................................   20,472     148,165
2002................................................    7,020     143,534
2003................................................       --     140,088
2004................................................       --     143,081
Thereafter..........................................       --      26,947
                                                      -------    --------
          Total minimum lease payments..............   83,904    $732,021
                                                                 ========
Less amounts representing interest at 11% to 23%....   12,538
                                                      -------
  Present value of future minimum lease payments....   71,366
Less current portion of capital lease obligations...   47,563
                                                      -------
  Long-term capital lease obligations, excluding
     current portion................................  $23,803
                                                      =======

     Total rent expense for operating leases during the years ended December 31, 1999 and 1998 amounted to approximately $56,506 and $27,691, respectively.

(b) PROFIT-SHARING PLANS

     The Company sponsors a 401(k) profit-sharing plan that covers all employees that meet a minimum service requirement. The Company is required to contribute an employee match up to 3% of the employee's salary. The Company contributed $11,767 and $8,432 during the years ended December 31, 1999 and 1998, respectively.

(c) PRODUCT WARRANTY

     The Company provides a standard 30-day warranty for any errors, omissions or functionality not matching specifications outlined in the contract. There were no significant warranty claims by customers at December 31, 1999 and 1998.

                               ZCOM INCORPORATED

                           DECEMBER 31, 1999 AND 1998

(4) OTHER LIABILITIES

     The Company has a financing agreement with an unrelated third party under which the Company transfers its accounts receivables to the third party for cash. The obligation is secured by the underlying accounts receivable. The third party acts as servicer for collection of the accounts receivable. The third party will advance 90% of the unpaid balance of the receivables. The third party has the right to require repayment of amounts advanced prior to collection of amounts from the related receivables and charges interest and service fees equal to 1/10 of 1% per calendar day for the average total of all outstanding gross receivables for each settlement period. At December 31, 1999 and 1998, the receivables subject to this arrangement were included in trade accounts receivables of $158,411 and $117,540. The interest and service fees charged for the services were $46,876 in 1999 and $35,054 in 1998.

(5) RELATED PARTY TRANSACTIONS

(a) PAYABLE TO STOCKHOLDER


     At December 31, 1999 and 1998, the Company owed $55,824 and $58,260 to a stockholder for expenses incurred on behalf of the Company. Such amounts are non-interest bearing. The Company also has a note payable to a relative of a stockholder with no maturity date that bears interest at 8% per annum. Interest expense on this note was $2,336 and $2,252 during 1999 and 1998, respectively.


(b) NOTE RECEIVABLE FROM STOCKHOLDER


     At December 31, 1999 and 1998, the Company had a note receivable in the amount of $12,396 and $11,462, respectively, from a stockholder with no stated maturity date that bears interest at 5.77% per annum. The note has been classified as a component of stockholders' deficiency. Interest income was $934 and $790 during 1999 and 1998, respectively.


(6) SUBSEQUENT EVENT


     On March 25, 2000, the Company entered into an Agreement and Plan of Merger with Emerald -- Delaware, Inc. ("Emerald"). The consideration will be in the form of cash and promissory notes to the principals of the Company totaling $1,350,000 and 1,079,354 shares of Emerald common stock. The shares issued by Emerald have not been adjusted to reflect any stock splits.

                          INDEPENDENT AUDITORS' REPORT



The Stockholder


Alliance Consulting Group, Inc.:



     We have audited the accompanying balance sheets of Alliance Consulting Group, Inc. as of December 31, 1998 and 1999, and the related statements of operations, stockholder's equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Alliance Consulting Group, Inc. as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.



/s/ KPMG LLP



Boston, Massachusetts


June 16, 2000

                        ALLIANCE CONSULTING GROUP, INC.



                                 BALANCE SHEETS


                  DECEMBER 31, 1998 AND 1999 AND JUNE 30, 2000



                                                       DECEMBER 31,
                                                 ------------------------     JUNE 30,
                                                    1998          1999          2000
                                                 ----------    ----------    -----------
                                                                             (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents....................  $    2,867    $    3,012    $   46,487
  Trade accounts receivable:
     Billed, less allowance for doubtful
       accounts of $0 at December 31, 1998,
       $75,000 at December 31, 1999 and $75,000
       at June 30, 2000........................   1,466,795     1,395,359     1,536,869
     Unbilled revenues.........................     249,948            --            --
     Other.....................................      40,000       143,666       137,036
  Prepaid expenses.............................      37,229        66,050        20,881
                                                 ----------    ----------    ----------
          Total current assets.................   1,796,839     1,608,087     1,741,273
  Property and equipment, net..................     223,273       437,486       438,311
  Deposits.....................................         400        15,416        15,416
                                                 ----------    ----------    ----------
          Total assets.........................  $2,020,512    $2,060,989    $2,195,000
                                                 ==========    ==========    ==========
LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current liabilities:
  Bank overdraft...............................  $  165,116    $   35,668    $       --
  Line of credit...............................      61,000       461,100       725,000
  Accounts payable.............................     129,564        50,866        82,940
  Current portion of accrued incentive
     compensation..............................     325,436       740,650       655,870
  Other accrued expenses.......................     165,953       198,085        94,869
  Deferred revenues............................     530,000       468,993       304,035
  Deferred taxes...............................          --            --        40,408
  Loan payable, stockholder....................     167,813            --            --
                                                 ----------    ----------    ----------
          Total current liabilities............   1,544,882     1,955,362     1,903,122
Accrued incentive compensation.................     740,650       270,677       270,677
                                                 ----------    ----------    ----------
          Total liabilities....................   2,285,532     2,226,039     2,173,799
                                                 ----------    ----------    ----------
Commitments and contingencies
Stockholder's equity (deficit):
  Common stock, $1 par value:
     Authorized 300,000 shares, issued and
       outstanding 1,000 shares................       1,000         1,000         1,000
  Retained earnings (deficit)..................    (266,020)     (166,050)       20,201
                                                 ----------    ----------    ----------
          Total stockholder's equity
            (deficit)..........................    (265,020)     (165,050)       21,201
                                                 ----------    ----------    ----------
          Total liabilities and stockholder's
            equity (deficit)...................  $2,020,512    $2,060,989    $2,195,000
                                                 ==========    ==========    ==========



                See accompanying notes to financial statements.

                        ALLIANCE CONSULTING GROUP, INC.



                            STATEMENTS OF OPERATIONS


                     YEARS ENDED DECEMBER 31, 1998 AND 1999


                AND THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000



                                              YEARS ENDED            SIX MONTHS ENDED
                                             DECEMBER 31,                JUNE 30,
                                        -----------------------   -----------------------
                                           1998         1999         1999         2000
                                        ----------   ----------   ----------   ----------
                                                                        (UNAUDITED)
Revenues:
  Consulting services.................  $6,215,145   $5,432,244   $2,984,497   $3,812,747
                                        ----------   ----------   ----------   ----------
Operating expenses:
  Professional services...............   2,773,207    3,828,606    1,741,482    2,530,687
  Incentive compensation..............   1,867,045      423,432      185,338           --
  Sales development...................     833,554      227,342       35,013      144,323
  General and administrative..........   1,036,431    1,400,510      608,917      896,141
                                        ----------   ----------   ----------   ----------
          Total operating expenses....   6,510,237    5,879,890    2,570,750    3,571,151
                                        ----------   ----------   ----------   ----------
Income (loss) from operations.........    (295,092)    (447,646)     413,747      241,596
Other income:
  Interest and dividends..............      11,593       15,348        8,992        1,746
  Gain from investment securities.....          --      518,626           --           --
  Other...............................       4,939       13,642       19,204           --
                                        ----------   ----------   ----------   ----------
Income (loss) before income taxes.....    (278,560)      99,970      441,943      243,342
Income tax expense (benefit)..........     (42,600)          --           --       57,091
                                        ----------   ----------   ----------   ----------
Net income (loss).....................  $ (235,960)  $   99,970   $  441,943   $  186,251
                                        ==========   ==========   ==========   ==========
Basic net income (loss) per share.....  $  (235.96)  $    99.97   $   441.94   $   186.25
                                        ==========   ==========   ==========   ==========
Basic weighted average common shares
  outstanding.........................       1,000        1,000        1,000        1,000



                See accompanying notes to financial statements.

                        ALLIANCE CONSULTING GROUP, INC.



                  STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)


                     YEARS ENDED DECEMBER 31, 1998 AND 1999


                     AND THE SIX MONTHS ENDED JUNE 30, 2000



                                                                                 TOTAL
                                              COMMON STOCK      RETAINED     STOCKHOLDER'S
                                            ----------------    EARNINGS        EQUITY
                                            SHARES    AMOUNT    (DEFICIT)      (DEFICIT)
                                            ------    ------    ---------    -------------
Balance at December 31, 1997..............  1,000     $1,000    $ (30,060)     $ (29,060)
  Net loss................................     --         --     (235,960)      (235,960)
                                            -----     ------    ---------      ---------
Balance at December 31, 1998..............  1,000      1,000     (266,020)      (265,020)
  Net income..............................     --         --       99,970         99,970
                                            -----     ------    ---------      ---------
Balance at December 31, 1999..............  1,000      1,000     (166,050)      (165,050)
  Net income (unaudited)..................     --         --      186,251        186,251
                                            -----     ------    ---------      ---------
Balance at June 30, 2000 (unaudited)......  1,000     $1,000    $  20,201      $  21,201
                                            =====     ======    =========      =========



                See accompanying notes to financial statements.

                        ALLIANCE CONSULTING GROUP, INC.



                            STATEMENTS OF CASH FLOWS


                     YEARS ENDED DECEMBER 31, 1998 AND 1999


                AND THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000



                                                               YEARS ENDED             SIX MONTHS ENDED
                                                               DECEMBER 31,                JUNE 30,
                                                          ----------------------    ----------------------
                                                            1998         1999         1999         2000
                                                          ---------    ---------    ---------    ---------
                                                                                         (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).....................................  $(235,960)   $  99,970    $ 441,943    $ 186,251
  Adjustments to reconcile net income (loss) to net cash
    flows provided (used) by operating activities:
    Deferred income taxes...............................    (44,000)          --           --       40,408
    Gain on sale of marketable security.................         --     (224,103)          --           --
    Gain on distribution of customer equity.............         --     (294,523)          --           --
    Revenue recognized from customer equity received....    (40,000)     (20,000)     (20,000)     (84,780)
    Distribution of incentive compensation satisfied
      through distribution of customer equity...........         --      294,523           --       84,780
    Depreciation and amortization.......................     85,842      141,774       70,886       89,705
    Provision for doubtful accounts.....................         --       75,000           --           --
    Changes in operating assets and liabilities:
      Trade receivables.................................   (719,634)     246,384      424,140     (141,510)
      Prepaid expenses..................................     (6,443)     (28,821)      34,968       45,169
      Bank overdraft....................................    165,116     (129,448)    (165,116)     (35,668)
      Accounts payable..................................     68,684      (78,698)      61,518       32,074
      Accrued incentive compensation....................    230,318      (54,759)     199,590           --
      Other accrued expenses............................     64,152       32,132      (28,851)    (103,216)
      Deferred revenue..................................    530,000     (204,673)    (327,740)    (243,108)
                                                          ---------    ---------    ---------    ---------
      Net cash flows provided (used) by operating
         activities.....................................     98,075     (145,242)     691,338     (129,895)
                                                          ---------    ---------    ---------    ---------
Cash flows from investing activities:
  Property and equipment purchases......................   (141,207)    (355,987)    (218,417)     (90,530)
  Proceeds from sale of marketable security.............         --      284,103           --           --
                                                          ---------    ---------    ---------    ---------
      Net cash flows used by investing activities.......   (141,207)     (71,884)    (218,417)     (90,530)
                                                          ---------    ---------    ---------    ---------
Cash flows from financing activities:
  Proceeds from line of credit, net.....................     61,000      400,100      (61,000)     263,900
  Loan payments to stockholder, net.....................    (21,234)    (167,813)    (167,813)          --
  (Increase) decrease in deposits.......................      4,088      (15,016)          --           --
                                                          ---------    ---------    ---------    ---------
      Net cash flows provided (used) by financing
         activities.....................................     43,854      217,271     (228,813)     263,900
                                                          ---------    ---------    ---------    ---------
Net increase in cash and cash equivalents...............        722          145      244,108       43,475
Cash and cash equivalents, beginning of period..........      2,145        2,867        2,867        3,012
                                                          ---------    ---------    ---------    ---------
Cash and cash equivalents, end of period................  $   2,867    $   3,012    $ 246,975    $  46,487
                                                          =========    =========    =========    =========
Supplemental disclosures of cash flow information:
  Cash paid during the period for interest..............  $   3,181    $     950    $     900    $   8,207
                                                          =========    =========    =========    =========
  Cash paid for income taxes............................  $      --           --           --           --
                                                          =========    =========    =========    =========
Supplemental disclosures of non-cash transactions:
  Receivables arising from equity instruments promised
    from customers......................................  $  40,000    $ 143,666    $      --    $  78,150
                                                          =========    =========    =========    =========



                   See accompanying notes to financial statements.

                        ALLIANCE CONSULTING GROUP, INC.



                         NOTES TO FINANCIAL STATEMENTS


                       DECEMBER 31, 1998 AND 1999 AND THE


                    SIX MONTHS ENDED JUNE 30, 1999 AND 2000


                (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED


                      JUNE 30, 1999 AND 2000 IS UNAUDITED)



(1) THE COMPANY



     Alliance Consulting Group, Inc. (the "Company") is a strategy consulting firm focused on e-commerce strategy development offering business-to-business and business-to-consumer solutions. The Company provides services to Fortune 500 companies and Internet start-ups. The Company operates out of two offices located in Boston, Massachusetts and San Jose, California.



(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



(a) USE OF ESTIMATES



     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.



(b) CASH AND CASH EQUIVALENTS



     The Company considers all highly liquid investment securities with maturity at purchase of three months or less to be cash equivalents.



(c) DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS



     The Company has determined that the fair market values of its financial assets and liabilities at December 31, 1998 and 1999 and June 30, 2000 approximate their carrying amounts.



(d) CONCENTRATION OF CREDIT RISK



     Accounts receivable potentially subject the Company to a concentration of credit risk. At December 31, 1998 and 1999 and June 30, 2000, three, four and three individual customer receivables exceeded ten percent of gross billed and unbilled accounts receivable totaling $998,555, $860,544 and $779,047, respectively.



     The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable. The Company maintains allowances for potential credit losses and such losses have been within management's expectations. Write-offs of accounts receivable have not been material for the any of the periods presented.



(e) PROPERTY AND EQUIPMENT



     Property and equipment are recorded at cost. Depreciation is recorded on a straight-line basis over the estimated useful lives of the related assets, which range from five to seven years. Leasehold improvements are amortized over the lesser of the lease term or the life of the asset. Maintenance and repairs are charged to operations when incurred.

                        ALLIANCE CONSULTING GROUP, INC.

                       DECEMBER 31, 1998 AND 1999 AND THE


                    SIX MONTHS ENDED JUNE 30, 1999 AND 2000


                (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED


                      JUNE 30, 1999 AND 2000 IS UNAUDITED)



(f) REVENUE RECOGNITION



     The Company derives its revenues from service contracts. Revenues pursuant to fixed-price contracts are recognized as services are rendered on the percentage-of-completion method of accounting (based on the ratio of labor hours incurred to total estimated labor hours). Revenues pursuant to time and materials contracts are recognized as services are provided.



     Unbilled revenues on contracts are comprised of costs plus earned fees in excess of billings on such contracts. Advanced billings and billings in excess of costs plus earned fees are classified as deferred revenues until the period such services are provided. Revenues exclude reimbursed expenses charged to and collected from clients.



     Provisions for estimated losses on uncompleted contracts are made on a contract-by-contract basis and are recognized in the period in which such losses become probable and can be reasonably estimated.



     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, Revenue Recognition in Financial Statements. SAB No. 101 summarizes certain of the staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. Management believes the Company has complied with the provisions of SAB No. 101.



(g) EQUITY INSTRUMENTS RECEIVED FROM CUSTOMERS



     In accordance with Emerging Issues Task Force Issue No. 00-8, Accounting by a Grantee for an Equity Instrument to be Received in Conjunction with Providing Goods or Services, the Company records publicly traded equity instruments received from customers in exchange for services rendered based upon the fair value of the asset received as of the earlier of the date the parties come to a mutual understanding of the terms of the equity-based compensation arrangement and a commitment for performance by the Company to earn the equity instrument is reached or the date at which the Company's performance necessary to earn the equity instrument is complete.



     When the Company receives equity securities which are not publicly traded and the fair value of such securities are not clearly evident, the Company records the fair value of such securities based upon the fair value of the services provided measured at the cost of services provided. The associated revenue is deferred until the Company receives the promised equity securities.



(h) PROFESSIONAL SERVICES



     Professional services costs consist of payroll and payroll-related costs dedicated to client assignments.

                        ALLIANCE CONSULTING GROUP, INC.

                       DECEMBER 31, 1998 AND 1999 AND THE


                    SIX MONTHS ENDED JUNE 30, 1999 AND 2000


                (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED


                      JUNE 30, 1999 AND 2000 IS UNAUDITED)



(i) INCOME TAXES



     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.



(j) IMPAIRMENT OF LONG-LIVED ASSETS



     The Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.



(k) SEGMENT REPORTING



     Statement of Financial Accounting Standards ("SFAS") No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for the way that public business enterprises report selected information about operating segments in annual and interim financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 requires the use of the "management approach" in disclosing segment information, based largely on how senior management generally analyzes the business operations. The Company currently operates in only one segment and, as such, no additional disclosures are required.



(l) HISTORICAL NET INCOME (LOSS) PER SHARE



     SFAS No. 128, Earnings per Share, requires entities with simple capital structures to present basic earnings per share for all periods presented.



     Pursuant to SAB No. 98, common stock issued for nominal consideration, prior to the anticipated effective date of an initial public offering, are required to be included in the calculation of basic and diluted net income per share as if they were outstanding for all periods presented. To date, the Company has not had any issuances or grants for nominal consideration.



(m) UNAUDITED INTERIM FINANCIAL STATEMENTS



     In the opinion of the Company's management, the unaudited financial statements as of June 30, 2000 and for the six months ended June 30, 1999 and 2000 include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation.

                        ALLIANCE CONSULTING GROUP, INC.

                       DECEMBER 31, 1998 AND 1999 AND THE


                    SIX MONTHS ENDED JUNE 30, 1999 AND 2000


                (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED


                      JUNE 30, 1999 AND 2000 IS UNAUDITED)



(3) EQUITY INSTRUMENTS RECEIVED FROM CUSTOMERS



     For transactions involving the receipt of equity positions in non-publicly traded entities in exchange for services rendered, the Company has recorded the equity instruments based upon the fair value of services surrendered measured at the cost of services provided. At December 31, 1999 and June 30, 2000, the Company recorded approximately $144,000 and $137,000, respectively, of other accounts receivable related to such transactions all of which have been deferred until such time as the underlying equity investments are received. For the six months ended June 30, 2000, the Company recognized $84,780 of consulting revenue related to the receipt of underlying equity instruments.



     For the transaction involving the exchange of an equity investment in a publicly traded entity for services rendered, the Company recorded the equity investment based upon the fair value of the asset received. At December 31, 1998, the Company recorded $40,000 of other accounts receivable related to this transaction. For the years ended December 31, 1998 and 1999, the Company recognized $40,000 and $20,000, respectively, of consulting services revenue related to this transaction. For the year ended December 31, 1999, the Company recognized a gain on the disposition through sale and distribution of this investment of $518,626 related to the 1998 transaction.



(4) PROPERTY AND EQUIPMENT



     Property and equipment consisted of the following:



                                                         DECEMBER 31,
                                                     --------------------     JUNE 30,
                                                       1998        1999         2000
                                                     --------    --------    ----------
Office and computer equipment......................  $363,970    $556,350    $  610,598
Furniture and fixtures.............................   275,313     425,300       461,582
Leasehold improvements.............................        --       3,907         3,907
                                                     --------    --------    ----------
                                                      639,283     985,557     1,076,087
Less: accumulated depreciation and amortization....   416,010     548,071       637,776
                                                     --------    --------    ----------
                                                     $223,273    $437,486    $  438,311
                                                     ========    ========    ==========



(5) LINE OF CREDIT



     The maximum borrowing limit of the Company's line of credit was $200,000, $600,000 and $938,900 as of December 31, 1998, 1999 and June 30, 2000,
respectively. For the years ended December 31, 1998 and 1999, outstanding amounts bore interest at 1.5% over the lending institution's base rate. Effective April 27, 2000, outstanding amounts bear interest at 1.0% over the lending institution's base rate. At December 1998, 1999 and June 30, 2000, the amount outstanding under the line of credit was $61,000, $461,000 and $725,000, respectively. The maximum amount outstanding during the years ended December 31, 1998 and 1999, and for the six months ended June 30, 2000, was $200,000, $461,000 and $725,000, respectively. For the years ended December 31, 1998 and 1999, and the six months ended June 30, 1999, interest expense on the line of credit was less than $3,200,

                        ALLIANCE CONSULTING GROUP, INC.

                       DECEMBER 31, 1998 AND 1999 AND THE


                    SIX MONTHS ENDED JUNE 30, 1999 AND 2000


                (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED


                      JUNE 30, 1999 AND 2000 IS UNAUDITED)



$1,000 and $1,000, respectively. For the six months ended June 30, 2000, interest expense on the line of credit was approximately $8,200.



(6) LOAN PAYABLE, STOCKHOLDER



     The Company periodically borrows money from its stockholder. Payment is due on demand. The interest rate associated with this loan was 8.5% annually for the years ended December 31, 1998 and 1999. At December 31, 1998, the amount due to the stockholder was $167,813. The loan to the stockholder was repaid in 1999. For the years ended December 31, 1998 and 1999, interest expense on the loan payable to the stockholder was less than $3,200 and $1,000, respectively.



(7) DEFERRED COMPENSATION PLAN



     The Company sponsors a qualified 401(k) profit sharing plan (the "Plan"), which covers substantially all of its employees. Participants are permitted, in accordance with the provisions of Section 401(k) of the Internal Revenue Code, to contribute up to 15% of their earnings into the Plan. According to the provisions of the Plan, the Company may make discretionary matching contributions. For the years ended December 31, 1998 and 1999, the Company recorded discretionary matching contributions of $75,000 and $110,000, respectively, to the Plan.



(8) INCENTIVE COMPENSATION PLAN



     The stockholder and certain members of senior management participate in an incentive compensation plan, which consists of a contingent bonus pool and a profit sharing pool. For the years ended December 31, 1998 and 1999, and the six months ended June 30, 1999, total compensation earned under the incentive compensation plan was $1,867,045 and $423,432 and $185,338, respectively. The Company is not required to pay out the incentive compensation by any specific date. In addition, the Company may from time to time distribute customer equity received arising from non-monetary transactions to satisfy the amount earned.



(9) COMMITMENTS



     The Company leases office space under operating leases, which expire through October 31, 2004. In addition to base rent, the Company is responsible for a share of operating expenses and real estate taxes on the premises. The Company also leases motor vehicles under operating leases, which expire through 2001.

                        ALLIANCE CONSULTING GROUP, INC.

                       DECEMBER 31, 1998 AND 1999 AND THE


                    SIX MONTHS ENDED JUNE 30, 1999 AND 2000


                (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED


                      JUNE 30, 1999 AND 2000 IS UNAUDITED)



     Minimum future annual rental commitments under non-cancelable operating leases are as follows at December 31:



2000..........................................  $  482,442
2001..........................................     497,719
2002..........................................     484,367
2003..........................................     478,964
2004..........................................     241,470
                                                ----------
          Total...............................  $2,184,962
                                                ==========



     Rental expense was approximately $144,400 and $297,800 for the years ended December 31, 1998 and 1999, respectively, and approximately $134,255 and $223,596 for the six-month periods ended June 30, 1999 and 2000, respectively.



(10) INCOME TAXES



     Income tax expense (benefit) consists of the following:



                                                          YEARS ENDED
                                                          DECEMBER 31,
                                                       ------------------
                                                         1998       1999
                                                       --------    ------
Current:
  Federal............................................  $     --    $   --
  State..............................................     1,400       527
                                                       --------    ------
                                                          1,400       527
                                                       --------    ------
Deferred:
  Federal............................................   (31,162)   (3,337)
  State..............................................   (12,838)    2,810
                                                       --------    ------
                                                        (44,000)     (527)
                                                       --------    ------
                                                       $(42,600)   $   --
                                                       ========    ======



     The following is a reconciliation between the statutory federal income tax rate and the Company's effective rate:



                                                            YEARS ENDED
                                                            DECEMBER 31,
                                                          ----------------
                                                          1998       1999
                                                          -----      -----
Statutory federal income tax rate.......................  (34.0)%     34.0%
State income taxes, net of federal income tax benefit...   (5.1)       6.4
Change in valuation allowance...........................   24.6      (42.1)
Permanent items and other...............................   (0.8)       1.7
                                                          -----      -----
                                                          (15.3)%      0.0%
                                                          =====      =====

                        ALLIANCE CONSULTING GROUP, INC.

                       DECEMBER 31, 1998 AND 1999 AND THE


                    SIX MONTHS ENDED JUNE 30, 1999 AND 2000


                (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED


                      JUNE 30, 1999 AND 2000 IS UNAUDITED)



     The following is a summary of the significant components of the Company's deferred tax assets and liabilities as of:



                                                        DECEMBER 31,
                                                    --------------------
                                                      1998        1999
                                                    --------    --------
Deferred tax assets:
  Allowance for doubtful accounts.................  $     --    $ 30,113
  Cash to accrual adjustments.....................    11,028          --
  Net operating loss carryforwards................    57,420      13,910
                                                    --------    --------
  Total gross deferred tax assets.................    68,448      44,023
  Less: valuation allowance.......................   (68,448)    (26,928)
                                                    --------    --------
  Net deferred tax assets.........................        --      17,095
Deferred tax liabilities:
  Cash to accrual adjustment......................        --     (17,095)
                                                    --------    --------
  Total gross deferred tax liabilities............        --     (17,095)
                                                    --------    --------
  Net deferred taxes..............................  $     --    $     --
                                                    ========    ========



     Due to the uncertainty of realization of these deferred tax assets, the Company has provided a valuation allowance to the extent its deferred tax assets exceed its deferred tax liabilities. The net change in the total valuation allowance for the years ended December 31, 1998 and 1999 was an increase of $68,448 and a decrease of $41,520, respectively. No income tax benefit has been recorded for 1999 because of the valuation allowance.



     The Company had federal net operating loss carryovers of approximately $40,000 at December 31, 1999 that may be used to offset future taxable income, if any, through 2020. Net operating loss carryforwards and other tax attributes may be limited in the event of certain changes in ownership interests.



(11) SIGNIFICANT CUSTOMERS



     The following table summarizes sales to major customers (consulting services in excess of 10%) as a percentage of total consulting services:



                                                                              SIX MONTHS
                                                             YEARS ENDED        ENDED
                                                             DECEMBER 31,      JUNE 30,
                                                             ------------    ------------
                                                             1998    1999    1999    2000
                                                             ----    ----    ----    ----
Customer A.................................................   54%     11%     16%     --%
Customer B.................................................   11       6      14      16
Customer C.................................................   --      14      18      --
Customer D.................................................   --      10      10       1
Customer E.................................................   10       8      14      14
Customer F.................................................   --       2      --      11

                        ALLIANCE CONSULTING GROUP, INC.

                       DECEMBER 31, 1998 AND 1999 AND THE


                    SIX MONTHS ENDED JUNE 30, 1999 AND 2000


                (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED


                      JUNE 30, 1999 AND 2000 IS UNAUDITED)



(12) SUBSEQUENT EVENTS (UNAUDITED)



     On July 11, 2000, the Company reincorporated in the state of Delaware by effecting a tax-free reorganization with its newly formed wholly owned subsidiary Alliance Consulting Group, Inc. ("Alliance Delaware"). Pursuant to the reorganization, the outstanding shares of capital stock of the Company were converted into 1,000,000 shares of preferred stock, $0.01 par value per share of Alliance Delaware.



     On July 12, 2000, Alliance Delaware issued 8,000,000 shares of restricted common stock, $.01 par value per share to certain of its employees in exchange for $2,000,000 of promissory notes. The promissory notes, including interest at the rate of 6.62% per annum, are due and payable on July 12, 2004.



     On July 26, 2000, Alliance Delaware entered an Agreement and Plan of Merger (the "Agreement") with Emerald -- Delaware, Inc. ("Emerald"). The consideration will be in the form of cash and promissory notes to the principals of Alliance Delaware totaling approximately $6,400,000 and 2,247,183 shares of Emerald common stock.



     In accordance with the terms of the Agreement, the Company discontinued its incentive compensation plan effective January 1, 2000. As a result, no additional incentive compensation expense was recognized for the six months ended June 30, 2000.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    1
Risk Factors..........................    5
Special Note Regarding Forward-
  Looking Statements..................   14
Use of Proceeds.......................   15
Dividend Policy.......................   15
Capitalization........................   16
Dilution..............................   17
Selected Financial Data...............   18
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   20
Business..............................   32
Management............................   44
Certain Relationships and Related
  Transactions........................   55
Principal Stockholders................   58
Description of Capital Stock..........   60
Shares Eligible for Future Sale.......   64
Underwriting..........................   65
Legal Matters.........................   67
Experts...............................   67
Additional Information................   68
Index to Financial Statements.........  F-1


DEALER PROSPECTUS DELIVERY OBLIGATION: UNTIL             , 2000 (25 DAYS AFTER
THE COMMENCEMENT OF THIS OFFERING), ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

EMERALD LOGO

   4,000,000 SHARES

   COMMON STOCK
   DEUTSCHE BANC ALEX. BROWN

   ROBERTSON STEPHENS

   ADAMS, HARKNESS & HILL, INC.

   PACIFIC CREST SECURITIES
   PROSPECTUS

               , 2000

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

SEC registration fee........................................  $   15,788
NASD filing fee.............................................       6,480
Nasdaq National Market listing fee..........................       5,000
Printing and engraving costs................................     250,000
Legal fees and expenses.....................................     350,000
Accounting fees and expenses................................     450,000
Blue Sky fees and expenses..................................       5,000
Transfer Agent and Registrar fees...........................       5,000
Miscellaneous expenses......................................      22,632
                                                              ----------
          Total.............................................  $1,100,000
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

     Our Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

     Our Bylaws provide for the indemnification of officers, directors and third parties acting on our behalf if such person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

     We have entered into indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our Bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES


     (a) Within the last three years, we have issued and sold the following unregistered securities described below.



          (1) In September 1997, we issued and sold an aggregate of 108,567 shares of our common stock to an employee in exchange for cash in the aggregate amount of $54,284.



          (2) In September 1997, we issued 430,176 shares of our common stock valued at $268,861 in exchange for all outstanding shares of the common stock of ServerLogic Corporation.

          (3) In October 1997, we issued and sold an aggregate of 524,000 shares of our common stock to officers, directors and employees in exchange for cash in the aggregate amount of $327,500.



          (4) In December 1997, we issued and sold an aggregate of 1,311,575 shares of our common stock to officers and directors in exchange for cash in the aggregate amount of $819,735.



          (5) In February 1998, we issued and sold an aggregate of 981,545 shares of our common stock to officers, directors and employees in exchange for cash in the aggregate amount of $613,466.



          (6) In March 1998, we issued and sold an aggregate of 363,115 shares of our common stock to officers, directors and employees in exchange for cash in the aggregate amount of $453,894.



          (7) In April 1998, we issued and sold an aggregate of 2,494 shares of our common stock to an employee in exchange for cash in the aggregate amount of $1,559.



          (8) In June 1998, we issued and sold an aggregate of 320,000 shares of our common stock to a director and an employee in exchange for cash in the aggregate amount of $400,000.



          (9) In July 1998, we issued and sold an aggregate of 240,000 shares of our common stock to an officer and a director in exchange for cash in the aggregate amount of $300,000.



          (10) In August 1998, we issued and sold an aggregate of 5,000 shares of our common stock to an employee in exchange for cash in the aggregate amount of $8,000.



          (11) In December 1999, we issued and sold an aggregate of 5,000 shares of our common stock to a vendor in payment of an invoice in the amount of $8,000.



          (12) In February 1999, we issued and sold an aggregate of 13,333,334 shares of our Series A Preferred Stock in exchange for cash in the aggregate amount of $7.0 million to six investors each of whom is a beneficial owner of more than 5% of our outstanding common stock.



          (13) In February 2000, we issued and sold an aggregate of 2,000,000 shares of our Series B Preferred Stock in exchange for cash in the aggregate amount of $5.0 million to five investors each of whom is a beneficial owner of more than 5% of our outstanding common stock.



          (14) In March 2000, we issued a warrant for an aggregate of 600,000 shares of our common stock to AT&T Solutions for an exercise price per share equal to one of the following: (i) if the common stock is listed on a national securities exchange, the average of the daily closing sale prices of our common stock on a national securities exchange, subject to certain events, (ii) if the common stock is not listed on a national securities exchange, the average of the closing sales price on the Nasdaq National Market, subject to certain events, or (iii) if the common stock is not listed on a national securities exchange or quoted on the Nasdaq National Market, the fair market value of our common stock as determined by our board of directors, subject to certain events.



          (15) In March 2000, we issued 431,742 shares of our common stock and notes payable totaling $1,350,000 in exchange for all outstanding shares of the common stock of ZCom Incorporated.

          (16) In July 2000, we issued and sold an aggregate of 2,009,273 shares of our Series C Preferred Stock in exchange for cash in the aggregate amount of $15.0 million to three "qualified institutional buyers," as defined in Rule 144A of the Securities Act of 1933, as amended. In addition, in connection with the sale of these shares, we sold an aggregate of 309,119 shares of our Series C Preferred Stock to funds controlled by an exisiting holder of our Series A Preferred Stock, Series B Preferred Stock and Common Stock who has pre-emptive rights.



          (17) In July 2000, we issued a warrant for 38,639 shares of our common stock to Deutsche Bank Securities, Inc., with an exercise price of $6.47 per share.



          (18) In July 2000, we issued a warrant for 15,000 shares of our common stock to Imperial Bank, with an exercise price of $6.47 per share.



          (19) In July 2000, we issued and sold an aggregate of 1,364,738 shares of our common stock and 1,221,042 shares of our restricted common stock to 23 employees of Alliance Consulting Group, Inc.



          (20) Since our inception and through June 24, 2000, we have granted options to purchase an aggregate of 8,746,182 shares of common stock to employees, directors and consultants under our 1997 Stock Incentive Compensation Plan and the 1999 Non-Employee Director Stock Option Plan at exercise prices ranging from $0.25 to $6.25 per share.



          (21) Since our inception and through June 24, 2000, we have granted options to purchase an aggregate of 270,000 shares of common stock to non-employee directors under our 1999 Non-Employee Director Stock Option Plan at an exercise price of $1.50 per share. All of these options remain outstanding, and no shares of our common stock have been issued pursuant to the exercise of these stock options.



     None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder and/ or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients in such transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS

     The Exhibits are as set forth on the Exhibit Index hereto.

(b) FINANCIAL STATEMENT SCHEDULES

                          SCHEDULE                            PAGE
                          --------                            ----
II -- Valuation and Qualifying Accounts.....................  S-1

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the Financial Statements or Notes thereto.

ITEM 17. UNDERTAKINGS

     We hereby undertake to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions referenced in Item 14 of this Registration Statement, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and we will be governed by the final adjudication of such issue.

     We hereby undertake that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1993, as amended, Emerald -- Delaware, Inc. has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on the 17th day of August, 2000.


                                          Emerald -- Delaware, Inc.

                                          By       /s/ MARTIN WRIGHT
                                            ------------------------------------
                                                       Martin Wright
                                               President and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


                   SIGNATURE                                   TITLE                     DATE
                   ---------                                   -----                     ----
               /s/ MARTIN WRIGHT                  President and Chief Executive    August 17, 2000
------------------------------------------------  Officer and Director (Principal
                (Martin Wright)                   Executive Officer)

                JERRY N. GRANT*                   Senior Vice President of         August 17, 2000
------------------------------------------------  Finance, Chief Financial
                (Jerry N. Grant)                  Officer and Director (Principal
                                                  Financial Officer)

                   NOGI ASP*                      Vice President -- Finance        August 17, 2000
------------------------------------------------  (Principal Accounting Officer)
                   (Nogi Asp)

              MICHAEL W. BEALMEAR*                Director                         August 17, 2000
------------------------------------------------
             (Michael W. Bealmear)

             CHARLES SCOTT GIBSON*                Director                         August 17, 2000
------------------------------------------------
             (Charles Scott Gibson)

               /s/ MICHAEL NORKUS                 President of Strategy Group      August 17, 2000
------------------------------------------------  Director
                (Michael Norkus)

              C. TOMS NEWBY, III*                 Director                         August 17, 2000
------------------------------------------------
              (C. Toms Newby, III)

               /s/ MARTIN WRIGHT*                                                  August 17, 2000
------------------------------------------------
                Attorney-in-Fact

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                            EMERALD SOLUTIONS, INC.
FOR THE YEARS ENDED DECEMBER 27, 1997, DECEMBER 26, 1998, AND DECEMBER 25, 1999

                                             BALANCE AT    CHARGED TO                 BALANCE
                                            BEGINNING OF   COSTS AND    DEDUCTIONS   AT END OF
               DESCRIPTION                      YEAR        EXPENSES       (1)         YEAR
               -----------                  ------------   ----------   ----------   ---------
YEAR ENDED DECEMBER 27, 1997:
  Valuation accounts deducted from assets:
     Allowance for doubtful accounts
       receivable.........................    $    --       $ 50,000     $     --    $ 50,000
YEAR ENDED DECEMBER 26, 1998:
  Valuation accounts deducted from assets:
     Allowance for doubtful accounts
       receivable.........................     50,000         30,105      (30,105)     50,000
YEAR ENDED DECEMBER 25, 1999:
  Valuation accounts deducted from assets:
     Allowance for doubtful accounts
       receivable.........................     50,000        229,084      (29,085)    249,999

-------------------------
(1) Represents amounts written off.

                                 EXHIBIT INDEX


EXHIBIT
NUMBER
-------
 1.1*     Form of Underwriting Agreement
 3.1      Amended and Restated Certificate of Incorporation of the
          Registrant as currently in effect
 3.2**    Form of Amended and Restated Certificate of Incorporation of
          the Registrant to be filed upon completion of the offering
 3.3      Bylaws of the Registrant as currently in effect
 3.4**    Bylaws of the Registrant as in effect upon completion of the offering
 4.1      Reference is made to Exhibits 3.1, 3.2, 3.3 and 3.4
 4.2**    Specimen certificate for common stock
 5.1      Opinion of Morrison & Foerster LLP
10.1*     Form of Indemnification Agreement between the Registrant and each of its directors and officers
10.2*     Employment Agreement dated January 27, 1997 between the
          Registrant and Martin Wright
10.3*     Employment Agreement dated January 7, 1997 between the
          Registrant and Jerry Grant
10.4*     Employment Agreement dated August 21, 1997 between the
          Registrant and Mark Markowitz
10.5*     Employment Agreement dated January 18, 1999 between the
          Registrant and Jim Gruher
10.6+     Professional Services Agreement between the Registrant and
          golfgateway.com (n/k/a Greens.com) dated as of September 15,
          1999
10.7*     1997 Stock Incentive Compensation Plan and forms of
          agreements thereunder
10.8*     1999 Non-Employee Director Stock Option Plan and form of
          agreements thereunder
10.9      2000 Employee Stock Purchase Plan
10.10+    General Agreement for Information Technology Projects
          between AT&T Corp. and the Registrant effective as of April
          15, 1998
10.11+    Strategic Alliance Agreement by and between the Registrant and AT&T Solutions Inc., effective as of March 15, 2000
10.12     2000 Stock Incentive Plan
23.1      Consent and report on schedule of KPMG LLP, independent
          auditors
23.2      Consent of Counsel (see Exhibit 5.1)
23.3      Consent of KPMG LLP, independent auditors
23.4      Consent of KPMG LLP, independent auditors
24.1      Power of Attorney (Registration Statement signature page)
27.1      Financial Data Schedules


-------------------------
+ We have requested confidential treatment by the Commission of those portions of the exhibit omitted and marked with an asterisk. The omitted portions have been separately filed with the Commission.

* Previously filed.

** To be filed by amendment.